Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

PEBBLEBROOK HOTEL TRUST,

PEBBLEBROOK HOTEL, L.P.,

PING MERGER SUB, LLC,

PING MERGER OP, LP,

LASALLE HOTEL PROPERTIES

and

LASALLE HOTEL OPERATING PARTNERSHIP, L.P.

Dated as of September 6, 2018

i

EXHIBITS

Exhibit A – Form of Amended and Restated Operating Partnership Agreement

Exhibit B-1, B-2, B-3 and B-4 – Company and Parent Tax Letters

Exhibit C-1 and C-2 – Forms of Articles Supplementary of Parent

Exhibit D – Form of Amendment to the Parent OP Agreement

Exhibit E – Form of Company Counsel REIT Tax Opinion

Exhibit F – Form of Company Counsel Reorganization Tax Opinion

Exhibit G – Form of Parent Counsel REIT Tax Opinion

Exhibit H – Form of Parent Counsel Reorganization Tax Opinion

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 6, 2018, by and among: Pebblebrook Hotel Trust, a Maryland real estate investment trust (“Parent”); Pebblebrook Hotel, L.P., a Delaware limited partnership (“Parent OP”); Ping Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”); Ping Merger OP, LP, a Delaware limited partnership (“Merger OP” and, collectively with Parent, Parent OP and Merger Sub, the “Parent Parties”); LaSalle Hotel Properties, a Maryland real estate investment trust (the “Company”); and LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership and whose sole general partner is the Company (the “Operating Partnership” and, together with the Company, the “Company Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in Section 1.1.

RECITALS

A.            Parent, as the sole member of Merger Sub has approved this Agreement and determined that it is advisable and in the best interests of Merger Sub to enter into this Agreement and consummate the merger of the Company with and into Merger Sub (the “Company Merger”), with Merger Sub surviving the Company Merger as a wholly-owned Subsidiary of Parent pursuant to the Maryland REIT Law (the “MRL”) and the Maryland Limited Liability Company Act (the “MD LLC Act”), pursuant to which each outstanding common share of beneficial interest, par value $0.01 per share, of the Company (the “Company Common Shares”) (other than Excluded Shares) shall be converted into the right to receive the Merger Consideration, each outstanding share of the 6.375% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Company (“Company Series I Preferred Shares”) shall be converted into the right to receive the Series I Preferred Share Merger Consideration and each outstanding share of the 6.3% Series J Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Company (“Company Series J Preferred Shares” and, together with the Company Series I Preferred Shares, the “Company Preferred Shares”) shall be converted into the right to receive the Series J Preferred Share Merger Consideration, all upon the terms and conditions of this Agreement.

B.            The board of trustees of the Company (the “Company Board”) has (a) approved this Agreement, the Mergers and the other Transactions, (b) determined that this Agreement, the Mergers and the other Transactions are advisable and in the best interests of the Company, its shareholders and the limited partners of the Operating Partnership and (c) resolved to recommend that its shareholders approve the Company Merger.

C.            Each of the Company, as the sole general partner of the Operating Partnership, and Ping Merger OP GP, LLC, a Delaware limited liability company (“Merger OP GP”), as the sole general partner of Merger OP, have approved this Agreement and determined that it is advisable and in the best interests of their respective limited partners to consummate the merger of Merger OP with and into the Operating Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the Operating Partnership surviving the Partnership Merger in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), pursuant to which each outstanding common unit of the Operating

Partnership (the “Operating Partnership Common Units”) shall be converted into the right to receive partnership interests in Parent OP, upon the terms and conditions of this Agreement.

D.            Parent, in its capacity as the sole general partner of Parent OP and sole member of Merger Sub, and Merger OP GP, in its capacity as the sole general partner of Merger OP, have taken all actions required for the execution of this Agreement by Merger Sub and Merger OP and to adopt and approve this Agreement, to approve the consummation by Merger Sub and Merger OP of the Mergers, the issuance of Parent Common Shares contemplated by this Agreement, subject to obtaining Parent Shareholder Approval (the “Parent Share Issuance”), and the issuance of Parent Preferred Shares contemplated by this Agreement, as applicable.

E.            For U.S. federal income Tax purposes, it is intended that (a) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (b) the Partnership Merger constitute an “assets-over” merger under Treasury Regulations Section 1.708-1(c)(3)(i).

F.             The Company has terminated the Agreement and Plan of Merger, dated as of May 20, 2018, by and among BRE Landmark Parent L.P., BRE Landmark L.P., BRE Landmark Acquisition L.P., the Company and the Operating Partnership (the “Blackstone Merger Agreement”) in accordance with its terms, and, in connection with the termination of the Blackstone Merger Agreement and the entry into this Agreement, Parent has paid the Company Termination Fee (as defined in the Blackstone Merger Agreement) on behalf of the Company to BRE Landmark Parent L.P.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Definitions.

(a)           As used herein, the following terms have the following meanings:

“1964 Civil Rights Acts” means the Civil Rights Act of 1964.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms no more favorable in any material respect to the counterparty thereto than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement may contain provisions that permit the Company and Parent, as applicable, to comply with the provisions of Section 5.3.  Notwithstanding the foregoing, a Person who entered into a confidentiality agreement with the Company on or after April 9, 2018 relating to a potential acquisition of, or business combination with, the Company that remains in effect shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes of this Agreement.

“Acquired Companies” means the Company and each of its Subsidiaries, including, for the avoidance of doubt, the Operating Partnership, collectively.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information or discussions from a Third Party that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer from any Third Party relating to, in a single transaction or series of related transactions: (i) any direct or indirect acquisition or issuance (whether by merger, consolidation or otherwise) of twenty percent (20%) or more of any class of the equity interests in the Company (by vote or by value) or twenty percent (20%) or more of any class of the equity interests or general partnership interests in the Operating Partnership (by vote or by value) by any Third Party; (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the consolidated assets of the Acquired Companies, taken as a whole (as determined on a book value basis (including Indebtedness secured solely by such assets)); (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any class of equity interest in any Entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the consolidated assets of the Acquired Companies, taken as a whole (as determined on a book value basis (including Indebtedness secured solely by such assets)); (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding Company Common Shares (or any class of voting securities of the Company) or twenty percent (20%) or more of the outstanding equity interests or general partnership interests in the Operating Partnership; (v) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company; (vi) any other transaction or series of related transactions pursuant to which any Third Party proposes to acquire control of assets of any Acquired Company having a fair market value equal to or greater than twenty percent (20%) of the fair market value of all of the assets of the Acquired Companies, taken as a whole, immediately prior to such transaction; or (vii) any combination of the foregoing.

“ADA” means the Americans with Disabilities Act.

“ADEA” means the Age Discrimination in Employment Act.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

“Company Benefit Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other benefit arrangement, including share bonus, share purchase, share option, restricted shares, share appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, vacation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, Contract, arrangement or agreement sponsored, maintained or contributed or required to be contributed to by the Acquired Companies or any Company ERISA Affiliate or with respect to which any Acquired Company or any Company ERISA Affiliate has any Liability.

“Company Compensatory Award” means each Deferred Share Award, Performance Award and Company Restricted Share.

“Company Declaration of Trust” means the Company’s declaration of trust (including all articles of amendment and articles supplementary).

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Incentive Plan” means each of the Company’s 1998 Share Option and Incentive Plan, the Company’s 2009 Equity Incentive Plan and the Company’s 2014 Equity Incentive Plan, in each case, including any amendments.

“Company ERISA Affiliate” means any Entity, trade or business (whether or not incorporated) that is considered a single employer together with the Company or any ERISA Affiliate under ERISA Section 4001(b) or Code Section 414.

“Company Franchise Agreement Documents” means any franchise, trademark or license agreement entered into by any of the Acquired Companies pursuant to which any Company Real Property is flagged under a hotel brand owned by any Third Party (each a “Company Franchise Company”), and each amendment, guarantee, license (whether with the Company Franchise Company or any Affiliate thereof) or other Contract related to such franchise agreement and entered into by any of the Acquired Companies, in each case that are material to any Company Real Property.

“Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Acquired Companies.

“Company Management Agreement Documents” means the management agreements entered into by any of the Acquired Companies pursuant to which any Third Party manages or operates any Company Real Property (each a “Company Management Company”) on behalf of any of the Acquired Companies and each amendment, guarantee, license or franchise agreement (whether with the Company Management Company or any Affiliate thereof) or other Contracts related to such management agreements and entered into by any of the Acquired Companies, in each case that are material to any Company Real Property.

“Company Material Adverse Effect” means, with respect to the Company Parties, any Effect that has had or would reasonably be expected to have a material adverse effect on (I) the business, financial condition, assets, properties or results of operations of the Acquired Companies, taken as a whole, or (II) the ability of the Company Parties to timely consummate the Mergers prior to the End Date; provided that, for purposes of clause (I), in no event shall any of the following Effects, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred a Company Material Adverse Effect: (i) changes in the Company’s share price or trading volume; (ii) any failure by the Company to meet, or changes to, published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided, that the exception in this clause (ii) and in clause (i) shall not in any way prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect); (iii) changes in general business, economic or political conditions in the United States or any other country or region in the world; (iv) conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (v) changes in conditions in the industries in which the Acquired Companies conduct business, including changes in conditions in the real estate industry generally or the lodging industry generally; (vi) changes in political conditions in the United States or any other country or region in the world; (vii) acts of hostilities, war, sabotage or terrorism, including cyber-terrorism (including any outbreak, escalation or general worsening of any such acts) in the United States or any other country or region in the world; (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters or acts of God or weather conditions in the United States or any other country or region in the world, or any escalation of the foregoing; (ix) the entry into or the announcement, pendency or performance of this Agreement or the Transactions or the consummation of any Transactions, including (A) the identity of Parent and its Affiliates, (B) by reason of any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies following the Closing, (C) the failure to obtain any Third Party consent in connection with the Transactions, and (D) the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, franchisors, managers, lenders, suppliers, vendors, business partners, employees or any other Persons; (x) (A) any action taken, or failure to take action, in each case to which Parent has in writing expressly approved, consented to or requested, (B) the taking of any action expressly required by this Agreement or (C) the failure to take any action expressly prohibited by this Agreement; (xi) changes in Law, regulation or other legal or regulatory conditions (or the interpretation thereof); (xii) changes in GAAP or other accounting standards

(or the interpretation thereof); and (xiii) any claim or Legal Proceeding asserted or commenced by or on behalf of any of the current or former shareholders or equityholders of the Company or any Subsidiary of the Company (or on behalf of the Company or any Subsidiary of the Company, but in any event only in their capacities as current or former shareholders or equityholders) arising out of this Agreement or the Mergers; provided that, in each of the foregoing clauses (iii), (iv), (v), (vi), (vii), (viii), (xi) and (xii), such Effects referred to therein may be taken into account to the extent that the Company is disproportionally affected relative to other companies in the United States in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect; provided, further, that clause (ix) shall not apply to the use of Company Material Adverse Effect in Section 3.18 (or Section 6.2(a) as it relates to Section 3.18).

“Company Permitted Liens” means (i) Liens disclosed on the Most Recent Company Balance Sheet, (ii) Liens for Taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, the existence of which does not, and would not reasonably be expected to, materially interfere with the present use of any of the Company Real Property subject thereto or affected thereby, and do not otherwise have a Company Material Adverse Effect (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use or occupancy of real property or the operation of the business thereon or which do not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, (v) conditions, covenants, restrictions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property owned or leased by the Company which are disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys performed by the Company as of the date hereof and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, (vi) Liens imposed by Law, (vii) rights of tenants or other parties in possession, without any right of first refusal, right of first offer or other option to purchase any Company Real Property (or any portion thereof), (viii) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way and (ix) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

“Company Prior Sale Agreements” means any purchase or sale Contract relating to any real property or leasehold interest in any Company Ground Lease conveyed, transferred,

assigned or otherwise disposed of by the Company or any of its Subsidiaries since January 1, 2014, except for easements and similar interests.

“Company Real Property” means, collectively, the Company Owned Real Property and the Company Ground Leased Real Property.

“Company Shareholders Meeting” means the meeting of the Company’s shareholders for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.

“Company Tax Protection Agreements” means any Contract to which the Company or a Subsidiary of the Company is a party pursuant to which: (a) any Liability to holders of equity of a Subsidiary of the Company (including holders of Operating Partnership Units) relating to Taxes may arise and give rise to an indemnity obligation by the Company or any Subsidiary of the Company, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of equity of a Company Subsidiary (including holders of Operating Partnership Units), the Company or any of the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allow a partner or member to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, (v) only dispose of assets in a particular manner, (vi) use (or refrain from using) a specific method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties, and/or (vii) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; or (c) limited partners of the Operating Partnership have guaranteed debt of the Operating Partnership.

“Company Termination Fee” means an amount equal to $112,000,000.

“Company Transfer Right” means, with respect to the Company or any Acquired Company, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which the Company or any Acquired Company, on the one hand, or another Person, on the other hand, could be required to purchase or sell the applicable equity interests of any Person or any real property.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Parent, dated as of May 5, 2018.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, deed of trust, debenture, note, option, warrant, warranty, purchase order, license, Permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Davis Bacon Act” means the Davis-Bacon Act of 1931.

“Debt Financing Sources” means the Persons that have committed to provide or arrange all or any part of the Debt Financing in connection with the Mergers, including the parties to the Debt Financing Commitment from time to time.

“Effect” means any effect, change, event, occurrence, circumstance or development.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any Legal Proceedings or Orders alleging potential responsibility or Liability arising out of (a) the presence, release or threatened release of any Hazardous Materials at any location or (b) any violation or alleged violation of any Environmental Law.

“Environmental Law” means any Law concerning pollution or protection of the environment, including any Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any harmful or deleterious material.

“Environmental Permits” means all Permits issued or required under applicable Environmental Law.

“Equal Pay Act” means the Equal Pay Act of 1963.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FLSA” means the Fair Labor Standards Act.

“FMLA” means the Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any officer or employee of a Governmental Entity, including state-owned Entities, or of a public organization or any Person acting in an official capacity for or on behalf of any Governmental Entity or public organization.

“Governmental Entity” means any federal, domestic, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all substances, materials or wastes that are defined or classified or regulated as hazardous, toxic, explosive or radioactive, as pollutants or contaminants, or any other terms of similar meaning, under Environmental Law, including petroleum or petroleum distillates, asbestos, radon, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication, all (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by notes, debentures or similar instruments, (c) obligations of such Person under leases required to be treated as capitalized leases in accordance with GAAP, (d) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances or similar credit transactions have been drawn upon, (e) net obligations of such Person in respect of interest rate, currency and other swaps, hedges or similar arrangements, (f) obligations of such Person to guarantee any of the foregoing types of payment obligations on behalf of any other Person and (g) all outstanding prepayment premium obligations of such Person, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (e); provided that, for clarification, Indebtedness shall not include “trade debt” or “trade payables.”  Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Acquired Companies or the Parent Companies, as applicable.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (a) patents and patent applications of any kind (collectively, “Patents”); (b) rights in registered and unregistered trademarks, service marks, trade names, logos and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works, and all copyright registrations and applications (collectively, “Copyrights”); (d) rights under applicable trade secret Law in any information, including inventions, discoveries and invention disclosures (whether or not patented), compilations, programs, methods, strategies, techniques and processes, in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use; and (e) any and all other intellectual property rights under applicable Law.

“IRS” means the Internal Revenue Service.

“Knowledge of Parent”, or “to Parent’s Knowledge”, whether or not capitalized, or any similar expression used with respect to Parent, means the actual knowledge of Parent’s Chief Executive Officer, Chief Financial Officer or Chief Investment Officer.

“Knowledge of the Company”, or “to the Company’s Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, Permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Proceeding” means any lawsuit, court action, arbitration or other proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or undertaking and those arising as a result of any act or omission.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse restriction in respect of such property or asset.

“made available to Parent” means that such information, document or material was: (a) publicly available on the SEC EDGAR database prior to the execution of this Agreement; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form prior to the execution of this Agreement; or (c) made available for review by Parent or Parent’s Representatives prior to 8:00 p.m. Eastern time on the day prior to the date of this Agreement in the virtual data room maintained by the Company in connection with the Mergers.

“made available to the Company” means that such information, document or material was: (a) publicly available on the SEC EDGAR database prior to the execution of this Agreement; (b) delivered to the Company or the Company’s Representatives via electronic mail or in hard copy form prior to the execution of this Agreement; or (c) made available for review by the Company or the Company’s Representatives prior to 8:00 p.m. Eastern time on the day prior to the date of this Agreement in the virtual data room maintained by Parent in connection with the Mergers.

“Material Company Lease” means any lease, sublease or occupancy agreement of real property (other than Company Ground Leases) under which any of the Acquired Companies is the tenant or subtenant or serves in a similar capacity, (a) providing for annual rentals of $250,000 or more or (b) demising more than 5,000 square feet of space, in each case other than agreements exclusively among the Acquired Companies.

“Material Company Space Lease” means any lease, sublease, license or occupancy agreement of real property (other than Company Ground Leases) under which any of the Acquired Companies is the landlord or sub-landlord or serves in a similar capacity, (a) providing for annual rentals of $250,000 or more or (b) demising more than 5,000 square feet of space, in each case other than agreements exclusively among the Acquired Companies.

“Material Parent Lease” means any lease, sublease or occupancy agreement of real property (other than Parent Ground Leases) under which any of the Parent Companies is the tenant or subtenant or serves in a similar capacity, (a) providing for annual rentals of $250,000 or more or (b) demising more than 5,000 square feet of space, in each case other than agreements exclusively among the Parent Companies.

“Material Parent Space Lease” means any lease, sublease, license or occupancy agreement of real property (other than Parent Ground Leases) under which any of the Parent Companies is the landlord or sub-landlord or serves in a similar capacity, (a) providing for annual rentals of $250,000 or more or (b) demising more than 5,000 square feet of space, in each case other than agreements exclusively among the Parent Companies.

“Most Recent Company Balance Sheet” means the consolidated balance sheet of the Acquired Companies as of June 30, 2018, and the footnotes thereto, set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2018.

“Most Recent Parent Balance Sheet” means the consolidated balance sheet of the Parent Companies as of June 30, 2018, and the footnotes thereto, set forth in Parent’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2018.

“NYSE” means the New York Stock Exchange.

“Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 29, 1998, among the Company and the other partners named therein, as amended by the First Amendment thereto, dated as of March 6, 2002, the Second Amendment thereto, dated as of September 30, 2003, the Third Amendment thereto, dated as of August 31, 2005, the Fourth Amendment thereto, dated as of August 22, 2005, the Fifth Amendment thereto, dated as of February 8, 2006, the Sixth Amendment thereto, dated November 17, 2006, the Seventh Amendment thereto, dated November 17, 2006, the Eighth Amendment thereto, dated April 15, 2009, the Ninth Amendment thereto, dated January 24, 2011, the Tenth Amendment thereto, dated March 4, 2013 and the Eleventh Amendment thereto, dated May 25, 2016.

“Operating Partnership Common Unit” shall mean a limited partnership interest in the Operating Partnership designated as a “Partnership Unit” under the Operating Partnership Agreement.

“Operating Partnership Preferred Units” means the Operating Partnership Series I Preferred Units and the Operating Partnership Series J Preferred Units.

“Operating Partnership Series I Preferred Unit” means a limited partnership interest in the Operating Partnership designated as a “6.375% Series I Cumulative Redeemable Preferred Unit” under the Operating Partnership Agreement.

“Operating Partnership Series J Preferred Unit” means a limited partnership interest in the Operating Partnership designated as a “6.3% Series J Cumulative Redeemable Preferred Unit” under the Operating Partnership Agreement.

“Operating Partnership Units” means the Operating Partnership Common Units and the Operating Partnership Preferred Units.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended and in effect on the date hereof, (c) if such Entity is a trust, such Entity’s declaration of trust, by-laws and similar organizational documents, as amended and in effect on the date hereof, and (d) if such Entity is a limited partnership, such Entity’s certificate of limited partnership, partnership agreement and similar organizational documents, as amended and in effect on the date hereof.

“Parent Benefit Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other benefit arrangement, including share bonus, share purchase, share option, restricted shares, share appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, vacation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, Contract, arrangement or agreement sponsored, maintained or contributed or required to be contributed to by the Parent Companies or any Parent ERISA Affiliate or with respect to which any Parent Company or any Parent ERISA Affiliate has any Liability.

“Parent Board” means the board of trustees of Parent.

“Parent Companies” means Parent and each of its Subsidiaries, including, for the avoidance of doubt, Parent OP, Merger Sub and Merger OP, collectively.

“Parent Compensatory Award” means each award under the Parent Equity Plan.

“Parent Declaration of Trust” means Parent’s declaration of trust (including all articles of amendment and articles supplementary).

“Parent Equity Plan” means the Parent’s 2009 Equity Incentive Plan, as amended and restated effective July 10, 2012, as amended by Amendment No. 1 to the Parent’s 2009 Equity Incentive Plan, effective July 7, 2016, and as amended by Amendment No. 2 to the Parent’s 2009 Equity Incentive Plan, effective February 15, 2017, as it may be amended from time to time.

“Parent ERISA Affiliate” means any Entity, trade or business (whether or not incorporated) that is considered a single employer together with Parent or any ERISA Affiliate under ERISA Section 4001(b) or Code Section 414.

“Parent Franchise Agreement Documents” means any franchise, trademark or license agreement entered into by any of the Parent Companies pursuant to which any Parent Real Property is flagged under a hotel brand owned by any Third Party (each a “Parent Franchise Company”), and each amendment, guarantee, license (whether with the Parent Franchise Company or any Affiliate thereof) or other Contract related to such franchise agreement and entered into by any of the Parent Companies, in each case that are material to any Parent Real Property.

“Parent Intellectual Property Assets” means all Intellectual Property Assets owned by the Parent Companies.

“Parent Management Agreement Documents” means the management agreements entered into by any of the Parent Companies pursuant to which any Third Party manages or operates any Parent Real Property (each a “Parent Management Company”) on behalf of any of the Parent Companies and each amendment, guarantee, license or franchise agreement (whether with the Parent Management Company or any Affiliate thereof) or other Contracts related to such management agreements and entered into by any of the Parent Companies, in each case that are material to any Parent Real Property.

“Parent Material Adverse Effect” means, with respect to the Parent Parties, any Effect that has had or would reasonably be expected to have a material adverse effect on (I) the business, financial condition, assets, properties or results of operations of the Parent Companies, taken as a whole, or (II) the ability of the Parent Parties to timely consummate the Mergers prior to the End Date; provided that, for purposes of clause (I), in no event shall any of the following Effects, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred a Parent Material Adverse Effect: (i) changes in Parent’s share price or trading volume; (ii) any failure by Parent to meet, or changes to, published revenue, earnings or other financial projections, or any failure by Parent to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided, that the exception in this clause (ii) and in clause (i) shall not in any way prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Parent Material Adverse Effect); (iii) changes in general business, economic or political conditions in the United States or any other country or region in the world; (iv) conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (v) changes in conditions in the industries in which the Parent Companies conduct business, including changes in conditions in the real estate industry generally or the lodging industry generally; (vi) changes in political conditions in the United States or any other country or region in the world; (vii) acts of hostilities, war, sabotage or terrorism, including cyber-terrorism (including any outbreak, escalation or general worsening of any such acts) in the United States or any other country or region in the world; (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters or acts of God or weather conditions in the United States or any other country or region in the world, or any escalation of the foregoing; (ix) the entry into or the announcement, pendency or performance of this Agreement or the Transactions or the consummation of any Transactions, including (A) the identity of Parent and its Affiliates, (B) by reason of any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Parent Companies following the Closing, (C) the failure to obtain any Third Party consent in connection with the Transactions, and (D) the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, franchisors, managers, lenders, suppliers, vendors, business partners, employees or any other Persons; (x) (A) any action taken, or failure to take action, in each case to which Parent has in writing expressly approved, consented to or requested, (B) the taking of any action expressly required by this Agreement or (C) the failure to take any action expressly prohibited by this Agreement; (xi) changes in Law, regulation or other legal or regulatory conditions (or the interpretation thereof); (xii) changes in GAAP or other accounting standards (or the interpretation thereof); and (xiii) any claim or Legal Proceeding asserted or commenced by or on behalf of any of the current or former shareholders or equityholders of Parent or any Subsidiary of Parent (or on behalf of Parent or any Subsidiary of Parent, but in any event only in their capacities as current or former shareholders or equityholders) arising out of this Agreement or the Mergers; provided that, in each of the foregoing clauses (iii), (iv), (v), (vi), (vii), (viii), (xi) and (xii), such Effects referred to therein may be taken into account to the extent that Parent is disproportionally affected relative to other companies in the United States in the industry in which the Parent Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Parent Material Adverse Effect; provided, further, that clause (ix) shall not apply to the use of Parent Material Adverse Effect in Section 4.18 (or Section 6.3(a) as it relates to Section 4.18).

“Parent OP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Parent OP, dated as of December 13, 2013, as amended by the First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Parent OP, dated as of September 30, 2014, and as amended by the Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Parent OP, dated as of June 8, 2016, as it may be amended from time to time.

“Parent OP Common Unit” shall mean a limited partnership interest in Parent OP designated as a “Common Unit” under the Parent OP Agreement.

“Parent OP Preferred Units” means the Parent OP Series C Preferred Units, the Parent OP Series D Preferred Units, the Parent OP Series E Preferred Units and the Parent OP Series F Preferred Units.

“Parent OP Series C Preferred Unit” means a limited partnership interest in Parent OP designated as a “6.50% Series C Cumulative Redeemable Preferred Unit” under the Parent OP Agreement.

“Parent OP Series D Preferred Unit” means a limited partnership interest in Parent OP designated as a “6.375% Series D Cumulative Redeemable Preferred Unit” under the Parent OP Agreement.

“Parent OP Series E Preferred Unit” means a limited partnership interest in Parent OP to be designated as a “6.375% Series E Cumulative Redeemable Preferred Unit” under the Parent OP Agreement, as amended in accordance with Section 5.23.

“Parent OP Series F Preferred Unit” means a limited partnership interest in Parent OP to be designated as a “6.3% Series F Cumulative Redeemable Preferred Unit” under the Parent OP Agreement, as amended in accordance with Section 5.23.

“Parent OP Units” means the Parent OP Common Units and the Parent OP Preferred Units.

“Parent Permitted Liens” means (i) Liens disclosed on the Most Recent Parent Balance Sheet, (ii) Liens for Taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, the existence of which does not, and would not reasonably be expected to, materially interfere with the present use of any of the Parent Real Property subject thereto or affected thereby, and do not otherwise have a Parent Material Adverse Effect, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use or occupancy of real property or the operation of the business thereon or which do not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, (v) conditions, covenants, restrictions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property owned or leased by Parent which are disclosed on existing title reports or existing surveys or which would be shown on current title report or current surveys performed by Parent as of the date hereof and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, (vi) Liens imposed by Law, (vii) rights of tenants or other parties in possession, without any right of first refusal, right of first offer or other option to purchase any Parent Real Property (or any portion thereof), (viii) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way and (ix) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

“Parent Preferred Shares” means, collectively, the Parent Series C Preferred Shares, the Parent Series D Preferred Shares, the Parent Series E Preferred Shares and the Parent Series F Preferred Shares.

“Parent Prior Sale Agreements” means any purchase or sale Contract relating to any real property or leasehold interest in any Parent Ground Lease conveyed, transferred, assigned or otherwise disposed of by Parent or any of its Subsidiaries since January 1, 2014, except for easements and similar interests.

“Parent Real Property” means, collectively, the Parent Owned Real Property and the Parent Ground Leased Real Property.

“Parent Series C Preferred Shares” means the 6.50% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, of Parent.

“Parent Series D Preferred Shares” means the 6.375% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, of Parent.

“Parent Series E Preferred Shares” means the 6.375% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, of Parent, with the terms of the Parent Series E Preferred Shares set forth in the articles supplementary substantially in the form set forth in Exhibit C-1, having the rights, preferences, privileges and voting powers materially unchanged from those of the Company Series I Preferred Shares immediately prior to the Company Merger.

“Parent Series F Preferred Shares” means the 6.3% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, of Parent, with the terms of the Parent Series F Preferred Shares set forth in the articles supplementary substantially in the form set forth in Exhibit C-2, having the rights, preferences, privileges and voting powers materially unchanged from those of the Company Series J Preferred Shares immediately prior to the Company Merger.

“Parent Shareholders Meeting” means the meeting of Parent’s shareholders for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

“Parent Tax Protection Agreements” means any Contract to which Parent or a Subsidiary of Parent is a party pursuant to which: (a) any Liability to holders of equity of a Subsidiary of Parent (including holders of Parent OP Units) relating to Taxes may arise and give rise to an indemnity obligation by Parent or any Subsidiary of Parent, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of equity of a Parent Subsidiary (including holders of Parent OP Units), Parent or any of the Parent Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allow a partner or member to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, (v) only dispose of assets in a particular manner, (vi) use (or refrain from using) a specific method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties, and/or (vii) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; or (c) limited partners of Parent OP have guaranteed debt of Parent OP.

“Parent Termination Fee” means an amount equal to $81,000,000.

“Parent Transfer Right” means, with respect to Parent or any Parent Company, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which Parent or any Parent Company, on the one hand, or another Person, on the other hand, could be required to purchase or sell the applicable equity interests of any Person or any real property.

“Pre-Signing Date Parent Common Share Price” means the mean of the high and low selling prices of a share of Parent Common Shares determined by reference to the mean of the high and low selling prices of a share of Parent Common Shares on the New York Stock Exchange on the last business day before the date of this Agreement, as reported by Bloomberg (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties).

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, Entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Representatives” means, with respect to any Person, the trustees, directors, officers, employees, agents, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Contract Act” means the McNamara — O’Hara Service Contract Act of 1965.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal Entity (i) of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting interests or value of such corporation, partnership, limited liability company, joint venture or other legal Entity, or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Subsidiary REIT” means any Subsidiary that for the applicable period has filed an election under Code Section 856(c) to be taxed as a REIT or otherwise intended (or intends) to qualify as a REIT for the applicable period.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the references to twenty percent (20%) included in the definition of Acquisition Proposal increased to fifty percent (50%)) that: (i) includes a proposed Alternative Acquisition Agreement with respect thereto or confirms in writing that any purchase agreement in connection therewith will be on substantially the same terms as this Agreement, and is not withdrawn; (ii) is made by a Third Party that did not result from a breach of Section 5.3; (iii) is on terms that the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, would result, if consummated, in a transaction that is more favorable to the holders of Company Common Shares (solely in their capacity as such) from a financial point of view than the Mergers, taking into consideration, among other things, all of the terms and conditions of such Acquisition Proposal and this Agreement (including any revisions to the terms of this Agreement proposed by Parent in writing prior to the time of such determination as set forth in Section 5.3(d)), and (iv) is reasonably likely to be completed in accordance with its terms, in each case taking into account all legal, financial, financing, regulatory approvals, conditionality, identity of the Third Party making the Acquisition Proposal, certainty and likelihood of closing, breakup fee provisions and other aspects of such Acquisition Proposal and this Agreement that the Company Board (or a committee thereof) deems relevant (including any revisions to the terms of this Agreement proposed by Parent in writing prior to the time of such determination as set forth in Section 5.3(d)).

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, severance, stamp, occupation, windfall profits, profits, environmental, customs, duties, capital stock, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, estimated, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any taxing authority, and including any obligations to indemnify or otherwise assume or succeed to the tax Liability of another Person.

“Tax Return” means any return, report, document, declaration or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company Parties, the Parent Parties or any Affiliates thereof.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving any of the Company Parties, the Parent Parties, the Company Board, the Parent Board, any committees thereof and/or any of the Company’s or Parent’s trustees or officers relating directly or indirectly to this Agreement or the Blackstone Merger Agreement, the Mergers or any of the Transactions or disclosures of a party relating to the Transactions (including any such claim or Legal Proceeding based on allegations that the parties’ entry into this Agreement or the terms and conditions of this Agreement or the Blackstone Merger Agreement or any of the Transactions constituted a breach of the fiduciary duties of any trustee or officer of any party).

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“VWAP of Parent Common Shares” means the volume weighted average price of Parent Common Shares for a five (5) trading day period, starting with the opening of trading on the first trading day of such period to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“Walsh Healey Act” means the Walsh — Healey Act of 1936.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, as amended, or any state or local Law requiring advance notice of termination to employees.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(c)
Alternative Financing	Section 5.13(c)
Alternative Financing Commitments	Section 5.13(c)
Articles of Merger	Section 2.3(b)
Bankruptcy and Equity Exception	Section 3.8(c)
Cash Consideration	Section 2.5(a)
Cash Election	Section 2.6(b)
Cash Election Shares	Section 2.6(b)
Certificate	Section 2.9(b)
Change in Recommendation	Section 5.3(c)
Chosen Courts	Section 8.5
Citigroup	Section 3.20
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Closing Dividend Date	Section 5.16(d)
Common Share Consideration	Section 2.5(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.16(a)
Company Capital Shares	Section 3.3(a)
Company Capitalization Date	Section 3.3(a)
Company Common Shares	Recitals
Company Distribution	Section 5.16(a)
Company Ground Lease	Section 3.6(b)
Company Ground Leased Real Property	Section 3.6(b)
Company Management Company Employee	Section 3.13(a)
Company Material Contract	Section 3.8(c)
Company Merger	Recitals
Company Merger Effective Time	Section 2.3(b)
Company Owned Real Property	Section 3.6(a)
Company Parties	Preamble
Company Permits	Section 3.9(a)
Company Preferred Shares	Recitals
Company Record Date	Section 2.6
Company Restricted Shares	Section 2.10(a)
Company SEC Documents	Section 3.4(a)
Company Series I Preferred Shares	Recitals
Company Series J Preferred Shares	Recitals
Company Shareholder Approval	Section 3.16(a)
Company Third Party IP Rights	Section 3.14(b)(iii)
Continuing Employee	Section 5.9(a)
Current Premium	Section 5.10(a)

Term	Section
Debt Financing	Section 4.24
Debt Financing Commitment	Section 4.24
Debt Financing Documents	Section 5.13(a)
Deferred Share Award	Section 2.10(c)
DLA Piper	Section 5.17(g)
DRULPA	Recitals
DSOS	Section 2.3(c)
Election	Section 2.6(b)
Election Deadline	Section 2.6(c)
Election Form	Section 2.6(a)
End Date	Section 7.1(b)
Exchange Agent	Section 2.9(a)
Exchange Agent Agreement	Section 2.9(a)
Exchange Fund	Section 2.9(a)
Exchange Ratio	Section 2.5(a)
Excluded Shares	Section 2.5(a)
FCPA	Section 3.9(c)
Financing Activities	Section 5.13(d)
Form S-4	Section 3.18
Fractional Share Consideration	Section 2.5(a)
Goldman Sachs	Section 3.20
Goodwin	Section 5.17(g)
Hunton	Section 5.17(g)
Indemnified Party	Section 5.10(b)
Indemnified Party Proceeding	Section 5.10(b)
Joint Proxy Statement	Section 3.18
Mailing Date	Section 2.6(a)
Maximum Cash Shares	Section 2.7(a)
MD LLC Act	Recitals
Merger Cash Proration Factor	Section 2.7(b)(i)
Merger Consideration	Section 2.5(a)
Merger OP	Preamble
Merger OP GP	Recitals
Merger Sub	Preamble
Mergers	Recitals
Merrill Lynch	Section 4.20
MGCL	Section 3.23
Minority Limited Partner	Section 2.8(a)
MRL	Recitals
New Parent OP Common Units	Section 2.8(a)
Operating Partnership	Preamble
Operating Partnership Common Units	Recitals
Parent	Preamble
Parent-Approved Transaction	Section 5.15(a)
Parent Board Recommendation	Section 4.16(a)

Term	Section
Parent Capital Shares	Section 4.3(a)
Parent Capitalization Date	Section 4.3(a)
Parent Common Quarterly Dividend	Section 5.2(b)
Parent Common Shares	Section 2.5(a)
Parent Ground Lease	Section 4.6(b)
Parent Ground Leased Real Property	Section 4.6(b)
Parent Management Company Employee	Section 4.13(a)
Parent Material Contract	Section 4.8(c)
Parent OP	Preamble
Parent Owned Real Property	Section 4.6(a)
Parent Parties	Preamble
Parent Permits	Section 4.9(a)
Parent SEC Documents	Section 4.4(a)
Parent Share Issuance	Recitals
Parent Shareholder Approval	Section 4.16(a)
Parent Third Party IP Rights	Section 4.14(b)(iii)
Partnership Merger	Recitals
Partnership Merger Certificate	Section 2.3(c)
Partnership Merger Effective Time	Section 2.3(c)
Performance Award	Section 2.10(b)
Permit	Section 3.9(a)
Preferred Merger Consideration	Section 2.5(b)(ii)
QRS	Section 3.11(b)
Qualifying Income	Section 7.4(a)
Raymond James	Section 4.19
Registered Company Intellectual Property Assets	Section 3.14(a)
Registered Parent Intellectual Property Assets	Section 4.14(a)
REIT	Section 3.11(b)
Restricted Commitment Amendments	Section 5.13(a)
SDAT	Section 2.3(b)
Series I Preferred Share Merger Consideration	Section 2.5(b)(i)
Series J Preferred Share Merger Consideration	Section 2.5(b)(ii)
Share Election	Section 2.6(b)
Share Election Shares	Section 2.6(b)
Specified Agreements	Section 5.9(c)
Superior Proposal Notice	Section 5.3(d)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Takeover Statutes	Section 3.23
Transfer Taxes	Section 5.17(c)
TRS	Section 3.11(b)

Section 1.2                                    Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Parts, Exhibits and Schedules are to Articles, Sections, Parts, Exhibits and Schedules of this Agreement unless otherwise specified.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  The word “or” is not exclusive, except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time.  References to “$” and “dollars” are to the currency of the United States.  Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP.  References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.  All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States.  Except as otherwise specifically indicated, references to “party” or “parties” shall be to a party or parties to this Agreement.

ARTICLE 2
THE MERGERS

Section 2.1                                    The Mergers.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MRL and the MD LLC Act, at the Company Merger Effective Time, the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall thereupon cease.  Merger Sub will continue as the surviving Entity (the “Surviving Entity”) in the Company Merger.

(b)                                 Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, Merger OP shall be merged with and into the Operating Partnership, and the separate existence of Merger OP shall thereupon cease.  The Operating Partnership will continue as the surviving partnership (the “Surviving Partnership”) in the Partnership Merger.

Section 2.2                                    Effect of the Mergers.

(a)                                 The Company Merger shall have the effects provided in this Agreement and as set forth in the MRL and the MD LLC Act.  Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Entity.

(b)                                 The Partnership Merger shall have the effects provided in this Agreement and as set forth in the DRULPA.  Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Operating Partnership and Merger OP shall vest in the Surviving Partnership, and all debts, liabilities, duties and obligations of the Operating Partnership and Merger OP shall become the debts, liabilities, duties and obligations of the Surviving Partnership.

Section 2.3                                    Closing; Effective Times.

(a)                                 The closing of the Mergers (the “Closing”) shall take place at 12:00 p.m., Eastern time, as soon as practicable (and, in any event, within three (3) Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY, 10018, unless another date, time or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)                                 Upon the terms and subject to the provisions of this Agreement, on the Closing Date and immediately following the Partnership Merger Effective Time, Merger Sub and the Company shall (i) duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (“SDAT”) in accordance with the Laws of the State of Maryland and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub in connection with the Company Merger.  The Company Merger shall become effective after the Partnership Merger Effective Time on the date and time at which the Articles of Merger have been filed with, and accepted for record by, the SDAT or at such other date and time as is agreed between the parties hereto and specified in the Articles of Merger (such date and time being hereinafter referred to as the “Company Merger Effective Time”).  The parties shall cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.

(c)                                  As soon as practicable on the Closing Date, Merger OP and the Operating Partnership will (i) cause a certificate of merger (the “Partnership Merger Certificate”) to be executed, acknowledged and filed with the Delaware Secretary of State (the “DSOS”) in accordance with the DRULPA, and (ii) make any other filings, recordings or publications required to be made by the Operating Partnership or Merger OP in connection with the Partnership Merger.  The Partnership Merger shall become effective on the date and time at which the Partnership Merger Certificate has been duly filed with, and accepted for record by, the DSOS, or at such other date and time agreed between the parties and specified in the

Partnership Merger Certificate (the “Partnership Merger Effective Time”).  The parties shall cause the Partnership Merger Effective Time to occur immediately prior to the Company Merger Effective Time.

(d)                                 Unless otherwise agreed, the parties shall cause the Company Merger Effective Time and the Partnership Merger Effective Time to occur on the Closing Date.

Section 2.4                                    Organizational Documents.

(a)                                 At the Company Merger Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Company Merger Effective Time:

(i)                                     subject to Section 5.10, the articles of organization and limited liability company agreement of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the articles of organization and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization and limited liability company agreement; and

(ii)                                  from and after the Company Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (A) the managing members of Merger Sub immediately prior to the Company Merger Effective Time shall be the managing members of the Surviving Entity and (B) the officers of Merger Sub immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Entity.

(b)                                 The Operating Partnership Agreement, as in effect immediately prior to the Partnership Merger Effective Time (such amended and restated limited partnership agreement to be in the form attached as Exhibit A) shall be the limited partnership agreement of the Surviving Partnership immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law, subject to Section 5.10.

Section 2.5                                    Merger Consideration; Effect on Shares.

(a)                                 At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holders of any securities of the Company or Merger Sub, each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) (other than Company Common Shares to be cancelled and retired or converted in accordance with Section 2.5(d) or Section 2.5(e) (collectively, “Excluded Shares”)) shall be converted into the right to receive, at the election of the holder pursuant to Section 2.6, and subject to Section 2.7: (i) 0.92 (the “Exchange Ratio”) validly issued, fully paid and nonassessable common shares of beneficial interest (the “Common Share Consideration”), $0.01 par value per share, of Parent (the “Parent Common Shares”); or (ii) $37.80 in cash (the “Cash Consideration”), subject to adjustment as provided in Section 2.5(f) and Section 5.16, and subject to any applicable withholding Tax (collectively, the “Merger Consideration”).  From and after the Company Merger Effective Time, all such

Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall no longer exist, and each holder of such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Common Shares in accordance with Section 2.9, including the right to receive, pursuant to Section 2.9, cash in lieu of fractional Parent Common Shares, if any, into which such Company Common Shares have been converted pursuant to this Section 2.5(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.9(f).  Subject to Section 5.24, the issuance of the Merger Consideration shall be subject to the restrictions on ownership and transfer set forth in the Parent Declaration of Trust.

(b)                                 At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof.

(i)                                     each Company Series I Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time shall automatically be converted into the right to receive one (1) Parent Series E Preferred Share (such share, the “Series I Preferred Share Merger Consideration”).  All Company Series I Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Company Series I Preferred Shares shall cease to have any rights with respect to such Company Series I Preferred Shares other than the right to receive the Series I Preferred Share Merger Consideration in accordance with Section 2.9.  Subject to Section 5.24, the issuance of the Series I Preferred Share Merger Consideration shall be subject to the restrictions on ownership and transfer set forth in the Parent Declaration of Trust; and

(ii)                                  each Company Series J Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time shall automatically be converted into the right to receive one (1) Parent Series F Preferred Share (such share, the “Series J Preferred Share Merger Consideration” and, together with the Series I Preferred Share Merger Consideration, the “Preferred Merger Consideration”).  All Company Series J Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Company Series J Preferred Shares shall cease to have any rights with respect to such Company Series J Preferred Shares other than the right to receive the Series J Preferred Share Merger Consideration in accordance with Section 2.9.  Subject to Section 5.24, the issuance of the Series J Preferred Share Merger Consideration shall be subject to the restrictions on ownership and transfer set forth in the Parent Declaration of Trust.

(c)                                  Each membership interest of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding as a membership interest in the Surviving Entity and shall not be affected by the Company Merger.

(d)                                 Any Company Common Shares held by the Company or by any direct or indirect Subsidiary of the Company immediately prior to the Company Merger Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)                                  Any Company Common Shares held by the Parent Companies immediately prior to the Company Merger Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange thereof.

(f)                                   The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Common Shares outstanding after the date hereof and prior to the Company Merger Effective Time.  The Exchange Ratio shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Parent Common Shares outstanding after the date hereof and prior to the Company Merger Effective Time. Nothing in this Section 2.5(f) shall be construed to permit the Company or Parent or any of their respective Subsidiaries to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

Section 2.6                                    Election Procedures.  Each holder of record of Company Common Shares (other than Excluded Shares) issued and outstanding at the close of business on the record date for the Company Shareholders Meeting (the “Company Record Date”) and each holder of Company Compensatory Awards on the Company Record Date shall have the right, subject to the limitations set forth in this Section 2.6 and the other provisions of Article 2, to submit an Election prior to the Election Deadline in accordance with the following procedures:

(a)                                 Concurrently with the mailing of the Joint Proxy Statement (the “Mailing Date”), the Company shall cause an election form that is reasonably acceptable to Parent and the Exchange Agent (the “Election Form”) (and which shall comply with this Section 2.6) to be mailed to the holders of Company Common Shares (other than Excluded Shares) and Company Compensatory Awards on the Company Record Date.  Parent shall cause the Exchange Agent to make available one or more Election Forms as may reasonably be requested from time to time by any Person who is a record holder of Company Common Shares (other than Excluded Shares) on the Company Record Date.  Holders of record of Company Common Shares (other than Excluded Shares) or holders of Company Compensatory Awards on the Company Record Date who hold such Company Common Shares as nominees, trustees or in other representative capacities may submit a separate Election Form before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Common Shares.

(b)                                 Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) of Company Common Shares (other than Excluded Shares) and the holder of Company Compensatory Awards to specify the number of such holder’s Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) with respect to which such holder elects to receive (an “Election”): (i) the Cash Consideration (a “Cash Election” and such Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) that are the subject of a Cash Election being referred to as “Cash Election Shares”); or (ii) the Common Share Consideration (a “Share Election” and such Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) subject to a Share Election being referred to as “Share Election Shares”); provided, however, that an Election Form with respect to any Company Common Shares that become or are considered to be outstanding immediately prior to the Company Merger Effective Time pursuant to Section 2.10 may specify the percentage instead of the number of such holder’s Company Common Shares that shall be Cash Election Shares and Share Election Shares.  Each Election shall be subject to this Section 2.6 and Section 2.7.  For the avoidance of doubt, the sum of the number of Cash Election Shares and the number of Share Election Shares must be equal to the number of Company Common Shares  (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) held by the holder completing such Election Form.

(c)                                  Any Election made pursuant to this Section 2.6 will have been properly made only if the Exchange Agent will have actually received by 5:00 p.m., on the Business Day immediately prior to the Company Shareholders Meeting (the “Election Deadline”), a properly completed Election Form, in the case of an Election in respect of any Company Common Shares evidenced by a certificate, together with the applicable certificate, and in the case of an Election in respect of any Company Common Shares that are in book-entry form, the holders shall have followed the instructions set forth in the Election Form.  None of Parent, the Company or the Exchange Agent or any of their respective Affiliates will be under any obligation to notify any Person of any defect in an Election Form.

(d)                                 Each Company Common Share (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) eligible to receive the Merger Consideration pursuant to Section 2.5(a) for which an Election is not properly made by the Election Deadline shall be deemed to have made a Share Election and shall only be entitled to receive the Common Share Consideration in accordance with Section 2.5(a).  The Exchange Agent shall, in its sole discretion, resolve any ambiguities about or in connection with any Election Form in favor of deeming that only a Share Election has been made.  Subject to the provisions of the Exchange Agent Agreement, the Exchange Agent also shall make all computations as to the allocation and proration contemplated by Section 2.7, and absent manifest error any such computation shall be conclusive and binding on the holders of Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10).

(e)                                  Any Election Form may be revoked with respect to all or a portion of the Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) subject thereto by the holder who submitted the applicable Election Form by proper written notice received by the Exchange Agent prior to the Election Deadline.  If an Election Form is revoked, the Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) to which such Election Form related shall be deemed to have made a Share Election unless a new Election Form is subsequently submitted by the holder prior to the Election Deadline.  After an Election is validly made with respect to any Company Common Shares, any subsequent transfer of such Company Common Shares shall automatically revoke such Election.  Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Parent that this Agreement has been terminated in accordance with Article 7.

(f)                                   Parent and the Company shall publicly announce the anticipated Election Deadline at least three (3) Business Days prior to the anticipated Election Deadline.  If the Company Shareholders Meeting is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

Section 2.7                                    Proration.

(a)                                 Notwithstanding any other provision contained in this Agreement, the Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) eligible to receive the Cash Consideration pursuant to Section 2.5(a) shall be subject to proration as described in this Section 2.7.  The maximum number of Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) eligible to be converted into the right to receive the Cash Consideration pursuant to Section 2.5(a) (the “Maximum Cash Shares”) shall be equal to thirty percent (30%) of the aggregate number of Company Common Shares  issued and outstanding (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) as of immediately prior to the Company Merger Effective Time.

(b)                                 Within three (3) Business Days after the Company Merger Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10, and other than Excluded Shares) of the rights to receive the Cash Consideration and the Common Share Consideration as follows:

(i)                                     If the aggregate number of Cash Election Shares exceeds the number of Maximum Cash Shares, the number of Cash Election Shares designated by any holder of Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10, and other than Excluded Shares) as a Cash Election shall be subject to pro rata reduction as follows: For each such Cash Election, the number of such holder’s Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) that shall be converted into the right to receive the Cash Consideration shall be (1) the number of such holder’s Cash Election Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) multiplied by (2) the Merger Cash Proration Factor, rounded down to the nearest Company Common Share.  The “Merger Cash Proration Factor” means a fraction, the numerator of which shall be the Maximum Cash Shares and the denominator of which shall be the aggregate number of all Cash Election Shares.  The Cash Election Shares that were not converted into the right to receive Cash Consideration in accordance with this Section 2.7(b) shall be converted into the right to receive the Common Share Consideration.

(ii)           If the aggregate number of Cash Election Shares is less than or equal to the number of Maximum Cash Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each other Company Common Share (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 2.10) eligible to receive the Merger Consideration pursuant to Section 2.5(a) shall be converted into the right to receive the Common Share Consideration.

(iii)          For purposes of clarity, set forth on Part 2.7(b)(iii) of the Company Disclosure Schedule is an agreed upon example calculation of the effects of proration under this Section 2.7.

Section 2.8            Partnership Merger Consideration; Effect on Operating Partnership Units.

(a)           At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent OP, Merger OP, the Operating Partnership or the holders of Operating Partnership Common Units or Parent OP Common Units: (i) the Company’s general partner interests in the Operating Partnership shall be cancelled and no payment shall be made with respect thereto; (ii) all of the Operating Partnership Series I Preferred Units and the Operating Partnership Series J Preferred Units held by the Company shall be converted into the right to receive an equal number of Parent OP Series E Preferred Units and Parent OP Series F Preferred Units, respectively; (iii) all of the Operating Partnership Common Units held by the Acquired Companies and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into (1) the number of Parent OP Common Units newly and validly issued for such purpose (“New Parent OP Common Units”) equal to the number of Parent Common Shares to be issued as Common Share Consideration pursuant to Section 2.5(a) plus (2) the number of New Parent OP Common Units of equivalent value to the Cash Consideration; and (iv) each Operating Partnership Common Unit held by a holder of Operating Partnership Common Units other than the Acquired Companies (each a “Minority Limited Partner”) issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions set forth herein, shall be cancelled and converted into the right to receive New Parent OP Common Units in an amount equal to the Exchange Ratio, without interest, and each holder of New Parent OP Common Units shall be admitted as a limited partner of Parent OP in accordance with the terms of the Parent OP Agreement; provided that in lieu of receiving New Parent OP Common Units in the Partnership Merger, each Minority Limited Partner shall have the right to elect to receive for each Operating Partnership Common Unit held by such Minority Limited Partner a number of Parent Common Shares equal to the Exchange Ratio, without interest, and any Minority Limited Partner so electing shall be deemed to have elected to redeem its Operating Partnership Common Units pursuant to the Operating Partnership Agreement effective immediately prior to the Partnership Merger Effective Time and shall be treated as having received in exchange for its Operating Partnership Common Units an equal number of Company Common Shares as of such time, without any further action being required by such Minority Limited Partner except as provided in Section 2.9(b).  No fractional Parent Common Shares or New Parent OP Common Units will be issued in the Partnership Merger.  Each Operating Partnership Common Unit held by a Minority Limited Partner shall have the right, if any, to receive, pursuant to Section 2.14, cash in lieu of fractional Parent Common Shares, into which such holder’s Operating Partnership Common

Units have been converted pursuant to this Section 2.8(a).  Immediately prior to the Partnership Merger, a number of Parent OP Common Units equal to the New Parent OP Common Units issued pursuant to clause (iii)(2) of this Section 2.8(a) shall be redeemed in connection with providing cash that will pay the Cash Consideration.

(b)           At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent, Merger OP, the Operating Partnership or the holders of Operating Partnership Common Units, Parent OP Common Units or partnership interests of Merger OP, (i) the partnership interests in Merger OP held by Parent OP and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one (1) Operating Partnership Common Unit, and Parent OP shall be admitted as the sole limited partner of the Operating Partnership, and (ii) the partnership interests in Merger OP held by the general partner of Merger OP and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one (1) Operating Partnership Common Unit, and the general partner of Merger OP shall be admitted as the sole general partner of the Operating Partnership.

Section 2.9            Payment for Securities; Surrender of Certificates.

(a)           Exchange Fund.  Prior to the Mailing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in connection with the Mergers and for the payment of the Merger Consideration, and Parent shall enter into an agreement (the “Exchange Agent Agreement”) reasonably acceptable to the Company relating to the Exchange Agent’s responsibilities under this Agreement.  Prior to the Company Merger Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the Parent Common Shares, Parent Series E Preferred Shares and Parent Series F Preferred Shares in book-entry form issuable pursuant to Section 2.5(a), Section 2.5(b) and Section 2.8(a) equal to the aggregate Common Share Consideration (excluding any Fractional Share Consideration), the Series I Preferred Share Merger Consideration and the Series J Preferred Share Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, Fractional Share Consideration and any dividends under Section 2.9(f) (such evidence of book-entry Parent Common Shares, Parent Series E Preferred Shares and Parent Series F Preferred Shares and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Shares (other than Excluded Shares), Company Series I Preferred Shares and Company Series J Preferred Shares.  In the event the Exchange Fund shall be insufficient to pay the Cash Consideration, Fractional Share Consideration and any dividends under Section 2.9(f), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, including payment of the Fractional Share Consideration, the Series I Preferred Share Merger Consideration and the Series J Preferred Share Merger Consideration, and any amounts payable in respect of dividends or other distributions on Parent Common Shares in accordance with Section 2.9(f), out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The cash portion of the Exchange Fund shall be invested by the

Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates pursuant to this Article 2.  Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (i) nine (9) months after the Company Merger Effective Time or (ii) the full payment of the Exchange Fund.

(b)           Procedures for Surrender.  Promptly after the Company Merger Effective Time (but in no event later than three (3) Business Days after the Company Merger Effective Time), Parent shall, and shall cause the Surviving Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Company Merger Effective Time represented outstanding Company Common Shares, Company Series I Preferred Shares or Company Series J Preferred Shares, or any book-entry shares or book-entry units representing Company Common Shares, Company Series I Preferred Shares or Company Series J Preferred Shares (each such certificate, book-entry share or book-entry unit, a “Certificate”) and whose Company Common Shares, Company Series I Preferred Shares or Company Series J Preferred Shares were converted pursuant to Section 2.5(a) or Section 2.5(b), as applicable, into the right to receive the Merger Consideration, the Series I Preferred Share Merger Consideration or the Series J Preferred Share Merger Consideration, as applicable, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates previously representing such Company Common Shares, Company Series I Preferred Shares or Company Series J Preferred Shares in exchange for payment therefor, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Common Shares, Parent Series E Preferred Shares or Parent Series F Preferred Shares in accordance with Section 2.9(f).  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof in accordance with Section 2.9(e)) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Entity, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, pursuant to the provisions of this Article 2: (i) the Common Share Consideration or the Cash Consideration, as applicable, in accordance with Section 2.6 and Section 2.7, for each Company Common Share formerly represented by such Certificate; (ii) the Series I Preferred Share Merger Consideration for each Company Series I Preferred Share formerly represented by such Certificate; and (iii) the Series J Preferred Share Merger Consideration for each Company Series J Preferred Share formerly represented by such Certificate; plus, with respect to Company Common Shares, any cash such holder is entitled to receive in lieu of any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.14, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 2.9(f) for each Company Common Share formerly represented by such Certificate, and the Certificate so surrendered shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.9(e)) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (1) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (2) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent and the Surviving Entity that such Tax either has been paid or is not required to be paid.  Payment of the applicable Merger Consideration with respect to book-entry shares representing Company Common Shares shall only be made to the Person in whose name such book-entry shares are registered.  Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article 2, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.14, and any dividends or other distributions on Parent Common Shares in accordance with Section 2.9(f), without interest thereon.

(c)           Transfer Books; No Further Ownership Rights in Company Common Shares and Company Preferred Shares.  At the Company Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Shares, Company Series I Preferred Shares or Company Series J Preferred Shares on the records of the Company.  From and after the Company Merger Effective Time, the holders of Certificates outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Company Common Shares, Company Series I Preferred Shares or Company Series J Preferred Shares except as otherwise provided for herein or by applicable Law.  If, after the Company Merger Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)           Termination of Exchange Fund; No Liability.  At any time following nine (9) months after the Company Merger Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.14, and any dividends or other distributions on Parent Common Shares in accordance with Section 2.9(f), or Preferred Merger Consideration, as applicable, payable upon due surrender of their Certificates and compliance with the procedures in Section 2.9(b), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Exchange Agent or

any of their respective Affiliates shall be liable to any holder of a Certificate for any Merger Consideration, Preferred Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by the Surviving Entity or the Exchange Agent, the posting by such holder of a bond in customary amount as indemnity against any claim that may be made with respect to such Certificates, the Merger Consideration, Series I Preferred Share Merger Consideration or Series J Preferred Share Merger Consideration, as applicable, payable in respect thereof pursuant to Section 2.5 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.14, and any dividends or other distributions on Parent Common Shares or Parent Preferred Shares in accordance with Section 2.9(f).

(f)            Dividends with Respect to Parent Common Shares and Parent Preferred Shares.  No dividends or other distributions with respect to Parent Common Shares, Parent Series E Preferred Shares or Parent Series F Preferred Shares with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares, Parent Series E Preferred Shares or Parent Series F Preferred Shares issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.9(e)) in accordance with this Agreement.  Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.9(e)) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such Parent Common Shares, Parent Series E Preferred Shares or Parent Series F Preferred Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares, Parent Series E Preferred Shares or Parent Series F Preferred Shares.

Section 2.10          Company Compensatory Awards.

(a)           Treatment of Company Restricted Shares.  Immediately prior to the Company Merger Effective Time, each of the outstanding Company Common Shares that is subject to restrictions and granted pursuant to the Company Equity Incentive Plans (“Company Restricted Shares”), shall automatically become fully vested and all restrictions and repurchase rights thereon shall lapse, and thereafter such Company Common Shares shall be considered outstanding for all purposes of this Agreement and the holders thereof shall only have the right to submit an Election in accordance with the applicable procedures set forth in Section 2.6 and to receive the Merger Consideration with respect to such Company Common Shares pursuant to Section 2.5(a) (less required withholdings as provided in Section 2.13).

(b)           Treatment of Performance Shares.  Immediately prior to the Company Merger Effective Time, each outstanding award of performance shares with respect to Company Common Shares (each, a “Performance Award”) granted pursuant to the Company Equity Incentive Plans shall automatically become earned and vested with respect to that number of Company Common Shares subject to such Performance Award based on actual achievement of the applicable performance goals set forth in the award agreement governing such Performance Award, as measured from commencement of the applicable performance period through the date that is either the last day of the most recently completed quarter or the Closing Date, in each case, in accordance with the terms of the applicable award agreement, the exhibit set forth on Part 2.10(b) of the Company Disclosure Schedule, and in the ordinary course of business consistent with past practice and thereafter shall be cancelled and, in exchange therefor, each holder of any such cancelled vested Performance Award shall cease to have any rights with respect thereto, except the right to receive, in consideration for the cancellation of such vested Performance Award, such number of earned and vested Company Common Shares, which shall be considered outstanding as of such time for all purposes of this Agreement, and the holders thereof shall only have the right to submit an Election in accordance with the applicable procedures set forth in Section 2.6 and to receive the Merger Consideration with respect to such Company Common Shares pursuant to Section 2.5(a) (less required withholdings as provided in Section 2.13).  In addition, on the Closing Date, the Company shall pay each holder of a Performance Award an amount in cash equal to all accrued and unpaid cash dividends that would have been paid on such earned and vested Performance Awards as if they had been issued and outstanding from the date of grant up to, and including, the Company Merger Effective Time (less required withholdings as provided in Section 2.13).

(c)           Treatment of Deferred Shares.  Immediately prior to the Company Merger Effective Time, each outstanding award of deferred Company Common Shares (each, a “Deferred Share Award”) granted pursuant to the Company Equity Incentive Plans, shall be cancelled and, in exchange therefor, each holder of any such cancelled Deferred Share Award shall cease to have any rights with respect thereto, except the right to receive, in consideration of the cancellation of such Deferred Share Award and in settlement therefor, the number of Company Common Shares subject to such Deferred Share Award (prior to its cancellation), which Company Common Shares shall be considered outstanding as of such time for all purposes of this Agreement, and the holders thereof shall only have the right to submit an Election in accordance with the applicable procedures set forth in Section 2.6 and to receive the Merger Consideration with respect to such Company Common Shares pursuant to Section 2.5(a) (less required withholdings as provided in Section 2.13).

(d)           Further Action.  At or prior to the Company Merger Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.10.

(e)           Termination of Company Equity Incentive Plans.  As of the Company Merger Effective Time, each Company Equity Incentive Plan shall terminate, and the Company shall ensure that following the Company Merger Effective Time, no participant in the Company Equity Incentive Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Entity or any subsidiary thereof.

Section 2.11          Appraisal Rights.  No dissenters’ or appraisal rights shall be available with respect to the Mergers or other Transactions.

Section 2.12          Further Action.  If, at any time after the Company Merger Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers of the Surviving Entity and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action.

Section 2.13          Withholding.  Each of Parent, the Company, the Surviving Entity, any Affiliate thereof or the Exchange Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amount as Parent, the Company, the Surviving Entity, any Affiliate thereof or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by Parent, the Company, the Surviving Entity, any Affiliate thereof or the Exchange Agent and withheld amounts are paid over to the applicable Governmental Entity in accordance with Laws or Order, then for all purposes of this Agreement such amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.14          Fractional Shares.

(a)           No Certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of Company Common Shares and Operating Partnership Common Units converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Parent Common Share multiplied by the VWAP of Parent Common Shares.

(b)           No Certificate or scrip representing fractional New Parent OP Common Units shall be issued upon the surrender for exchange of Certificates, and such fractional share units shall not entitle the owner thereof to vote or to any other rights of a unitholder of Parent OP.  Notwithstanding any other provision of this Agreement, each holder of Operating Partnership Common Units converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a New Parent OP Common Unit shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a New Parent OP Common Unit multiplied by the VWAP of Parent Common Shares.

Section 2.15          Tax Consequences.  It is intended that, for U.S. federal income tax purposes (and, where applicable, state and local income Tax purposes), (a) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (b) the Partnership Merger constitute an “assets-over” merger under Treasury Regulations Section 1.708-1(c)(3)(i).  The parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S.  federal, and, if applicable, state and local tax purposes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (x) as disclosed in the Company Disclosure Schedule (it being acknowledged and agreed that disclosure of any item in any Part or sub-Part of the Company Disclosure Schedule shall be deemed disclosed with respect to any other Part or sub-Part of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other Part or sub-Part is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), and (y) as set forth in the Company SEC Documents furnished or filed with the SEC prior to the date hereof to the extent it is reasonably apparent that any such disclosure set forth in such Company SEC Documents would qualify the representations and warranties contained herein, and further excluding from the Company SEC Documents any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company), the Company Parties jointly and severally represent and warrant to the Parent Parties as follows:

Section 3.1            Organization and Good Standing; Subsidiaries.

(a)           Each of the Acquired Companies (i) is a corporation or other Entity that is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has full corporate (or, in the case of any Entity that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign Entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Part 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company Parties or their Subsidiaries, as applicable, in such Subsidiary. None of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than in the Acquired Companies.

Section 3.2            Organizational Documents.  The Company has made available to Parent (or included as an exhibit to the Company SEC Documents) accurate and complete copies of the Organizational Documents of the Company, the Operating Partnership and each other material Subsidiary of the Company, each as amended to date, and each as so provided was duly adopted and is in full force and effect. Neither the Company nor the Operating Partnership, as applicable, is in violation of any of the provisions of its Organizational Documents. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 3.3            Capitalization.

(a)           The authorized shares of beneficial interest of the Company, as of the close of business on September 5, 2018 (the “Company Capitalization Date”), consist of: (i) 200,000,000 Company Common Shares, of which 113,251,427 were issued, 110,397,737 were outstanding (which includes 266,749 unvested Company Restricted Shares) and 2,853,690 were held by the Company as treasury shares; and (ii) 40,000,000 Company Preferred Shares, of which (A) 4,600,000 Company Series I Preferred Shares are authorized, of which 4,400,000 were issued and outstanding as of the Company Capitalization Date, and (B) 6,000,000 Company Series J Preferred Shares are authorized, of which 6,000,000 were issued and outstanding as of the Company Capitalization Date (the Company Common Shares and the Company Preferred Shares are collectively referred to herein as the “Company Capital Shares”). All of the outstanding Company Capital Shares have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Company’s Subsidiaries owns any Company Capital Shares. As of the Company Capitalization Date, 104,610 Company Common Shares were subject to issuance pursuant to outstanding Deferred Share Awards and 733,492 Company Common Shares were subject to issuance pursuant to outstanding Performance Awards (assuming achievement based on maximum performance). From the Company Capitalization Date until the date of this Agreement, no Company Capital Shares or Company Compensatory Awards have been issued or granted.

(b)           Part 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Deferred Share Award and Performance Award as of the Company Capitalization Date: (i) the name of the holder of such Deferred Share Award or Performance Award; (ii) the number of Company Common Shares subject to such Deferred Share Award or Performance Award; (iii) the date on which such Deferred Share Award or Performance Award was granted; and (iv) the extent to which such Deferred Share Award or Performance Award is vested and/or non-forfeitable, as of the Company Capitalization Date, and the times and extent to which such Deferred Share Award or Performance Award (assuming achievement based on maximum performance) is scheduled, notwithstanding anything to the contrary in this Agreement, to become vested and/or non-forfeitable thereafter.

(c)           Except as set forth in Part 3.3(c) of the Company Disclosure Schedule, (i) none of the outstanding Company Common Shares are entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Shares are subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no Contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Shares. Except as provided in Part 3.3(c) of the Company Disclosure

Schedule, none of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Shares or other securities.

(d)           Except as set forth on Part 3.3(d) of the Company Disclosure Schedule, there is no Indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

(e)           Except as set forth in this Section 3.3, for the Company Compensatory Awards outstanding on the Company Capitalization Date, the redemption and conversion features of the Operating Partnership Units and for changes since the Company Capitalization Date resulting from the exercise or settlement of Company Compensatory Awards outstanding on such date or granted thereafter as permitted under Section 5.1(b), there is no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of beneficial interest, restricted share units, share-based performance units, phantom shares, share appreciation rights, profit participation rights or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of beneficial interest of the Company or other securities of any of the Acquired Companies; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)            Except as provided in Section 3.3(g) and except as set forth Part 3.3(f) of the Company Disclosure Schedule, the Company or another of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding shares of share capital or other equity securities of each of the Acquired Companies, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws and restrictions in the organizational documents of the Company Parties or their Subsidiaries, and all of such outstanding shares or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights.  Except (i) pursuant to the Organizational Documents of the Company, the Operating Partnership and each other material Subsidiary of the Company, (ii) for equity securities and other instruments (including loans) in wholly owned Subsidiaries and (iii) as set forth in Part 3.3(f) of the Company Disclosure Schedule, neither the Company Parties nor any of their Subsidiaries has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (including any Subsidiary of the Company).

(g)           As of the Company Capitalization Date, the Operating Partnership had outstanding: (i) in addition to Operating Partnership Common Units held by the Company, 145,223 Operating Partnership Common Units, each of which was redeemable in exchange for cash, or at the Company’s option, one Company Common Share as of the Company Capitalization Date, subject to the terms and conditions of the Operating Partnership Agreement; and (ii) 10,400,000 Operating Partnership Preferred Units held by the Company, of which (A)

4,400,000 Operating Partnership Series I Preferred Units are outstanding, each of which was redeemable in exchange for one Company Series I Preferred Share as of the Company Capitalization Date, subject to the terms and conditions of the Operating Partnership Agreement and (B) 6,000,000 Operating Partnership Series J Preferred Units are outstanding, each of which was redeemable in exchange for one Company Series J Preferred Share as of the Company Capitalization Date, subject to the terms and conditions of the Operating Partnership Agreement.  All of the outstanding Operating Partnership Units have been duly authorized and validly issued, and are fully paid and nonassessable.  The Company is the sole general partner of the Operating Partnership and, as of the date hereof, owns approximately 99.9% of the Operating Partnership Common Units as well as 100% of the Operating Partnership Preferred Units.  Part 3.3(g) of the Company Disclosure Schedule sets forth a list of all other holders of the Operating Partnership Common Units, and the exact number and type (e.g., general or limited) of Operating Partnership Common Units held.  Except as set forth in Part 3.3(g) of the Company Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Operating Partnership to issue, transfer or sell any partnership interests of the Operating Partnership.  Except as set forth in Part 3.3(g) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Operating Partnership to issue, repurchase, redeem or otherwise acquire any partnership interests of the Operating Partnership or any securities convertible into or exchangeable for any partnership interests of the Operating Partnership.  Except as set forth in Part 3.3(g) of the Company Disclosure Schedule, the Operating Partnership interests owned by the Company are free and clear of any Liens and subject only to the restrictions on transfer set forth in the Operating Partnership Agreement, and those imposed by applicable securities laws.  From the Company Capitalization Date until the date of this Agreement, no Operating Partnership Units have been issued or granted.

(h)           All dividends or other distributions on the Company Capital Shares, the Operating Partnership Common Units and the Operating Partnership Preferred Units and any dividends or other distributions on any securities of any of the Company’s Subsidiaries that have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(i)            As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Company and its Subsidiaries in excess of $5,000,000 in principal amount, other than Indebtedness in the principal amounts identified by instrument in Part 3.3(i) of the Company Disclosure Schedule.

Section 3.4            SEC Filings; Financial Statements.

(a)           All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company Parties with the SEC since January 1, 2016 (as they may have been supplemented, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof) (the “Company SEC Documents”), have been filed with or furnished to the SEC on a timely basis.  As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act.  The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(b)           The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any related notes or schedules thereto) and the consolidated Subsidiaries of the Company contained or incorporated by reference in the Company SEC Documents: (i) complied in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company Parties and their consolidated Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the periods covered thereby.  No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c)           The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Acquired Companies.  The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

(d)           The Company is in compliance in all material respects with all current listing requirements of the NYSE.

(e)           None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Acquired Companies in their published financial statements or other Company SEC Documents.

(f)            As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.  The

Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company or the Operating Partnership, on the other hand, since January 1, 2016.  As of the date hereof, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review.

(g)           Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or trustee of the Company.

(h)           As of the date hereof, none of the Acquired Companies has liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities disclosed in the financial statements as of June 30, 2018 (including any related notes) contained in the Company SEC Documents filed with the SEC before the date of this Agreement; (ii) Liabilities incurred in the ordinary course of business consistent with past practice in all material respects since June 30, 2018; (iii) Liabilities to perform under Contracts entered into by the Acquired Companies; (iv) Liabilities that have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect; and (v) Liabilities and obligations incurred in connection with the Transactions.

Section 3.5            Absence of Certain Changes.  Since December 31, 2017 through the date hereof (a) the Acquired Companies have conducted their businesses in all material respects in the ordinary course consistent with past practice, (b) since and through such dates, there has not been any Effect that has had or would not, individually or in the aggregate, reasonable be expected to have, a Company Material Adverse Effect and (c) except for regular quarterly cash dividends or other distributions on the Company Capital Shares and Operating Partnership Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Shares or Operating Partnership Units.

Section 3.6            Properties.

(a)           Subject to the immediately succeeding sentence, Part 3.6(a) of the Company Disclosure Schedule lists the common street address for all real property owned by the Acquired Companies in fee as of the date hereof (the “Company Owned Real Property”) and sets forth the Subsidiary owning such Company Owned Real Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies have good and valid fee simple title to all Company Owned Real Property, in each case free and clear of all Liens except for Company Permitted Liens.

(b)           Subject to the immediately succeeding sentence, Part 3.6(b) of the Company Disclosure Schedule lists the common street address for all real property in which an Acquired Company holds a ground lease interest in any real property (the “Company Ground Leased Real Property”), each ground lease (or ground sublease) with a Third Party pursuant to which any Acquired Company is a lessee (or sublessee) as of the date hereof, including each amendment or guaranty related thereto (individually, a “Company Ground Lease” and collectively, “Company Ground Leases”) and the applicable Acquired Company holding such leasehold interest.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies hold a good and valid leasehold interest in the Company Ground Leased Real Property free and clear of all Liens except for Company Permitted Liens.  Accurate and complete copies of the Company Ground Leases have been made available to the Parent Parties.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date hereof, none of the Acquired Companies has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened, with respect to any of the Company Real Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Company Real Property, free and clear of all Liens other than Company Permitted Liens.

(d)           Except as set forth in Company Management Agreement Documents, no Acquired Company is a party to any material agreement pursuant to which a Person other than an Acquired Company manages or manages the development of any of the Company Real Property that is not terminable without cost or penalty by the Acquired Companies within 30 days.

(e)           Except as set forth on Part 3.6(e) of the Company Disclosure Schedule, as of the date hereof, (i) no Acquired Company has exercised any Company Transfer Right with respect to any real property or Person in an amount in excess of $1,000,000, individually or in the aggregate, which transaction has not yet been consummated and (ii) no Third Party has exercised in writing any Company Transfer Right with respect to any Company Subsidiary or Company Real Property, which transaction has not yet been consummated.

(f)            Part 3.6(f) of the Company Disclosure Schedule lists each real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned or otherwise disposed of by any Acquired Company since January 1, 2014, except for easements or similar interests.  Other than as set forth in Part 3.6(f) of the Company Disclosure Schedule, to the Knowledge of the Company, as of the date hereof, no Acquired Company has received any written notice of any outstanding claims under any Company Prior Sale Agreements which would reasonably be expected to result in liability to any Acquired Company in an amount, in the aggregate, in excess of $500,000.  To the Company’s Knowledge, none of the Acquired Companies has received any written notice of any outstanding violation of any Law, including zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation, for any Company Real Property, in each case which has had, or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7            Environmental Matters.  Except for such matters that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect (i) each of the Acquired Companies is in compliance with all Environmental Laws applicable to its operations as currently conducted and possesses and is in compliance with all Environmental

Permits applicable to its operations as currently conducted; (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against any of the Acquired Companies; (iii) none of the Acquired Companies has received any written claim or written notice of violation from any Governmental Entity or any other Person alleging that such Acquired Company is in violation of, or liable under, any Environmental Law, the subject of which remains unresolved (or resolved with any remaining obligations), and to the Knowledge of the Company, no such claim or notice has been threatened in writing; and (iv) (x) none of the Acquired Companies has released any Hazardous Materials at any location, and (y) to the Knowledge of the Company, there has been no release of any Hazardous Materials and Hazardous Materials are not otherwise present at any Company Real Property, in each case, in an amount or manner that would reasonably be expected to result in an Environmental Claim against or liability of any of the Acquired Companies.  All environmental reports, assessments and audits in the possession or reasonable control of the Acquired Companies, in each case containing information that would reasonably be expected to be material to the Acquired Companies, taken as a whole, have been made available to Parent.

Section 3.8            Material Contracts.

(a)           All Contracts, including amendments thereto, required to be filed as an exhibit to any Company SEC Documents filed on or after January 1, 2017 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed.  All such filed Contracts shall be deemed to have been made available to Parent.

(b)           Other than the Contracts described in Section 3.8(a), Part 3.8(b) of the Company Disclosure Schedule sets forth a complete list, except for this Agreement, in each case as of the date hereof, of each Contract (or the accurate description of principal terms on case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which any of the Acquired Companies is a party to or by which it is bound or to which any of their respective assets is subject (other than any of the foregoing solely between the Company and any of the wholly-owned Acquired Companies or solely between any wholly-owned Acquired Companies) that:

(i)            is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)           is a (A) limited liability company agreement, partnership agreement or joint venture agreement or similar Contract or (B) Company Management Agreement Document, Company Franchise Agreement Document, Material Company Space Lease, Company Ground Lease or Material Company Lease;

(iii)          contains covenants of any Acquired Company purporting to limit, in any material respect, either the type of business in which the Company or any of its Subsidiaries or any of their affiliates may engage or the geographic area in which any of them may so engage, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, contained in the Material

Company Leases or contained in other recorded documents by which real property was conveyed by the Company to any user;

(iv)          evidences Indebtedness for borrowed money in excess of $5,000,000 of any of the Acquired Companies, whether unsecured or secured;

(v)           provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease, by merger, purchase or sale of assets or stock or otherwise, any real property (including any Company Owned Real Property or any portion thereof) including any Company Prior Sale Agreement;

(vi)          other than the Operating Partnership Agreement, contains a put, call or similar right pursuant to which any of the Acquired Companies could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5,000,000;

(vii)         (x) requires any of the Acquired Companies to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any other Acquired Company or other Person in excess of $2,000,000 or (y) evidences a loan (whether secured or unsecured) made to any other Person in excess of $2,000,000;

(viii)        relates to the settlement (or proposed settlement) of any pending or threatened Legal Proceeding, other than any settlement that provides solely for the payment of less than $1,000,000;

(ix)          would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act; or

(x)           except to the extent such Contract is described in the clauses above, is a Company Benefit Plan or is terminable by the Acquired Companies within 180 days, calls for (A) aggregate payments by, or other consideration from, any of the Acquired Companies of more than $7,500,000 over the remaining term of such Contract or (B) annual aggregate payments by, or other consideration from, any of the Acquired Companies of more than $5,000,000.

(c)           Each Contract, arrangement, commitment or understanding of the type described above in Section 3.8(b), whether or not set forth in Part 3.8(b) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract”.  The Company has made available to Parent true and complete copies of all Company Material Contracts as of the date hereof, including amendments and supplements thereto.  As of the date hereof, all of the Company Material Contracts are valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).  No Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and, as of the date hereof, no Acquired Company has received written notice of any of the foregoing.

Section 3.9            Permits; Compliance.

(a)           Each of the Acquired Companies is in possession of all franchises, authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Acquired Companies to own, lease and operate its properties and assets (including the Company Real Property), and to carry on and operate its businesses as currently conducted (including giving effect to the Company Management Agreement Documents and Company Franchise Agreement Documents) (the “Company Permits”), and all such Company Permits are in full force and effect, in each case except where the failure to have, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  No suspension or cancellation of any Company Permits is pending or, to the Knowledge of the Company, threatened in writing and no such suspension or cancellation will result from the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           Each of the Acquired Companies is in compliance with all Laws applicable to its businesses, except where the failure to comply with such Laws would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of the Acquired Companies is pending, except for such investigations the outcomes of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  None of the Acquired Companies has, during the one-year period prior to the date hereof: (i) received any written notice from any Governmental Entity regarding any material violation by the Acquired Companies of any Law; or (ii) provided any written notice to any Governmental Entity regarding any material violation by any of the Acquired Companies of any Law, which notice in either case remains outstanding or unresolved as of the date hereof, except for such notices that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  No representation or warranty is made in this Section 3.9(b) with respect to environmental matters.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Acquired Companies nor, to the Company’s Knowledge, any trustee, director, officer or employee of any of the Acquired Companies in their capacity as such, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 3.10          Legal Proceedings; Orders.

(a)           Except for Transaction Litigation, there is no Legal Proceeding pending (or, to the Knowledge of the Company, threatened) against any of the Acquired Companies that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b)           There is no material Order, specific to any of the Acquired Companies under which any of them is subject to ongoing obligations that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c)           To the Knowledge of the Company, there is no pending or threatened investigation by any Governmental Entity with respect to any of the Acquired Companies that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)           As of immediately prior to the date of this Agreement, there is no Legal Proceeding pending (or, to the Knowledge of the Company, threatened) against any of the Acquired Companies seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the Transactions.

Section 3.11          Tax Matters.

(a)           Each of the Acquired Companies has timely filed (or had filed on their behalf) all income and all other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity), and all such filed Tax Returns are correct, complete and accurate in all material respects.  All material Taxes payable by or on behalf of each of the Acquired Companies (whether or not shown on a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith.  No power of attorney with respect to any Tax matter is currently in force.

(b)           The Company (i) for all taxable years commencing with its taxable year ended December 31, 1998 through December 31, 2017 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has been organized and operated in conformity with all requirements to qualify as a REIT for such years, (ii) has operated from and including January 1, 2018 to the date hereof, and intends to continue to operate until the Closing, in such a manner as to permit it to continue to qualify as a REIT, and

(iii) has not taken or omitted to take any action which would reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status or qualification as a REIT is pending or, to the Company’s Knowledge, threatened in writing.  Part 3.11(b) of the Company Disclosure Schedule sets forth each Subsidiary of the Company and its classification for U.S.  federal income tax purposes as of the date hereof.  Each entity that is listed in Part 3.11(b) of the Company Disclosure Schedule as a partnership, joint venture, or limited liability company has, since the later of the date of its formation and the date on which the Company acquired an interest in such entity, been treated for U.S.  federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.  Each entity that is listed in Part 3.11(b) of the Company Disclosure Schedule as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such entity, been treated for U.S.  federal income tax purposes as a REIT, a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code (a “QRS”) or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code (a “TRS”) as set forth on such schedule.  Each entity that is listed in Part 3.11(b) of the Company Disclosure Schedule as a REIT has been, since the date of its formation, treated as a REIT for U.S.  federal income tax purposes.  Except as set forth in Part 3.11(b) of the Company Disclosure Schedule, the Company does not directly or indirectly hold any asset the disposition of which would subject it to Tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code, any elections made thereunder or any similar rules.

(c)           Since its taxable year ended December 31, 1998, the Acquired Companies have not incurred (i) any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code (and the applicable Treasury Regulations thereunder) or (ii) any other material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business.  Since its formation, none of the Acquired Companies (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code.  Since its formation, none of the Acquired Companies has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.  To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Subsidiary of the Company.

(d)           There are no Company Tax Protection Agreements currently in force.

(e)           Each of the Acquired Companies: (i) is not currently the subject of any audits, examinations, investigations or other proceedings in respect of any material Tax or Tax matter by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) has not received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is not contesting any liability for material Taxes before any Governmental Entity; (vi) to the Knowledge of the Company, is not subject to a claim or deficiency for any material Tax which has not been satisfied by payment, settled or been withdrawn; (vii) to the

Knowledge of the Company, is not subject to a claim by a Governmental Entity in a jurisdiction where such Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to material taxation by that jurisdiction; (viii) has no outstanding requests for any Tax ruling from any Governmental Entity and has not received a Tax ruling; and (ix) is not the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law).

(f)            Each of the Acquired Companies: (i) has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, (ii) has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Governmental Entity all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws, (iii) has in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required thereof, and (iv) has collected and remitted to the appropriate Governmental Entity all material sales and use Taxes, or has been furnished properly completed exemption certificates and have in all material respects maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.

(g)           The Company has made available to Parent correct and complete copies of (i) all U.S.  federal and other material income Tax Returns of the Company and the Company Subsidiaries relating to the taxable periods ending since the Company’s taxable year ended December 31, 2014 and (ii) any material audit report issued within the last four (4) years relating to any Taxes due from or with respect to the Company or any Company Subsidiaries.

(h)           None of the Acquired Companies is, will be (regardless of whether the Company Merger occurs) or would be, as a result of the Transactions, required to include amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; (ii) an installment sale or “open transaction” disposition; (iii) a prepaid amount received, accrued, or paid; (iv) deferred income or gain; (v) an election under Section 108(i) of the Code; (vi) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vii) the recapture of any tax credit or other special tax benefit; or (viii) the use of any special accounting method (such as the long-term method for accounting for long-term contracts).  None of the Acquired Companies has pending a transaction under Section 1031 or 1033 of the Code or other tax-deferral transactions for which deferral will not be available as a result of the Transactions.

(i)            None of the Acquired Companies nor any other Person on behalf of the Acquired Companies has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.

(j)            None of the Acquired Companies is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) any agreement or arrangement between the Company and any Company Subsidiary (or between any Company Subsidiaries), and (ii) provisions in commercial contracts not primarily relating to Taxes.

(k)           None of the Acquired Companies has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.  Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss that are disclosed in Part 3.11(k) of the Company Disclosure Schedule, none of the Acquired Companies has participated in any “reportable transaction” (within the meaning of Section 1.6011-4(b) of the Treasury Regulations).

(l)            In the past two (2) years, none of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(m)          None of the Acquired Companies (i) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is/was a “taxable REIT subsidiary” (within the meaning of Section 856 of the Code)) or (ii) has any liability for the Taxes of any Person (other than another Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(n)           There are no Tax Liens upon any property or assets of the Acquired Companies except for Permitted Liens.

(o)           The Company does not have and will not have, as of the Closing, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(p)           Except as set forth in Part 3.11(p) of the Company Disclosure Schedule, no Company Subsidiary that is not a domestic corporation has ever been treated as other than a partnership or disregarded entity for U.S. federal income tax purposes, or has ever made an election on IRS Form 8832 with respect to its classification for U.S. federal income tax purposes.  Without limitation of the foregoing, the Operating Partnership is and always has been taxable as a partnership (and not as an association or publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes.

(q)           All of the liabilities of the Operating Partnership have been incurred in the ordinary course of business.

(r)            As of the date of this Agreement, none of the Acquired Companies is aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.12          Employee Benefit Plans.

(a)           Part 3.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Benefit Plan.

(b)           With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents and all amendments thereto and all related trust agreements or documentation pertaining to other funding vehicles (or, to the extent no such plan exists, a written summary of material terms); (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent IRS Form 5500 (including schedules and attachments) and financial statements; (iv) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) the most recent financial statements and actuarial valuations, if applicable; and (vi) all material correspondence regarding the Company Benefit Plan with any Governmental Entity.

(c)           None of the Acquired Companies maintains, sponsors, contributes to or is required to contribute to (and such entities have not, in the past six (6) years, had an obligation to contribute to) or has any Liability under or with respect to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or (v) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.  None of the Acquired Companies is or has been subject to any Liability by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.  None of the Acquired Companies nor any Company ERISA Affiliate has incurred any present or contingent liability under Title IV of ERISA, nor does any condition exist which would reasonably be expected to result in any such liability.

(d)           Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a current favorable determination or opinion letter from the IRS as to its qualified status and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that has would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(e)           The Company Benefit Plans have been maintained, funded and administered in accordance with their terms and applicable Law, including, without limitation, ERISA and the Code, except where the failure to so maintain, fund and administer would not reasonably be expected to have a Company Material Adverse Effect.  All required payments and/or contributions (including all employer contributions and employee salary reduction contributions) have either been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable Law, including to any funds or trusts established thereunder or in connection therewith.  There are no pending or, to the Knowledge of the Company, threatened, suits, Legal Proceedings, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan (other than for benefits payable in the ordinary course of business) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)            Except as expressly set forth on the applicable clause of Part 3.12(f)(i) or (ii) of the Company Disclosure Schedule, none of the Transactions, entry into this Agreement, or shareholder approval of this Agreement and/or the Transactions (either alone or in connection with any other event) will (i) result in, or cause the acceleration of, vesting in, increase of or payment of, any benefits or compensation under any Company Benefit Plan or (ii) result in any payment or benefit to any Person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).  Except as set forth on Part 3.12(f)(iii) of the Company Disclosure Schedule, none of the Acquired Companies have any obligations to gross-up, indemnify or otherwise reimburse any current or former employee, director, trustee or individual independent contractor of the Acquired Companies for any Taxes incurred by such individual, including, but not limited to, Taxes incurred under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

Section 3.13          Labor Matters.  As of the date hereof, the Acquired Companies are in material compliance with all applicable Law and Orders governing labor or employment.

(a)           Except as set forth on Part 3.13 of the Company Disclosure Schedule, no Acquired Company nor, to the Knowledge of the Company, any Company Management Company, is party to any collective bargaining agreement or similar labor agreement (excluding personal services contracts).  Except as set forth on Part 3.13 of the Company Disclosure Schedule, the employees of the Acquired Companies currently are not represented by a labor union or works council and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies (including any written demand for recognition or certification by any labor organization or group of employees of any Acquired Company).  To the Knowledge of the Company, no employee, independent contractor, consultant, temporary employee, leased employee or other service provider of any Company Management Company (each, a “Company Management Company Employee”) is currently represented by a labor union or works council and there is not any attempt to organize any Company Management Company Employee (including any written demand for recognition or certification by any labor organization or group of Company Management Company Employees).  There are no representation or certification proceedings or petitions seeking a representation proceeding presently filed with the National Labor Relations Board or any other labor relations tribunal or authority in respect of any employees of the Acquired Companies or, to the Knowledge of the Company, in respect of any Company Management Company Employees; to the Knowledge of the Company, no such representation or certification proceeding or petition seeking a representation proceeding is threatened in writing to be brought or filed.  To the Knowledge of the Company, no strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Acquired Companies or by the Company Management Company Employees has materially affected the Acquired Companies or the Company Management Companies or is being threatened in writing.

(b)           No Legal Proceeding by any employee of the Acquired Companies for unpaid wages, bonuses, commissions, employment withholding Taxes, penalties, unpaid overtime, child labor or record keeping violations is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis Bacon Act, the Walsh Healey Act or the Service Contract Act, or any other Law.  No discrimination, harassment and/or retaliation Legal Proceeding by any employee of the Acquired Companies, is pending or, to the Knowledge of the

Company, is threatened against the Acquired Companies or any employee, officer or trustee of the Acquired Companies in their capacity as such, under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other applicable Law or comparable state fair employment practices act.  To the Knowledge of the Company, no wrongful discharge, retaliation, libel, slander or other Legal Proceeding by any employee of the Acquired Companies that arises out of the employment relationship between the Acquired Companies and their respective employees is pending or, to the Knowledge of the Company, is threatened against the Acquired Companies under any applicable Law.

(c)           To the Knowledge of the Company, no employee of the Acquired Companies is in violation of any material term of any non-disclosure agreement, non-competition agreement or any other restrictive covenant agreement with a former employer relating to the right of any such employee to be employed by the Acquired Companies because of the nature of the business conducted by the Acquired Companies or to the use of trade secrets or proprietary information of others.

(d)           Within the past two (2) years, none of the Acquired Companies has implemented any plant closing or layoff of employees that (in either case) required notification under the WARN Act.

Section 3.14          Intellectual Property.

(a)           Part 3.14(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Patents, registered Marks and registered Copyrights that are owned by the Acquired Companies (“Registered Company Intellectual Property Assets”).

(b)           Except as set forth in Part 3.14(b) of the Company Disclosure Schedule and as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:

(i)            one of the Acquired Companies exclusively owns the Company Intellectual Property Assets, free and clear of all Liens;

(ii)           all Registered Company Intellectual Property Assets have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Knowledge of the Company, are valid and enforceable, except for issuances, registrations or applications that the applicable Acquired Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

(iii)          there are no pending or, to the Knowledge of the Company, threatened claims in writing against the Acquired Companies alleging that the operation of the business of such the Acquired Company as currently conducted infringes the rights of any Person in or to any Intellectual Property Assets (“Company Third Party IP Rights”) or that any of the Company Intellectual Property Assets are invalid or unenforceable;

(iv)          to the Knowledge of the Company, the operation of the business of the Acquired Companies as currently conducted does not infringe the rights of any Person in or to any Company Third Party IP Rights; and

(v)           to the Knowledge of the Company, there is no infringement by any Person of any of the Company Intellectual Property Assets.

Section 3.15          Insurance.

(a)           The Company has made available to Parent the material insurance policies held by, or for the benefit of the Acquired Companies as of the date of this Agreement.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all insurance policies maintained by the Acquired Companies are in full force and effect, (ii) all premiums due and payable thereon have been paid, and (iii) none of the Acquired Companies is in breach of or default under any of such insurance policies.

(b)           From January 1, 2016 through the date hereof, none of the Acquired Companies has received any written communication notifying any of the Acquired Companies of any (i) premature cancellation or invalidation of any material insurance policy held by any Acquired Company (except with respect to policies that have been replaced with similar policies), (ii) written refusal of any coverage or rejection of any material claim under any material insurance policy held by the Acquired Companies or (iii) other than increases commencing in April 2018, material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company.  Except as set forth in Part 3.15(b) of the Company Disclosure Schedule, as of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 3.16          Authority; Binding Nature of Agreement.

(a)           The Company has the requisite real estate investment trust power and authority to enter into and to perform its obligations under this Agreement and, subject to the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Company Common Shares entitled to vote on the matter at the Company Shareholders Meeting to approve this Agreement (the “Company Shareholder Approval”), to consummate the Transactions.  The Company Board has duly adopted resolutions (i) approving and declaring advisable this Agreement and the Mergers and the other Transactions, (ii) approving the execution, delivery and performance of this Agreement and, subject to obtaining the Company Shareholder Approval, the consummation by the Company of the Transactions, including the Company Merger, (iii) directing that, subject to the terms and conditions of this Agreement, the Company Merger be submitted to the shareholders of the Company for their approval, and (iv) resolving to, subject to the terms and conditions of this Agreement, recommend the approval of the Company Merger by the shareholders of the Company (the “Company Board Recommendation”), which resolutions, except as permitted under Section 5.2, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary trust or corporate action on the part of the Company, and no other trust or corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement other than, with respect to consummation of the Company Merger, obtaining the Company Shareholder Approval.  This Agreement has been duly executed and delivered on behalf of the Company Parties and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Parent Parties, constitutes the valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           The Operating Partnership has the requisite power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions.  The Company, as the general partner of the Operating Partnership, has (i) determined that the Transactions are in the best interests of, the Operating Partnership and its limited partners, (ii) declared that this Agreement is advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by the Operating Partnership.  The execution and delivery of this Agreement by the Operating Partnership and the consummation by the Operating Partnership of the Transactions have been duly authorized by all necessary action on the part of the Operating Partnership, and no other proceedings on the part of the Operating Partnership are necessary to authorize this Agreement or to consummate the Transactions.

Section 3.17          Vote Required.  The Company Shareholder Approval is the only vote or consent of the holders of any class of securities of the Company necessary to approve the Company Merger and the other Transactions.  The Company, as the sole general partner of the Operating Partnership and as a limited partner, has approved this Agreement and the Partnership Merger, and such approval is the only approval necessary from the holders of any class of securities of the Operating Partnership for the approval of this Agreement, the Partnership Merger and the other Transactions.

Section 3.18          Non-Contravention; Consents.  Except in the case of clauses (b) and (c), for violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and as set forth on Part 3.18 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company Parties and the consummation by the Company Parties of the Transactions will not: (a) cause a violation of any of the provisions of the Organizational Documents of any Acquired Company; (b) cause a violation by the Acquired Companies of any Law applicable to the business of any Acquired Company; or (c) require any consent, notice or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, notification, cancellation, purchase or sale under or result in the triggering of any payment or creation of a Lien (other than a Company Permitted Lien) upon any of the respective properties or assets (including rights) of any Acquired Company, pursuant to, any Contract to which any Acquired Company is a party (or by which any of their respective properties or assets (including rights) are bound) or any Company Permit.  Except as may be required by the Exchange Act, the MRL, the MD LLC Act, the DRULPA, the listing requirements of the NYSE, and such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Mergers, including (i) a joint proxy statement in preliminary and definitive form relating to the Company Shareholders Meeting and the Parent Shareholders

Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) a registration statement on Form S-4 pursuant to which the issuance of Parent Common Shares in the Company Merger and the issuance of Parent Series E Preferred Shares and Parent Series F Preferred Shares will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), none of the Company Parties is required to make any filing with or to obtain any consent from any Person at or prior to the Company Merger Effective Time in connection with the execution and delivery of this Agreement by the Company Parties or the consummation by the Company Parties of the Transactions, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19          Information in the Joint Proxy Statement.  None of the information supplied or to be supplied in writing by or on behalf of the Acquired Companies for inclusion or incorporation by reference into (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time the Form S-4 is amended or supplemented or at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, on the date the Joint Proxy Statement is first mailed to the shareholders of the Company and of Parent, at the time of the Company Shareholder Meeting, at the time of the Parent Shareholder Meeting and at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Acquired Companies or other information supplied by or on behalf of the Acquired Companies for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.  The representations and warranties contained in this Section 3.19 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of the Parent Parties.

Section 3.20          Opinion of Financial Advisor.  The Company Board has received from each of (i) Citigroup Global Markets Inc.  (“Citigroup”) and (ii) Goldman Sachs & Co.  LLC (“Goldman Sachs”) an opinion, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be paid to the holders of Company Common Shares, other than Parent or any Affiliate of Parent, pursuant to this Agreement is fair, from a financial point of view, to such holders.  A signed copy of each such opinion shall be made available to Parent as soon as practicable after receipt thereof by the Company, for information purposes only.

Section 3.21          Brokers.  Except for Citigroup and Goldman Sachs, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company Parties who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Mergers and the other Transactions.  The Company has made available to Parent true and complete copies of all Contracts between the Company Parties and Citigroup, and between the Company Parties and Goldman Sachs, relating to the Transactions, which agreements disclose all fees payable thereunder.

Section 3.22          Investment Company Act.  None of the Acquired Companies is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.23          Takeover Statutes.  (a) The Company Board has taken all action necessary to render inapplicable to the Company Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), (b) the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Company Merger and (c) to the Knowledge of the Company, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States applicable to the Company Parties, including the DRULPA (collectively, “Takeover Statutes”) are applicable to the Mergers or the other Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except (x) as disclosed in the Parent Disclosure Schedule (it being acknowledged and agreed that disclosure of any item in any Part or sub-Part of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other Part or sub-Part of the Parent Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Parent Disclosure Schedule to such other Part or sub-Part is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), and (y) as set forth in the Parent SEC Documents furnished or filed with the SEC prior to the date hereof to the extent it is reasonably apparent that any such disclosure set forth in such Parent SEC Documents would qualify the representations and warranties contained herein, and further excluding from the Parent SEC Documents any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting Parent), the Parent Parties jointly and severally represent and warrant to the Company Parties as follows:

Section 4.1            Organization and Good Standing; Subsidiaries.

(a)           Each of the Parent Companies (i) is a corporation or other Entity that is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has full corporate (or, in the case of any Entity that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign Entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Part 4.1(b) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Parent Parties or their Subsidiaries, as applicable, in such Subsidiary. None of the Parent Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than in the Parent Companies.

Section 4.2            Organizational Documents.  Parent has made available to Company (or included as an exhibit to the Parent SEC Documents) accurate and complete copies of the Organizational Documents of Parent, Parent OP and each other material Subsidiary of Parent, each as amended to date, and each as so provided was duly adopted and is in full force and effect. Neither Parent nor Parent OP, as applicable, is in violation of any of the provisions of its Organizational Documents. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 4.3            Capitalization.

(a)           The authorized shares of beneficial interest of Parent, as of the close of business on September 5, 2018 (the “Parent Capitalization Date”), consist of: (i) 500,000,000 Parent Common Shares, of which 69,039,917 were issued and outstanding; and (ii) 100,000,000 Parent Preferred Shares, of which (A) 5,200,000 Parent Series C Preferred Shares are authorized, of which 5,000,000 were issued and outstanding as of the Parent Capitalization Date, and (B) 5,000,000 Parent Series D Preferred Shares are authorized, of which 5,000,000 were issued and outstanding as of the Parent Capitalization Date (the Parent Common Shares and the Parent Preferred Shares are collectively referred to herein as the “Parent Capital Shares”). As of the Parent Capitalization Date, 719,994 Parent Common Shares were reserved for issuance pursuant to awards outstanding under the Parent Equity Plan; and 1,567,553 Parent Common Shares were available for grant under the Parent Equity Plan.  All of the outstanding Parent Capital Shares have been duly authorized and validly issued, and are fully paid and nonassessable. All Parent Common Shares to be issued as the Merger Consideration, all Parent Series E Preferred Shares and Parent Series F Preferred Shares to be issued as the Series I Preferred Share Merger Consideration and the Series J Preferred Share Merger Consideration, as applicable, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  None of Parent’s Subsidiaries owns any Parent Capital Shares. From the Parent Capitalization Date until the date of this Agreement, no Parent Capital Shares or Parent Compensatory Awards have been issued or granted.

(b)           Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, (i) none of the outstanding Parent Common Shares are entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Parent Common Shares are subject to any right of first refusal in favor of any of the Parent Companies; and (iii) there is no Contract to which any of the Parent Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Parent Common Shares. Except as provided in Part 4.3(b) or Part 4.3(d) of the Parent Disclosure Schedule, none of the Parent Companies is under any obligation, nor is any of the Parent Companies bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Parent Common Shares or other securities.

(c)           Except as set forth on Part 4.3(c) of the Parent Disclosure Schedule, there is no Indebtedness of the Parent Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of Parent may vote.

(d)           Except as set forth in this Section 4.3, for the Parent Compensatory Awards outstanding on the Parent Capitalization Date, the redemption and conversion features of the Parent OP Units and for changes since the Parent Capitalization Date resulting from the exercise or settlement of Parent Compensatory Awards outstanding on such date or granted thereafter as permitted under Section 5.2(b), there is no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of beneficial interest, restricted share units, share-based performance units, phantom shares, share appreciation rights, profit participation rights or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of beneficial interest of Parent or other securities of any of the Parent Companies; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Companies; or (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Parent Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)           Except as provided in Section 4.3(e) and except as set forth Part 4.3(e) of the Parent Disclosure Schedule, Parent or another of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding shares of share capital or other equity securities of each of the Parent Companies, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws and restrictions in the organizational documents of the Parent Parties or their Subsidiaries, and all of such outstanding shares or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights. Except (i) pursuant to the Organizational Documents of Parent, Parent OP and each other material Subsidiary of Parent, (ii) for equity securities and other instruments (including loans) in wholly owned Subsidiaries and (iii) as set forth in Part 4.3(e) of the Parent Disclosure Schedule, neither the Parent Parties nor any of their Subsidiaries has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (including any Subsidiary of Parent).

(f)            As of the Parent Capitalization Date, Parent OP had outstanding: (i) in addition to Parent OP Common Units held by Parent, 236,351 Parent OP Common Units, each of which was redeemable in exchange for cash, or at Parent’s option, one Parent Common Share as of the Parent Capitalization Date, subject to the terms and conditions of the Parent OP Agreement; and (ii) 10,000,000 Parent OP Preferred Units held by Parent, of which (A)

5,000,000 Parent OP Series C Preferred Units are outstanding, each of which was redeemable in exchange for one Parent Series C Preferred Share as of the Parent Capitalization Date, subject to the terms and conditions of the Parent OP Agreement and (B) 5,000,000 Parent OP Series D Preferred Units are outstanding, each of which was redeemable in exchange for one Parent Series D Preferred Share as of the Parent Capitalization Date, subject to the terms and conditions of the Parent OP Agreement. All of the outstanding Parent OP Units have been duly authorized and validly issued, and are fully paid and nonassessable. All Parent OP Common Units, Parent OP Series E Preferred Units and Parent OP Series F Preferred Units to be issued in connection with the Partnership Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Parent is the sole general partner of Parent OP and, as of the date hereof, owns approximately 99.66% of the Parent OP Common Units as well as 100% of the Parent OP Preferred Units.  Part 4.3(f) of the Parent Disclosure Schedule sets forth a list of all other holders of the Parent OP Common Units, and the exact number and type (e.g., general or limited) of Parent OP Common Units held. Except as set forth in Part 4.3(f) of the Parent Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent OP to issue, transfer or sell any partnership interests of Parent OP. Except as set forth in Part 4.3(f) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent OP to issue, repurchase, redeem or otherwise acquire any partnership interests of Parent OP or any securities convertible into or exchangeable for any partnership interests of Parent OP. Except as set forth in Part 4.3(f) of the Parent Disclosure Schedule, Parent OP interests owned by Parent are free and clear of any Liens and subject only to the restrictions on transfer set forth in the Parent OP Agreement, and those imposed by applicable securities laws. From the Parent Capitalization Date until the date of this Agreement, no Parent OP Units have been issued or granted.

(g)           All dividends or other distributions on the Parent Capital Shares, the Parent OP Common Units and the Parent OP Preferred Units and any dividends or other distributions on any securities of any of Parent’s Subsidiaries that have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(h)           As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of Parent and its Subsidiaries in excess of $5,000,000 in principal amount, other than Indebtedness in the principal amounts identified by instrument in Part 4.3(h) of the Parent Disclosure Schedule.

Section 4.4            SEC Filings; Financial Statements.

(a)           All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Parent Parties with the SEC since January 1, 2016 (as they may have been supplemented, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof) (the “Parent SEC Documents”), have been filed with or furnished to the SEC on a timely basis. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Parent SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(b)           The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including, in each case, any related notes or schedules thereto) and the consolidated Subsidiaries of Parent contained or incorporated by reference in the Parent SEC Documents: (i) complied in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Parent Parties and their consolidated Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the periods covered thereby. No financial statements of any Person other than the Parent Companies are required by GAAP to be included in the consolidated financial statements of Parent.

(c)           Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Parent Companies. Parent has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(d)           Parent is in compliance in all material respects with all current listing requirements of the NYSE.

(e)           None of the Parent Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Parent Companies in their published financial statements or other Parent SEC Documents.

(f)            As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents. Parent has made available to the Company all comment letters and all material correspondence between the SEC, on the one hand, and Parent or Parent OP, on the other hand, since January 1, 2016. As of the date hereof, to Parent’s Knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review.

(g)           Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Parent Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or trustee of Parent.

(h)           As of the date hereof, none of the Parent Companies has liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities disclosed in the financial statements as of June 30, 2018 (including any related notes) contained in the Parent SEC Documents filed with the SEC before the date of this Agreement; (ii) Liabilities incurred in the ordinary course of business consistent with past practice in all material respects since June 30, 2018; (iii) Liabilities to perform under Contracts entered into by the Parent Companies; (iv) Liabilities that have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect; and (v) Liabilities and obligations incurred in connection with the Transactions.

Section 4.5            Absence of Certain Changes.  Since December 31, 2017 through the date hereof (a) the Parent Companies have conducted their businesses in all material respects in the ordinary course consistent with past practice, (b) since and through such dates, there has not been any Effect that has had or would not, individually or in the aggregate, reasonable be expected to have, a Parent Material Adverse Effect and (c) except for regular quarterly cash dividends or other distributions on the Parent Capital Shares and Parent OP Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Parent Capital Shares or Parent OP Units.

Section 4.6            Properties.

(a)           Subject to the immediately succeeding sentence, Part 4.6(a) of the Parent Disclosure Schedule lists the common street address for all real property owned by the Parent Companies in fee as of the date hereof (the “Parent Owned Real Property”) and sets forth the Subsidiary owning such Parent Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent Companies have good and valid fee simple title to all Parent Owned Real Property, in each case free and clear of all Liens except for Parent Permitted Liens.

(b)           Subject to the immediately succeeding sentence, Part 4.6(b) of the Parent Disclosure Schedule lists the common street address for all real property in which a Parent Company holds a ground lease interest in any real property (the “Parent Ground Leased Real Property”), each ground lease (or ground sublease) with a Third Party pursuant to which any Parent Company is a lessee (or sublessee) as of the date hereof, including each amendment or guaranty related thereto (individually, a “Parent Ground Lease” and collectively, “Parent Ground Leases”) and the applicable Parent Company holding such leasehold interest. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent Companies hold a good and valid leasehold interest in the Parent Ground Leased Real Property free and clear of all Liens except for Parent Permitted Liens. Accurate and complete copies of the Parent Ground Leases have been made available to the Company.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, as of the date hereof, none of the Parent Companies has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened, with respect to any of the Parent Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Parent Real Property, free and clear of all Liens other than Parent Permitted Liens.

(d)           Except as set forth in Parent Management Agreement Documents, no Parent Company is a party to any material agreement pursuant to which a Person other than a Parent Company manages or manages the development of any of the Parent Real Property that is not terminable without cost or penalty by the Parent Companies within 30 days.

(e)           Except as set forth on Part 4.6(e) of the Parent Disclosure Schedule, as of the date hereof, (i) no Parent Company has exercised any Parent Transfer Right with respect to any real property or Person in an amount in excess of $1,000,000, individually or in the aggregate, which transaction has not yet been consummated and (ii) no Third Party has exercised in writing any Parent Transfer Right with respect to any Parent Subsidiary or Parent Real Property, which transaction has not yet been consummated.

(f)            Part 4.6(f) of the Parent Disclosure Schedule lists each real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned or otherwise disposed of by any Parent Company since January 1, 2014, except for easements or similar interests. Other than as set forth in Part 4.6(f) of the Parent Disclosure Schedule, to the Knowledge of Parent, as of the date hereof, no Parent Company has received any written notice of any outstanding claims under any Parent Prior Sale Agreements which would reasonably be expected to result in liability to any Parent Company in an amount, in the aggregate, in excess of $500,000. To the Parent’s Knowledge, none of the Parent Companies has received any written notice of any outstanding violation of any Law, including zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation, for any Parent Real Property, in each case which has had, or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7            Environmental Matters.  Except for such matters that individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect (i) each of the Parent Companies is in compliance with all Environmental Laws applicable to its operations as currently conducted and possesses and is in compliance with all Environmental Permits applicable to its operations as currently conducted; (ii) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened in writing against any of the Parent

Companies; (iii) none of the Parent Companies has received any written claim or written notice of violation from any Governmental Entity or any other Person alleging that such Parent Company is in violation of, or liable under, any Environmental Law, the subject of which remains unresolved (or resolved with any remaining obligations), and to the Knowledge of Parent, no such claim or notice has been threatened in writing; and (iv) (x) none of the Parent Companies has released any Hazardous Materials at any location, and (y) to the Knowledge of Parent, there has been no release of any Hazardous Materials and Hazardous Materials are not otherwise present at any Parent Real Property, in each case, in an amount or manner that would reasonably be expected to result in an Environmental Claim against or liability of any of the Parent Companies. All environmental reports, assessments and audits in the possession or reasonable control of the Parent Companies, in each case containing information that would reasonably be expected to be material to the Parent Companies, taken as a whole, have been made available to the Company.

Section 4.8            Material Contracts.

(a)           All Contracts, including amendments thereto, required to be filed as an exhibit to any Parent SEC Documents filed on or after January 1, 2017 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to the Company.

(b)           Other than the Contracts described in Section 4.8(a), Part 4.8(b) of the Parent Disclosure Schedule sets forth a complete list, except for this Agreement, in each case as of the date hereof, of each Contract (or the accurate description of principal terms on case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which any of the Parent Companies is a party to or by which it is bound or to which any of their respective assets is subject (other than any of the foregoing solely between Parent and any of the wholly-owned Parent Companies or solely between any wholly-owned Parent Companies) that:

(i)            is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)           is a (A) limited liability company agreement, partnership agreement or joint venture agreement or similar Contract or (B) Parent Management Agreement Document, Parent Franchise Agreement Document, Material Parent Space Lease, Parent Ground Lease or Material Parent Lease;

(iii)          contains covenants of any Parent Company purporting to limit, in any material respect, either the type of business in which Parent or any of its Subsidiaries or any of their affiliates may engage or the geographic area in which any of them may so engage, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice, contained in the Material Parent Leases or contained in other recorded documents by which real property was conveyed by Parent to any user;

(iv)                              evidences Indebtedness for borrowed money in excess of $5,000,000 of any of the Parent Companies, whether unsecured or secured;

(v)                                 provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease, by merger, purchase or sale of assets or stock or otherwise, any real property (including any Parent Owned Real Property or any portion thereof) including any Parent Prior Sale Agreement;

(vi)                              other than the Parent OP Agreement, contains a put, call or similar right pursuant to which any of the Parent Companies could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5,000,000;

(vii)                           (x) requires any of the Parent Companies to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any other Parent Company or other Person in excess of $2,000,000 or (y) evidences a loan (whether secured or unsecured) made to any other Person in excess of $2,000,000;

(viii)                        relates to the settlement (or proposed settlement) of any pending or threatened Legal Proceeding, other than any settlement that provides solely for the payment of less than $1,000,000;

(ix)                              would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act;

(x)                                 relates to the sale or transfer or potential sale or transfer of any Company Real Property; or

(xi)                              except to the extent such Contract is described in the clauses above, is a Parent Benefit Plan or is terminable by the Parent Companies within 180 days, calls for (A) aggregate payments by, or other consideration from, any of the Parent Companies of more than $7,500,000 over the remaining term of such Contract or (B) annual aggregate payments by, or other consideration from, any of the Parent Companies of more than $5,000,000.

(c)                                  Each Contract, arrangement, commitment or understanding of the type described above in Section 4.8(b), whether or not set forth in Part 4.8(b) of the Parent Disclosure Schedule, is referred to herein as a “Parent Material Contract”. Parent has made available to the Company true and complete copies of all Parent Material Contracts as of the date hereof, including amendments and supplements thereto. As of the date hereof, all of the Parent Material Contracts are valid and binding on the Parent Companies, as the case may be, and, to the Knowledge of Parent, each other party thereto, as applicable, and in full force and effect, except as may be limited the Bankruptcy and Equity Exception. No Parent Company has, and to the Knowledge of Parent, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Parent

Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect and, as of the date hereof, no Parent Company has received written notice of any of the foregoing.

Section 4.9                                    Permits; Compliance.

(a)                                 Each of the Parent Companies is in possession of all Permits necessary for the Parent Companies to own, lease and operate its properties and assets (including the Parent Real Property), and to carry on and operate its businesses as currently conducted (including giving effect to the Parent Management Agreement Documents and Parent Franchise Agreement Documents) (the “Parent Permits”), and all such Parent Permits are in full force and effect, in each case except where the failure to have, or the failure to be in full force and effect of, any Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No suspension or cancellation of any Parent Permits is pending or, to the Knowledge of Parent, threatened in writing and no such suspension or cancellation will result from the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Each of the Parent Companies is in compliance with all Laws applicable to its businesses, except where the failure to comply with such Laws would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no investigation by any Governmental Entity with respect to Parent or any of the Parent Companies is pending, except for such investigations the outcomes of which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Companies has, during the one-year period prior to the date hereof: (i) received any written notice from any Governmental Entity regarding any material violation by the Parent Companies of any Law; or (ii) provided any written notice to any Governmental Entity regarding any material violation by any of the Parent Companies of any Law, which notice in either case remains outstanding or unresolved as of the date hereof, except for such notices that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No representation or warranty is made in this Section 4.9(b) with respect to environmental matters.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither the Parent Companies nor, to Parent’s Knowledge, any trustee, director, officer or employee of any of the Parent Companies in their capacity as such, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 4.10                             Legal Proceedings; Orders.

(a)                                 Except for Transaction Litigation, there is no Legal Proceeding pending (or, to the Knowledge of Parent, threatened) against any of the Parent Companies that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 There is no material Order, specific to any of the Parent Companies under which any of them is subject to ongoing obligations that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  To the Knowledge of Parent, there is no pending or threatened investigation by any Governmental Entity with respect to any of the Parent Companies that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d)                                 As of immediately prior to the date of this Agreement, there is no Legal Proceeding pending (or, to the Knowledge of Parent, threatened) against any of the Parent Companies seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the Transactions.

Section 4.11                             Tax Matters.

(a)                                 Each of the Parent Companies has timely filed (or had filed on their behalf) all income and all other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity), and all such filed Tax Returns are correct, complete and accurate in all material respects. All material Taxes payable by or on behalf of each of the Parent Companies (whether or not shown on a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. No power of attorney with respect to any Tax matter is currently in force.

(b)                                 Parent (i) for all taxable years commencing with its taxable year ended December 31, 2009 through December 31, 2017 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has been organized and operated in conformity with all requirements to qualify as a REIT for such years, (ii) has operated from and including January 1, 2018, to the date hereof, and intends to continue to operate until the Closing, in such a manner as to permit it to continue to qualify as a REIT, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in Parent’s failure to qualify as a REIT, and no challenge to Parent’s status or qualification as a REIT is pending or, to Parent’s Knowledge, threatened in writing. Part 4.11(b) of the Parent Disclosure Schedule sets forth each Subsidiary of Parent and its classification for U.S. federal income tax purposes as of the date hereof. Each entity that is listed in Part 4.11(b) of the Parent Disclosure Schedule as a partnership, joint venture, or limited liability company has, since the later of the date of its formation and the date on which Parent acquired an interest in such entity, been treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each entity that is listed in Part 4.11(b) of the Parent Disclosure Schedule as a corporation has, since the later of the date of its formation or the date on which Parent acquired an interest in such entity, been treated for U.S. federal income tax purposes as a REIT, a QRS or a TRS as set forth on such schedule. Each entity that is listed in Part 4.11(b) of the Parent Disclosure Schedule as a REIT has been, since the date of its formation, treated as a REIT or disregarded entity for U.S. federal income tax purposes. Except as set forth in Part 4.11(b) of the Parent Disclosure Schedule, Parent does not directly or indirectly hold any asset the disposition of which would subject it to Tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code, any elections made thereunder, or any similar rules.

(c)                                  Since its taxable year ended December 31, 2009, the Parent Companies have not incurred (i) any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code (and the applicable Treasury Regulations thereunder) or (ii) any other material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. Since its formation, none of the Parent Companies (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since its formation, none of the Parent Companies has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. To the Knowledge of Parent, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on Parent or any Subsidiary of Parent.

(d)                                 There are no Parent Tax Protection Agreements currently in force.

(e)                                  Each of the Parent Companies: (i) is not currently the subject of any audits, examinations, investigations or other proceedings in respect of any material Tax or Tax matter by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) has not received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is not contesting any liability for material Taxes before any Governmental Entity; (vi) to the Knowledge of Parent, is not subject to a claim or deficiency for any material Tax which has not been satisfied by payment, settled or been withdrawn; (vii) to the Knowledge of Parent, is not subject to a claim by a Governmental Entity in a jurisdiction where such Parent Company does not file Tax Returns that the Parent Company is or may be subject to material taxation by that jurisdiction; (viii) has no outstanding requests for any Tax ruling from any Governmental Entity and has not received a Tax ruling; and (ix) is not the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law).

(f)                                   Each of the Parent Companies: (i) has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, (ii) has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Governmental Entity all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws, (iii) has in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required thereof, and (iv) has collected and remitted to the appropriate Governmental Entity all material sales and use Taxes, or has been furnished properly completed exemption certificates and have in all material respects maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.

(g)                                  Parent has made available to the Company correct and complete copies of (i) all U.S. federal and other material income Tax Returns of Parent and the Parent Subsidiaries relating to the taxable periods ending since Parent’s taxable year ended December 31, 2014 and (ii) any material audit report issued within the last four (4) years relating to any Taxes due from or with respect to Parent or any Parent Subsidiaries.

(h)                                 None of the Parent Companies is, will be (regardless of whether the Company Merger occurs) or would be, as a result of the Transactions, required to include amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; (ii) an installment sale or “open transaction” disposition; (iii) a prepaid amount received, accrued, or paid; (iv) deferred income or gain; (v) an election under Section 108(i) of the Code; (vi) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vii) the recapture of any tax credit or other special tax benefit; or (viii) the use of any special accounting method (such as the long-term method for accounting for long-term contracts).  None of the Parent Companies has pending a transaction under Section 1031 or 1033 of the Code or other tax-deferral transactions for which deferral will not be available as a result of the Transactions.

(i)                                     None of the Parent Companies nor any other Person on behalf of the Parent Companies has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.

(j)                                    None of the Parent Companies is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) any agreement or arrangement between Parent and any Parent Subsidiary (or between any Parent Subsidiaries), and (ii) provisions in commercial contracts not primarily relating to Taxes.

(k)                                 None of the Parent Companies has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations. Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss that are disclosed in Part 4.11(k) of the Parent Disclosure Schedule, none of the Parent Companies has participated in any “reportable transaction” (within the meaning of Section 1.6011-4(b) of the Treasury Regulations).

(l)                                     In the past two (2) years, none of the Parent Companies has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(m)                             None of the Parent Companies (i) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is/was a “taxable REIT subsidiary” (within the meaning of Section 856 of the Code)) or (ii) has any liability for the Taxes of any Person (other than another Parent Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(n)                                 There are no Tax Liens upon any property or assets of the Parent Companies except for Permitted Liens.

(o)                                 Parent does not have and will not have, as of the Closing, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(p)                                 Except as set forth in Part 4.11(p) of the Parent Disclosure Schedule, no Parent Subsidiary that is not a domestic corporation has ever been treated as other than a partnership or disregarded entity for U.S. federal income tax purposes, or has ever made an election on IRS Form 8832 with respect to its classification for U.S. federal income tax purposes.  Without limitation of the foregoing, Parent OP is and always has been taxable as a partnership (and not as an association or publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes.

(q)                                 All of the liabilities of Parent OP have been incurred in the ordinary course of business.

(r)                                    As of the date of this Agreement, none of the Parent Companies is aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.12                             Employee Benefit Plans.

(a)                                 Part 4.12(a) of the Parent Disclosure Schedule sets forth an accurate and complete list of each material Parent Benefit Plan.

(b)                                 With respect to each Parent Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to the Company: (i) the most recent plan documents and all amendments thereto and all related trust agreements or documentation pertaining to other funding vehicles (or, to the extent no such plan exists, a written summary of material terms); (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent IRS Form 5500 (including schedules and attachments) and financial statements; (iv) the most recent IRS determination or opinion letter issued with respect to each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) the most recent financial statements and actuarial valuations, if applicable; and (vi) all material correspondence regarding the Parent Benefit Plan with any Governmental Entity.

(c)                                  None of the Parent Companies maintains, sponsors, contributes to or is required to contribute to (and such entities have not, in the past six (6) years, had an obligation to contribute to) or has any Liability under or with respect to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or (v) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code. None of the Parent Companies is or has been subject to any Liability by reason of at any time being considered a single employer with any other Person under Section 414 of the Code. None of the Parent Companies nor any Parent ERISA Affiliate has incurred any present or contingent liability under Title IV of ERISA, nor does any condition exist which would reasonably be expected to result in any such liability.

(d)                                 Each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a current favorable determination or opinion letter from the IRS as to its qualified status and, to the Knowledge of Parent, nothing has occurred, whether by action or failure to act, that has would reasonably be expected to adversely affect the qualification of such Parent Benefit Plan.

(e)                                  The Parent Benefit Plans have been maintained, funded and administered in accordance with their terms and applicable Law, including, without limitation, ERISA and the Code, except where the failure to so maintain, fund and administer would not reasonably be expected to have a Parent Material Adverse Effect. All required payments and/or contributions (including all employer contributions and employee salary reduction contributions) have either been made or have been accrued in accordance with the terms of the applicable Parent Benefit Plan and applicable Law, including to any funds or trusts established thereunder or in connection therewith. There are no pending or, to the Knowledge of Parent, threatened, suits, Legal Proceedings, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Parent Benefit Plan (other than for benefits payable in the ordinary course of business) that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(f)                                   Except as expressly set forth on the applicable clause of Part 4.12(f)(i) or (ii) of the Parent Disclosure Schedule, none of the Transactions, entry into this Agreement, or shareholder approval of this Agreement and/or the Transactions (either alone or in connection with any other event) will (i) result in, or cause the acceleration of, vesting in, increase of or payment of, any benefits or compensation under any Parent Benefit Plan or (ii) result in any payment or benefit to any Person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).  Parent has provided or made available to the Company a written waiver, executed by each of Parent’s 280G disqualified individuals who are “named executive officers”, waiving any payments or benefits set forth on Part 4.12(f)(i) of the

Parent Disclosure Schedule.  As of the Closing, the Parent Board (or, if appropriate, any committee thereof) shall have adopted any resolutions and taken any actions which are necessary to provide that the Transactions shall not constitute a “change in control” for purposes of effecting the waivers of payments and benefits described in the previous sentence.  Except as set forth on Part 4.12(f)(iii) of the Parent Disclosure Schedule, none of the Parent Companies have any obligations to gross-up, indemnify or otherwise reimburse any current or former employee, director, trustee or individual independent contractor of the Parent Companies for any Taxes incurred by such individual, including, but not limited to, Taxes incurred under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

Section 4.13                             Labor Matters.  As of the date hereof, the Parent Companies are in material compliance with all applicable Law and Orders governing labor or employment.

(a)                                 Except as set forth on Part 4.13 of the Parent Disclosure Schedule, no Parent Company nor, to the Knowledge of Parent, any Parent Management Company, is party to any collective bargaining agreement or similar labor agreement (excluding personal services contracts).  Except as set forth on Part 4.13 of the Parent Disclosure Schedule, the employees of the Parent Companies currently are not represented by a labor union or works council and there is not, to the Knowledge of Parent, any attempt to organize any employees of the Parent Companies (including any written demand for recognition or certification by any labor organization or group of employees of any Parent Company). Except as set forth on Part 4.13 of the Parent Disclosure Schedule, to the Knowledge of Parent, no employee, independent contractor, consultant, temporary employee, leased employee or other service provider of any Parent Management Company (each, a “Parent Management Company Employee”) is currently represented by a labor union or works council and there is not any attempt to organize any Parent Management Company Employee (including any written demand for recognition or certification by any labor organization or group of Parent Management Company Employees). There are no representation or certification proceedings or petitions seeking a representation proceeding presently filed with the National Labor Relations Board or any other labor relations tribunal or authority in respect of any employees of the Parent Companies or, to the Knowledge of Parent, in respect of any Parent Management Company Employees; to the Knowledge of Parent, no such representation or certification proceeding or petition seeking a representation proceeding is threatened in writing to be brought or filed. To the Knowledge of Parent, no strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Parent Companies or by the Parent Management Company Employees has materially affected the Parent Companies or the Parent Management Companies or is being threatened in writing.

(b)                                 No Legal Proceeding by any employee of the Parent Companies for unpaid wages, bonuses, commissions, employment withholding Taxes, penalties, unpaid overtime, child labor or record keeping violations is pending or, to the Knowledge of Parent, is threatened under the FLSA, the Davis Bacon Act, the Walsh Healey Act or the Service Contract Act, or any other Law. No discrimination, harassment and/or retaliation Legal Proceeding by any employee of the Parent Companies, is pending or, to the Knowledge of Parent, is threatened against the Parent Companies or any employee, officer or trustee of the Parent Companies in their capacity as such, under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other applicable Law or comparable state fair employment practices act. To the Knowledge of Parent, no wrongful discharge, retaliation, libel, slander or other Legal Proceeding by any employee of the Parent Companies that arises out of the employment relationship between the Parent Companies and their respective employees is pending or, to the Knowledge of Parent, is threatened against the Parent Companies under any applicable Law.

(c)                                  To the Knowledge of Parent, no employee of the Parent Companies is in violation of any material term of any non-disclosure agreement, non-competition agreement or any other restrictive covenant agreement with a former employer relating to the right of any such employee to be employed by the Parent Companies because of the nature of the business conducted by the Parent Companies or to the use of trade secrets or proprietary information of others.

(d)                                 Within the past two (2) years, none of the Parent Companies has implemented any plant closing or layoff of employees that (in either case) required notification under the WARN Act.

Section 4.14                             Intellectual Property.

(a)                                 Part 4.14(a) of the Parent Disclosure Schedule sets forth a correct and complete list of all Patents, registered Marks and registered Copyrights that are owned by the Parent Companies (“Registered Parent Intellectual Property Assets”).

(b)                                 Except as set forth in Part 4.14(b) of the Parent Disclosure Schedule and as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect:

(i)                                     one of the Parent Companies exclusively owns the Parent Intellectual Property Assets, free and clear of all Liens;

(ii)                                  all Registered Parent Intellectual Property Assets have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Knowledge of Parent, are valid and enforceable, except for issuances, registrations or applications that the applicable Parent Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

(iii)                               there are no pending or, to the Knowledge of Parent, threatened claims in writing against the Parent Companies alleging that the operation of the business of such the Parent Company as currently conducted infringes the rights of any Person in or to any Intellectual Property Assets (“Parent Third Party IP Rights”) or that any of the Parent Intellectual Property Assets are invalid or unenforceable;

(iv)                              to the Knowledge of Parent, the operation of the business of the Parent Companies as currently conducted does not infringe the rights of any Person in or to any Parent Third Party IP Rights; and

(v)                                 to the Knowledge of Parent, there is no infringement by any Person of any of the Parent Intellectual Property Assets.

Section 4.15                             Insurance.

(a)                                 Parent has made available to the Company the material insurance policies held by, or for the benefit of the Parent Companies as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) all insurance policies maintained by the Parent Companies are in full force and effect, (ii) all premiums due and payable thereon have been paid, and (iii) none of the Parent Companies is in breach of or default under any of such insurance policies.

(b)                                 From January 1, 2016 through the date hereof, none of the Parent Companies has received any written communication notifying any of the Parent Companies of any (i) premature cancellation or invalidation of any material insurance policy held by any Parent Company (except with respect to policies that have been replaced with similar policies), (ii) written refusal of any coverage or rejection of any material claim under any material insurance policy held by the Parent Companies or (iii) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by Parent. Except as set forth in Part 4.15(b) of the Parent Disclosure Schedule, as of the date hereof, there is no pending material claim by any Parent Company against any insurance carrier under any insurance policy held by any Parent Company.

Section 4.16                             Authority; Binding Nature of Agreement.

(a)                                 Parent has the requisite real estate investment trust power and authority to enter into and to perform its obligations under this Agreement and, subject to the affirmative vote of not less than a majority of the votes cast by the holders of the outstanding Parent Common Shares entitled to vote on the matter at the Parent Shareholders Meeting to approve the Parent Share Issuance in connection with the Company Merger (the “Parent Shareholder Approval”), to consummate the Transactions. The Parent Board has duly adopted resolutions unanimously (i) approving and declaring advisable this Agreement and the Mergers and the other Transactions, (ii) approving the execution, delivery and performance of this Agreement and, subject to obtaining the Parent Shareholder Approval, the consummation by Parent of the Transactions, (iii) directing that, subject to the terms and conditions of this Agreement, the Parent Share Issuance be submitted to the shareholders of Parent for their approval, and (iv) resolving to, subject to the terms and conditions of this Agreement, recommend the approval of the Parent Share Issuance by the shareholders of Parent (the “Parent Board Recommendation”), which resolutions, except as permitted under Section 5.3, have not been subsequently rescinded, withdrawn or modified in a manner adverse to the Company. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Transactions have been duly authorized by all necessary trust or corporate action on the part of Parent, and no other trust or corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance by Parent of this Agreement other than, with respect to consummation of the Company Merger, obtaining the Parent Shareholder Approval. This Agreement has been duly executed and delivered on behalf of the Parent Parties and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Parent Parties, constitutes the valid and binding obligation of Parent, enforceable against the Parent Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 Merger Sub is a newly formed, wholly-owned Subsidiary of Parent and has the requisite power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions. Parent, as the sole member of Merger Sub, has (i) determined that the Transactions are in the best interests of Merger Sub and its sole member, (ii) declared that this Agreement is advisable and (iii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub in accordance with the MD LLC Act. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Merger Sub, and no other proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the Transactions.

(c)                                  Merger OP is a newly formed, indirect wholly-owned Subsidiary of Parent OP and has the requisite power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions.  Parent OP, as the sole member of the general partner of Merger OP, has (i) determined that the Transactions are in the best interests of Merger OP and its limited partners, (ii) declared that this Agreement is advisable and (iii) authorized and approved the execution, delivery and performance of this Agreement by Merger OP.  The execution and delivery of this Agreement by Merger OP and the consummation by Merger OP of the Transactions have been duly authorized by all necessary action on the part of the Merger OP, and no other proceedings on the part of Merger OP are necessary to authorize this Agreement or to consummate the Transactions.

Section 4.17                             Vote Required.  The Parent Shareholder Approval is the only vote or consent of the holders of any class of securities of Parent necessary to approve the Company Merger and the other Transactions, including the issuance of Parent Common Shares in connection with the Company Merger. Parent, as the sole general partner and as a limited partner of Parent OP, has approved this Agreement and the Partnership Merger, and such approval is the only approval necessary from the holders of any class of securities of Parent OP for the approval of this Agreement, the Partnership Merger and the other Transactions.

Section 4.18                             Non-Contravention; Consents.  Except in the case of clauses (b) and (c), for violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and as set forth on Part 4.18 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Transactions will not: (a) cause a violation of any of the provisions of the Organizational Documents of any Parent Company; (b) cause a violation by the Parent Companies of any Law applicable to the business of any Parent Company; or (c) require any consent, notice or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, notification, cancellation, purchase or sale under or result in the triggering of any payment or creation of a Lien (other than a Parent Permitted Lien) upon any of the respective properties or assets (including rights) of any Parent Company, pursuant to, any Contract to which any Parent Company is a party (or by which any of their respective properties or assets (including rights) are bound) or any Parent Permit. Except as may be required by the Exchange Act, the MRL, the MD LLC Act, the DRULPA, the listing requirements of the NYSE, and such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Mergers, including (i) the Joint Proxy Statement and (ii) the Form S-4, none of the Parent Companies is required to make any filing with or to obtain any consent from any Person at or prior to the Partnership Merger Effective Time in connection with the execution and delivery of this Agreement by the Parent Companies or the consummation by the Parent Companies of the Transactions, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.19                             Opinion of Financial Advisor.  The Parent Board has received from Raymond James & Associates, Inc. (“Raymond James”) an opinion, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent. A signed copy of such opinion shall be made available to the Company as soon as practicable after receipt thereof by Parent, for information purposes only.

Section 4.20                             Brokers.  Except for Raymond James and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Parent Parties who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Mergers and the other Transactions.  Parent has made available to the Company true and complete copies of all Contracts between the Parent Parties and Raymond James, and between the Parent Parties and Merrill Lynch, relating to the Transactions, which agreements disclose all fees payable thereunder.

Section 4.21                             Investment Company Act.  None of the Parent Companies is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.22                             Takeover Statutes.  Each of Parent and Parent’s Affiliates has taken such actions and votes as are necessary on its part to render the provisions of any Takeover Statute inapplicable to this Agreement, the Mergers and the other Transactions.

Section 4.23                             Not an Interested Stockholder.  Except as set forth on Part 4.23 of the Parent Disclosure Schedule, none of the Parent Parties or any of their respective Affiliates, within the past five years, has beneficially owned (as defined in Rule 13d-3 under the Exchange Act) any Company Capital Shares or Operating Company Partnership Units or any securities that are convertible into or exchangeable or exercisable for Company Capital Shares or Operating Company Partnership Units, or holds any rights to acquire or vote any Company Capital Shares or Operating Company Partnership Units, other than pursuant to this Agreement.  None of the Parent Parties or any of their Subsidiaries, or the “Affiliates” or, to the Knowledge of Parent, the “associates” of any such person, within the past five years, has been an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.

Section 4.24                             Sufficient Funds.  Parent has delivered to the Company true, complete and correct copies as of the date of this Agreement of an executed commitment letter (as the same may be amended or replaced in accordance with Section 5.13, the “Debt Financing Commitment”), pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the

“Debt Financing”). As of the date hereof, the Debt Financing Commitment is in full force and effect and is the legal, valid and binding obligation of Parent and any Affiliates of Parent party thereto (and, to Parent’s knowledge, the Debt Financing Sources) and enforceable against Parent and any Affiliates of Parent (and, to Parent’s knowledge, the Debt Financing Sources) in accordance with its terms, subject to the Bankruptcy and Equity Exception.  As of the date hereof, the Debt Financing Commitment has not been amended or modified and the commitments contained in the Debt Financing Commitment have not been withdrawn or rescinded in any respect.  Assuming the accuracy of the Company’s representations and warranties set forth in Article 3, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parent Parties and to the knowledge of Parent, any other party thereto, under the Debt Financing Commitment and no Parent Party has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it (and, to the knowledge of Parent, any other party thereto) in the Debt Financing Commitment on or prior to the Closing Date.  There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as set forth in or contemplated by the Debt Financing Commitment.  As of the date hereof, there are no side letters or other Contracts (except for customary fee letters, true and complete copies of which have been provided to the Company, except that financial and economic terms not affecting conditionality may be redacted) related to the funding of the full amount of the Debt Financing other than as set forth in the Debt Financing Commitment.  Subject to the terms and conditions set forth in the Debt Financing Commitment, the aggregate proceeds contemplated by the Debt Financing Commitment, together with Parent’s available cash, will be sufficient to pay the Cash Consideration, the Fractional Share Consideration and all amounts required to be paid in connection with the consummation of the Transactions and any other related fees and expenses. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Company’s or any Subsidiary of the Company’s) ability to obtain the Debt Financing.

Section 4.25                             Absence of Certain Agreements.  As of the date hereof, none of the Parent Parties nor any of their respective controlled Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any shareholder of the Company or limited partner of the Operating Partnership would be entitled to receive, in respect of any Company Common Share or Operating Partnership Unit, consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company or limited partner of the Operating Partnership has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any shareholder of the Acquired Companies has agreed to make an investment in, or contribution to, any of the Parent Parties in connection with the Transactions, in each case that would not terminate and be void concurrently with any termination of this Agreement.  Other than this Agreement and the Confidentiality Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Parent OP, Merger Sub or Merger OP or any of their respective controlled Affiliates, on the one hand, and any trustee, officer, employee or shareholder of the Company or the Operating Partnership, on the other hand, relating to the Transactions or the operations of the Surviving

Entity after the Company Merger Effective Time or the Surviving Partnership after the Partnership Merger Effective Time.

Section 4.26                             Information in the Joint Proxy Statement.  None of the information supplied or to be supplied in writing by or on behalf of the Parent Companies for inclusion or incorporation by reference into (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time the Form S-4 is amended or supplemented or at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the shareholders of the Company and of Parent, at the time of the Company Shareholder Meeting, at the time of the Parent Shareholder Meeting and at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Parent Companies or other information supplied by or on behalf of the Parent Companies for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.  The representations and warranties contained in this Section 4.26 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

ARTICLE 5
COVENANTS

Section 5.1                                    Interim Operations of the Company Parties.  The Company Parties agree that, between the date hereof and the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Part 5.1 of the Company Disclosure Schedule, (iii) as contemplated or permitted by this Agreement, (iv) as may be necessary or appropriate to carry out the Transactions, (v) as may be required to facilitate compliance with any Law or Contract, or (vi) as required by the rules or regulations of NYSE, the Company Parties shall, and shall cause their Subsidiaries to, (x) use commercially reasonable efforts to conduct their operations in the ordinary course of business consistent with past practice in all material respects and (y) use commercially reasonable efforts to maintain and preserve substantially intact the business organization of the Acquired Companies, to retain the services of their current officers and key employees, to preserve their assets and properties in good repair and condition and to preserve the goodwill and current relationships of the Acquired Companies with persons with which the Acquired Companies have significant business relations.  Without limiting the foregoing, except as set forth in Part 5.1 of the Company Disclosure Schedule, as contemplated or required by any other provision of this Agreement or any Company Management Agreement Document to which any Acquired Company is bound or as required by applicable Law, or by any Governmental Entity of competent jurisdiction, the Company Parties shall not, nor shall they permit any of their Subsidiaries to, between the date hereof and the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 amend any of the Acquired Companies’ Organizational Documents (whether by merger, consolidation or otherwise);

(b)                                 (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock or other securities of any Acquired Company, other than (A) the payment of dividends or distributions declared prior to the date of this Agreement, (B) the payment of dividends on Company Preferred Shares in accordance with their respective terms as set forth in the Company Declaration of Trust, (C) for distributions on the Operating Partnership Preferred Units in accordance with their respective terms, (D) dividends or distributions declared, set aside or paid by any Acquired Company (other than a Subsidiary REIT) to any other Acquired Company that is, directly or indirectly, wholly owned by the Company, (E) distributions required for the Company or any Subsidiary REIT to maintain its status as a REIT under the Code or avoid the incurrence of any income or excise Taxes by the Company or any Subsidiary REIT pursuant to Section 5.16(a), and (F) distributions resulting from the vesting or settlement of Company Compensatory Awards, (ii) split, combine or reclassify any capital stock or other securities of the Acquired Companies, (iii) except as otherwise provided in Section 5.1(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of any Acquired Company, (iv) except as otherwise provided in Section 5.1(c), purchase, redeem or otherwise acquire any shares of capital stock or other securities of any Acquired Company, except for acquisitions of Company Common Shares by the Company in satisfaction by holders of Company Compensatory Awards of applicable withholding Taxes, or (v) enter into any amendment or other modification to the material terms of any material Indebtedness for borrowed money of the Acquired Companies;

(c)                                  (i) issue, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), sell, grant, pledge, transfer, subject to any Lien or dispose of any Company, Operating Partnership or other Acquired Company securities or any other securities convertible into or exchangeable for Company, Operating Partnership or other Acquired Company securities, other than (A) the issuance of Company Common Shares upon the settlement of Deferred Share Awards or Performance Awards that are outstanding on the date hereof, in accordance with the equity award’s terms as in effect on the date hereof, (B) the issuance of Company Common Shares upon conversion of Company Preferred Shares or upon redemption of Operating Partnership Units, in accordance with their respective terms existing on the date hereof, or (C) grants or awards of Company securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof and expressly identified on Part 5.1(c)(i)(C) of the Company Disclosure Schedule, or (ii) amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(d)                                 adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to any of the Acquired Companies;

(e)                                  except as set forth on Part 5.1(e) of the Company Disclosure Schedule, (i) increase the salary, wages, benefits, bonuses, severance or other compensation payable or to become payable to the Company’s or any other Acquired Company’s current or former trustees, directors, officers or employees, except for (x) increases or payments in the ordinary course of business consistent with past practice with respect to any employee with an annual base salary below $150,000, or (y) increases required under any Company Benefit Plan or under applicable Law, which increases are, to the Knowledge of the Company as of the date hereof, identified on Part 5.1(e)(i)(y) of the Company Disclosure Schedule; (ii) terminate the employment of any employee, other than for “cause,” or hire any new employee other than those for whom an offer of employment has already been extended prior to the date hereof; or (iii) enter into any new employment, loan, retention, consulting, indemnification, change-in-control, termination or similar agreement enter into, adopt, amend or terminate any Company Benefit Plan or take any action to fund, accelerate or in any way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

(f)                                   modify, amend, extend or enter into any labor agreement, collective bargaining agreement or similar agreement with any labor union, labor organization or other employee representative body;

(g)                                  recognize or certify any labor union, labor organization, works council, group of employees or other employee representative body as the bargaining representative for any employees of the Acquired Companies;

(h)                                 acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than (i) one or more acquisitions of personal property (and not real property) in the ordinary course of business consistent with past practice that, individually, involve a purchase price of not more than $2,500,000 and (ii) acquisitions of assets or real property pursuant to Contracts listed in Part 5.1(h) of the Company Disclosure Schedule;

(i)                                     sell, lease, license, pledge, transfer, ground lease, subject to any Lien or otherwise dispose of any material assets or material properties except (i) pursuant to existing Contracts, (ii) Permitted Liens incurred in the ordinary course of business, (iii) sales of inventory or used equipment in the ordinary course of business, or (iv) other than with respect to any real property (including any Company Real Property) in cases that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(j)                                    change any of the accounting methods used by the Company Parties materially affecting their assets, Liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents filed prior to the date hereof;

(k)                                 (i) incur, assume, refinance or guarantee any long-term or short-term Indebtedness or issue any debt securities, except (A) for borrowings and guarantees under the Company’s or any of its Subsidiaries’ current credit facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 5.1(b)), or (B) in respect of Indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Acquired Company); (iii) prepay any Indebtedness, except for (A) repayments of Indebtedness in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any Company Real Property), and (B) mandatory payments under the terms of any Indebtedness in accordance with its terms, or (iv) make loans, advances or capital contributions to or investments in any Person (other than (x) as required by any joint venture agreement or (y) as permitted pursuant to Section 5.1(l));

(l)                                     make any capital expenditures or enter into any Contract for any renovation, construction or capital expenditure other than (i) capital expenditures set forth in the capital expenditure budget set forth on Part 5.1(l) of the Company Disclosure Schedule; provided, however, that the Company shall not commit capital of $1,000,000 or more to any project referred to in such capital expenditure budget without the prior written consent of Parent, (ii) capital expenditures required by Law, (iii) expenditures permitted to be made by Company Management Companies from reserved funds pursuant to and as permitted under the Company Management Agreement Documents, (iv) emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (v) subject to the proviso in clause (i), capital expenditures in any amount not exceeding $5,000,000 in the aggregate for all projects of the Acquired Companies; provided that the Company shall consult in good faith with Parent before undertaking any capital expenditures exceeding $20,000 per key at any Company Real Property, or (vi) Contracts related to capital expenditures permitted by clauses (i) through (v);

(m)                             settle or compromise any claim or Legal Proceeding (whether or not commenced prior to the date of this Agreement), other than any Legal Proceeding providing solely for the payment of an amount less than $2,000,000 individually or $5,000,000 in the aggregate (net of any amount covered by insurance or indemnification), but in no event shall the Acquired Companies settle any Transaction Litigation except in accordance with the provisions of Section 5.12;

(n)                                 enter into any new line of business;

(o)                                 fail to maintain in full force and effect material insurance policies or comparable replacement policies covering Acquired Companies and their respective properties, assets and businesses in a form and amount consistent with past practice;

(p)                                 (i) amend in any material respect or terminate, or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any Material Company Space Lease or Material Company Lease, (ii) enter into, amend, terminate, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any other Company Material Contract or (iii) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Company Material Contract;

(q)                                 (i) initiate or consent to any material zoning reclassification of any Company Real Property or any material change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Company Real Property in any material respect or (ii) amend, modify or terminate, or authorize any Person to amend, modify, terminate or allow to lapse, any material Company Permit;

(r)                                    except in each case to the extent the Company determines, after prior consultation with Parent, that such action is reasonably necessary to preserve the status of the Company as a REIT or to preserve the status of any Company Subsidiary as a REIT, partnership, disregarded entity, TRS, or QRS for U.S.  federal income tax purposes, file any material Tax Return materially inconsistent with past practice, make or change any material Tax election (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), settle or compromise any material Tax claim or assessment by any Governmental Entity, change any accounting method with respect to Taxes, enter into any closing agreement with a taxing authority, surrender any right to claim a refund of a material amount of Taxes or consent (other than in the ordinary course of business) to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(s)                                   enter into or amend any Company Tax Protection Agreement or take any action or fail to take any action that would violate or be inconsistent with any Company Tax Protection Agreement or otherwise give rise to a material liability with respect thereto; or

(t)                                    authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to the Parent Parties, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Partnership Merger Effective Time.

Section 5.2                                    Interim Operations of the Parent Parties.  The Parent Parties agree that, between the date hereof and the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, except (i) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Part 5.2 of the Parent Disclosure Schedule, (iii) as contemplated or permitted by this Agreement, (iv) as may be necessary or appropriate to carry out the Transactions, (v) as may be required to facilitate compliance with any Law or Contract, or (vi) as required by the rules or regulations of NYSE, the Parent Parties shall, and shall cause their Subsidiaries to, (x) use commercially reasonable efforts to conduct their operations in the ordinary course of business consistent with past practice in all material respects and (y) use commercially reasonable efforts to maintain and preserve substantially intact the business organization of the Parent Companies, to retain the services of their current officers and key employees, to preserve their assets and properties in good repair and condition and to preserve the goodwill and current relationships of the Parent Companies with persons with which the Parent Companies have significant business relations.  Without limiting the foregoing, except as set forth in Part 5.2 of the Parent Disclosure Schedule, as contemplated or required by any other provision of this Agreement or any Parent Management Agreement Document to which any Parent Company is bound or as required by applicable Law, or by any Governmental Entity of competent jurisdiction, the Parent Parties shall not, nor shall they permit any of their Subsidiaries to, between the date hereof and the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 amend any of the Parent Companies’ Organizational Documents (whether by merger, consolidation or otherwise);

(b)                                 (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock or other securities of any Parent Company, other than (A) the payment of dividends or distributions declared prior to the date of this Agreement, (B) the declaration and payment by Parent and Parent OP of regular quarterly dividends per Parent Common Share and Parent OP Common Unit, in accordance with past practice and in amount not to exceed $0.38 per Parent Common Share or Parent OP Common Unit (the “Parent Common Quarterly Dividend”), (C) the payment of dividends on Parent Preferred Shares in accordance with their respective terms as set forth in the Parent Declaration of Trust, (D) for distributions on the Parent OP Preferred Units in accordance with their respective terms, (E) dividends or distributions declared, set aside or paid by any Parent Company to any other Parent Company that is, directly or indirectly, wholly owned by Parent, (F) distributions required for Parent or any Subsidiary REIT to maintain its status as a REIT under the Code or avoid the incurrence of any income or excise Taxes by Parent or any Subsidiary REIT, (G) the payment of dividends or distributions permitted by Section 5.16 and (H) distributions resulting from the vesting or settlement of Parent Compensatory Awards set forth in Part 5.2(b) of the Parent Disclosure Schedule, (ii) split, combine or reclassify any capital stock of the Parent Companies, (iii) except as otherwise provided in Section 5.2(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other equity interests of any Parent Company, (iv) except as otherwise provided in Section 5.2(c), purchase, redeem or otherwise acquire any shares of capital stock or other securities of any Parent Company, except for acquisitions of Parent Common Shares by Parent in satisfaction by holders of Parent Compensatory Awards of applicable withholding Taxes, or (v) enter into any amendment or other modification to the material terms of any material Indebtedness for borrowed money of the Parent Companies;

(c)                                  (i) issue, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), sell, grant, pledge, transfer, subject to any Lien or dispose of any Parent, Parent OP or other Parent Company securities or any other securities convertible into or exchangeable for Parent, Parent OP or other Parent Company securities, other than (A) the issuance of Parent Common Shares upon the settlement of Parent Compensatory Awards that are outstanding on the date hereof, in accordance with the equity award’s terms as in effect on the date hereof, (B) the issuance of Parent Common Shares upon conversion of Parent Preferred Shares or upon redemption of Parent OP Units, in accordance with their respective terms existing on the date hereof, or (C)

grants or awards of Parent securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof and expressly identified on Part 5.2(c)(i)(C) of the Parent Disclosure Schedule, or (ii) amend any term of any security of the Parent Companies (in each case, whether by merger, consolidation or otherwise);

(d)                                 adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to any of the Parent Companies;

(e)                                  except as set forth on Part 5.2(e) of the Parent Disclosure Schedule, (i) increase the salary, wages, benefits, bonuses, severance or other compensation payable or to become payable to Parent’s current or former trustees or employees, except for (x) increases or payments in the ordinary course of business consistent with past practice with respect to any employee with an annual base salary below $150,000, or (y) increases required under any Parent Benefit Plan or under applicable Law; or (ii) other than in the ordinary course of business, enter into any new employment, loan, retention, consulting, indemnification, change-in-control, termination or similar agreement or enter into, adopt, amend or terminate any Parent Benefit Plan or take any action to fund, accelerate or in any way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Parent Benefit Plan;

(f)                                   except as set forth on Part 5.2(f) of the Parent Disclosure Schedule, modify, amend, extend or enter into any labor agreement, collective bargaining agreement or similar agreement with any labor union, labor organization or other employee representative body;

(g)                                  recognize or certify any labor union, labor organization, works council, group of employees or other employee representative body as the bargaining representative for any employees of the Parent Companies;

(h)                                 acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than (i) one or more acquisitions of personal property (and not real property) in the ordinary course of business consistent with past practice that, individually, involve a purchase price of not more than $2,500,000 and (ii) acquisitions of assets or real property pursuant to Contracts listed in Part 5.2(h) of the Parent Disclosure Schedule;

(i)                                     sell, lease, license, pledge, transfer, ground lease, subject to any Lien or otherwise dispose of any material assets or material properties except (i) as set forth on Part 5.2(i) of the Parent Disclosure Schedule, (ii) pursuant to existing Contracts, (iii) Permitted Liens incurred in the ordinary course of business, (iv) sales of inventory or used equipment in the ordinary course of business, or (v) other than with respect to any real property (including any Parent Real Property) in cases that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(j)                                    change any of the accounting methods used by the Parent Parties materially affecting their assets, Liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Parent SEC Documents filed prior to the date hereof;

(k)                                 (i) incur, assume, refinance or guarantee any long-term or short-term Indebtedness or issue any debt securities, except (A) for borrowings and guarantees under Parent’s or any of its Subsidiaries’ current credit facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 5.2(b)), (B) in respect of Indebtedness owing by any wholly owned Subsidiary of Parent to Parent or another wholly-owned Subsidiary of Parent or Indebtedness incurred or refinanced in connection with the Transactions or (C) in connection with financing the Cash Consideration or refinancing of any Indebtedness of the Acquired Companies in connection with the Transactions, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Parent Company); (iii) prepay any Indebtedness, except for (A) repayments of Indebtedness in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any Parent Real Property), and (B) mandatory payments under the terms of any Indebtedness in accordance with its terms, or (iv) make loans, advances or capital contributions to or investments in any Person (other than (x) as required by any joint venture agreement or (y) as permitted pursuant to Section 5.2(l));

(l)                                     make any capital expenditures or enter into any Contract for any renovation, construction or capital expenditure other than (i) capital expenditures set forth in the capital expenditure budget set forth on Part 5.2(l) of the Parent Disclosure Schedule, (ii) capital expenditures required by Law, (iii) expenditures permitted to be made by Parent Management Companies from reserved funds pursuant to and as permitted under the Parent Management Agreement Documents, (iv) emergency capital expenditures in any amount that Parent determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (v) capital expenditures in any amount not exceeding $5,000,000 in the aggregate for all projects of the Parent Companies or (vi) Contracts related to capital expenditures permitted by clauses (i) through (v);

(m)                             settle or compromise any claim or Legal Proceeding (whether or not commenced prior to the date of this Agreement), other than any Legal Proceeding providing solely for the payment of an amount less than $2,000,000 individually or $5,000,000 in the aggregate (net of any amount covered by insurance or indemnification), but in no event shall the Parent Companies settle any Transaction Litigation except in accordance with the provisions of Section 5.12;

(n)                                 enter into any new line of business;

(o)                                 fail to maintain in full force and effect material insurance policies or comparable replacement policies covering Parent Companies and their respective properties, assets and businesses in a form and amount consistent with past practice;

(p)                                 except as set forth on Part 5.2(p) of the Parent Disclosure Schedule, (i) amend in any material respect or terminate, or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any Material Parent Space Lease or Material Parent Lease, (ii) enter into, amend, terminate, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any other Parent Material Contract or (iii) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Parent Material Contract;

(q)                                 except as set forth on Part 5.2(q) of the Parent Disclosure Schedule, (i) initiate or consent to any material zoning reclassification of any Parent Real Property or any material change to any approved site plan (in each case, that is material to such Parent Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Parent Real Property in any material respect or (ii) amend, modify or terminate, or authorize any Person to amend, modify, terminate or allow to lapse, any material Parent Permit;

(r)                                    except in each case to the extent Parent determines, after prior consultation with the Company, that such action is reasonably necessary to preserve the status of Parent as a REIT or to preserve the status of any Parent Subsidiary as a REIT, partnership, disregarded entity, TRS, or QRS for U.S.  federal income tax purposes, file any material Tax Return materially inconsistent with past practice, make or change any material Tax election (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude Parent from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), settle or compromise any material Tax claim or assessment by any Governmental Entity, change any accounting method with respect to Taxes, enter into any closing agreement with a taxing authority, surrender any right to claim a refund of a material amount of Taxes or consent (other than in the ordinary course of business) to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(s)                                   enter into or amend any Parent Tax Protection Agreement or take any action or fail to take any action that would violate or be inconsistent with any Parent Tax Protection Agreement or otherwise give rise to a material liability with respect thereto; or

(t)                                    authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to the Company Parties, directly or indirectly, rights to control or direct the operations of the Parent Companies prior to the Partnership Merger Effective Time.

Section 5.3                                    No Solicitation.

(a)                                 The Company and Parent, as applicable, will not, and shall cause each of its Subsidiaries and its and its Subsidiaries’ respective officers, trustees and directors not to, and will not authorize and shall use commercially reasonable efforts to cause its and their other Representatives not to:

(i)                                     solicit, initiate or knowingly encourage or knowingly facilitate the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person acquiring Company Capital Shares such that the Person does not become an “interested stockholder,” for purposes of the MGCL);

(ii)                                  furnish any non-public information regarding the Acquired Companies to any Third Party with respect to an Acquisition Proposal or Acquisition Inquiry;

(iii)                               engage in or otherwise participate in any discussions or negotiations with any Third Party with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv)                              otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or Acquisition Inquiry;

(v)                                 terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which any of the Company Parties or Parent Parties, as applicable, is a party, except to the extent necessary to allow the counterparty thereof to make a private Acquisition Proposal to the Company Board or the Parent Board, as applicable, in accordance with this Agreement;

(vi)                              provide any further information with respect to itself, its Subsidiaries or any Acquisition Proposal (and shall turn off any data rooms maintained by the Company or Parent, as applicable), to any Third Party or its Representatives;

(vii)                           approve or recommend an Acquisition Proposal or enter into any Alternative Acquisition Agreement; or

(viii)                        resolve, propose or agree to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, but subject to the Company’s compliance with the provisions of this Section 5.3, prior to obtaining the Company Shareholder Approval or the Parent Shareholder Approval, as applicable, the Company and its Representatives or Parent and its Representatives, as applicable, may engage in any such discussions or negotiations and provide any such information in response to an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement (that did not result from a breach of this Section 5.3) if: (A) prior to such party providing any such non-public information to any Third Party or its Representatives in response to an Acquisition Proposal, such party receives from such Third Party (or there is then in effect with such party) an executed Acceptable Confidentiality Agreement, a copy of the executed Acceptable Confidentiality Agreement shall be provided to the other party promptly (and, in any event, within twenty-four (24) hours); and (B) the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with such party’s outside legal counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.  Promptly (and, in any event, within twenty-four (24) hours) with providing any non-public information to such Third Party, the Company or Parent, as applicable, shall make such non-public information available to the other party (to the extent such non-public information has not been previously made available to such party).

(b)                                 If the Company or Parent, as applicable, receives an Acquisition Proposal or Acquisition Inquiry, then such party shall:

(i)                                     promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry): (1) notify the other party in writing of such Acquisition Proposal or Acquisition Inquiry; (2) identify the Third Party or group making such Acquisition Proposal or Acquisition Inquiry; (3) indicate the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry, to the extent known, and (4) provide to the other party copies of any such Acquisition Proposal or Acquisition Inquiry made in writing and any proposed agreements related thereto;

(ii)                                  promptly (and in no event later than twenty-four (24) hours) notify the other party in writing if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information to any Third Party in each case in accordance with Section 5.3; and

(iii)                               keep the other party reasonably informed, on a reasonably prompt basis, of any material change to the status and any change to the financial and other material terms of any and all Acquisition Proposals or Acquisition Inquiries it has received (including any amendments and updates thereto), including by providing a copy of all written proposals, offers, drafts of proposed agreements or correspondence relating thereto.  Neither the Company or Parent nor any of their respective Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to the other party.

(c)                                  Neither the Company Board (or any committee thereof) nor the Parent Board (or any committee thereof) shall, except as permitted by this Section 5.3: (i) withdraw, withhold, modify, amend or qualify, in a manner adverse to the Parent Parties or the Company Parties, as applicable, the Company Board Recommendation or the Parent Board Recommendation, as applicable; (ii) adopt, endorse, approve, recommend or otherwise declare advisable any Acquisition Proposal; (iii) fail to include the Company Board Recommendation or the Parent Board Recommendation, as applicable, in the Joint Proxy Statement, (iv) if any Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in clause “(v)” below) has been made public, fail to publicly affirm or reaffirm the Company Board Recommendation or the Parent Board Recommendation, as applicable, upon request of the other party within five (5) Business Days after the date an Acquisition Proposal shall have been publicly announced (or if the Company Shareholders Meeting or Parent Shareholders Meeting, as applicable, is scheduled to be held within five (5) Business Days from the date an Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the Company Shareholders Meeting or Parent Shareholders Meeting, as applicable, is scheduled to be held); provided that the other party may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified in which case the other party may make such request once each time such material modification is made; (v) fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders) within ten (10) Business Days after the commencement of such tender or exchange offer; (vi) publicly propose or publicly announce an intention to take any of the foregoing actions (any action described in clause “(i)” through clause “(vi)” being referred to as a “Change in Recommendation”); or (vii) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other Contract (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.3(a)) contemplating an Acquisition Proposal or requiring the Company Parties or the Parent Parties, as applicable, to abandon, terminate or fail to consummate the Transactions (any such agreement, an “Alternative Acquisition Agreement”), or otherwise resolve or agree to do so.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company Board may, and at any time prior to obtaining the Parent Shareholder Approval, the Parent Board may, as applicable, make a Change in Recommendation in response to an unsolicited written bona fide Acquisition Proposal and/or, in the case of the Company, terminate this Agreement pursuant to Section 7.1(h), if and only if: (A) such Acquisition Proposal is not withdrawn and the Company or Parent, as applicable, is not in breach of this Section 5.3; (B) the Company Board or the Parent Board, as applicable, determines in good faith after consultation with such party’s outside legal counsel and financial advisor, (1) that such Acquisition Proposal would, if this Agreement was not amended or an alternative transaction with the other party were not entered into, constitute a Superior Proposal and (2) that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or, in the case of the Company, to cause the Company to terminate this Agreement pursuant to Section 7.1(h), absent revision to the terms of this Agreement as contemplated in clause “(D)” below, would be inconsistent with the Company Board’s fiduciary obligations to the Company’s shareholders or the Parent Board’s fiduciary obligations to Parent’s shareholders, as applicable, under applicable Law; (C) the Company or Parent, as applicable, delivers to the other party a written notice (a “Superior Proposal Notice”) that includes (1) a statement that the Company Board or the Parent Board, as applicable, intends to make a Change in Recommendation and/or, in the case of the Company, terminate this Agreement pursuant to Section 7.1(h) as described above, (2) the identity of the Third Party or group making the Acquisition Proposal and (3) all material terms and conditions of the Acquisition Proposal (including copies of all material documents, relevant proposed agreements, amendments and financing commitments, relating to the proposed Alternative Acquisition Agreement); (D) during the four (4) Business Day period commencing on the date of the other party’s receipt of such Superior Proposal Notice, the Company or Parent, as applicable, shall have made its Representatives reasonably available for the purpose of engaging in negotiations and shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with the other party (to the extent the other party desires to negotiate) regarding a possible amendment of this Agreement or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to constitute a Superior Proposal; (E) after the expiration of the negotiation period described in clause “(D)” above, the Company Board or the Parent Board, as applicable, shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account any amendments to this Agreement proposed in writing by the other party as a result of the negotiations contemplated by clause “(D)” above, that (1) such Acquisition Proposal continues to constitute a Superior Proposal, and (2) the failure to make a Change in Recommendation and/or, in the case of the Company, terminate this Agreement pursuant to Section 7.1(h), would be inconsistent with the Company Board’s fiduciary obligations to the Company’s shareholders or the Parent Board’s fiduciary obligations to Parent’s shareholders, as applicable, under applicable Law; and (F) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Acquisition Proposal, the Company or Parent, as applicable, shall, in each case, have delivered to the other party an additional notice consistent with that described in clause “(C)” above and a new notice period shall commence (except that the four (4) Business Day notice period referred to in clause “(D)” above shall instead be equal to the longer of (1) two (2) Business Days and (2) the period remaining under the notice period under clause “(D)” immediately prior to the delivery of such additional notice under this clause “(F)” during which time the Company or Parent, as applicable, shall be required to comply with the requirements of this Section 5.3 anew with respect to such additional notice).

(e)                                  Each of the Company and Parent agrees that all references to the Company or the Company Board or Parent or the Parent Board, as applicable, in this Section 5.3 shall include such party’s Representatives, all references to the Company and Parent in this Section 5.3, shall include the Company Board and the Parent Board, respectively, and any breach of this Section 5.3 by the Company Board or any Representatives of the Company or the Company Board or by the Parent Board or any Representatives of Parent or the Parent Board will be deemed to be a breach of this Agreement by the Company or Parent, as applicable.

(f)                                   Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board or its Representatives or Parent, the Parent Board or its Representatives, as applicable, from: (i) taking and disclosing to the shareholders of the Company or Parent, as applicable, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, provided that any such disclosure does not contain an express Change in Recommendation; (ii) disclosing to the Company’s shareholders or Parent’s shareholders, as applicable, any factual information regarding the business, financial condition or results of operations of the Company or Parent, as applicable, or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal, in each case, that the Company Board or the Parent Board, as applicable, determines in good faith (after consultation with its outside legal counsel) is required under applicable Law (it being understood that disclosure under this clause (ii) shall not limit or otherwise affect the obligations of the Company or the Company Board or Parent or the Parent Board under this Agreement and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation); or (iii) communicating in writing with any Third Party (or the Representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry to the extent necessary to direct such Third Party to the provisions of this Section 5.3; provided, however, that (A) neither the Company Board nor the Parent Board shall make any Change in Recommendation except in accordance with Section 5.3(d) and (B) any such statement or disclosure made by the Company Board or the Parent Board pursuant to this sentence must be subject to the terms and conditions of this Agreement and that nothing in the foregoing will be deemed to permit a Change in Recommendation except in accordance with Section 5.3.

(g)                                  Each party will, and shall cause each of its Subsidiaries and its and their officers, trustees and directors to, and shall direct its and their other Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Acquisition Proposal.

(h)                                 For purposes of this Section 5.3 and any other applicable terms of this Agreement, when the term Acceptable Confidentiality Agreement, Acquisition Proposal, Acquisition Inquiry or Superior Proposal is used with respect to Parent, references in the definitions of such terms to “the Company” shall be deemed to mean “Parent,” references to the “Company Common Shares” shall be deemed to mean “Parent Common Shares,” references to the “Acquired Companies” or “the Company and its Subsidiaries” shall be deemed to mean “Parent and its Subsidiaries,” references to “the Company Board” shall be deemed to mean “the Parent Board” and references to “the Operating Partnership” shall be deemed to mean “Parent OP.”

Section 5.4                                    Preparation of Form S-4 and Joint Proxy Statement; Shareholder Meetings.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement with respect to the Company Shareholders Meeting and Parent Shareholders Meeting.  Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Mergers and (iii) Parent shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the Parent Common Shares, Parent Series E Preferred Shares and Parent Series F Preferred Shares issuable in the Company Merger on the NYSE.  Parent shall use its reasonable best efforts to have the application for the listing of the Parent Common Shares, Parent Series E Preferred Shares and Parent Series F Preferred Shares issuable in the Company Merger accepted by the NYSE as promptly as practicable following submission.  Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement.  The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any other Government Officials and of any request by the SEC or its staff or any other Government Officials for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4.  Part 5.4(a) of the Company Disclosure Schedule sets forth the allocation of responsibilities among the parties for producing initial drafts of the various sections of the Joint Proxy Statement and the Form S-4.  Parent will use its reasonable best efforts to deliver to the Company an initial draft of the Joint Proxy Statement and the Form S-4 within ten days after the date hereof; provided that the Company has delivered to Parent initial drafts of the sections allocated to the Company on Part 5.4(a) of the Company Disclosure Schedule within a reasonable period of time prior to such time.  The parties will use their reasonable best efforts to cause their respective accountants to deliver initial drafts of the parties’ respective historical and pro forma financial statements necessary for inclusion in the Joint Proxy Statement and the Form S-4 within ten days after the date hereof.  The parties shall use their reasonable best efforts to cause the Joint Proxy Statement and the Form S-4 in preliminary form to be filed with the SEC within 21 days after the date hereof.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response).  Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares or Parent Preferred Shares issuable in connection with the Company Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares or Parent Preferred Shares in the Company Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to the receipt of the Company Shareholder Approval or the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and the shareholders of Parent.  Nothing in this Section 5.4(b) shall limit the obligations of any party under Section 5.4(a).  For purposes of this Section 5.4, any information concerning or related to the Company, its affiliates or the Company

Shareholders Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Shareholders Meeting will be deemed to have been provided by Parent.

(c)                                  As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Organizational Documents, establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting.  The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of the Company and to hold the Company Shareholders Meeting as soon as practicable (but no later than thirty (30) days) after the Form S-4 is declared effective under the Securities Act.  The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, except to the extent that the Company Board shall have made a Change in Recommendation as permitted by Section 5.3(e).  Notwithstanding the foregoing provisions of this Section 5.4(c), if, on a date for which the Company Shareholders Meeting is scheduled, (i) the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, or (ii) to the extent required by applicable Law in order to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the holders of Company Common Shares with a reasonable amount of time in advance of the Company Shareholders Meeting, the Company shall have the right to, and if requested by Parent shall, make one or more successive adjournments of the Company Shareholders Meeting; provided that the Company Shareholders Meeting shall not be adjourned to a date that is more than thirty (30) days after the date for which the Company Shareholders Meeting was originally scheduled (excluding any adjournments required by applicable Law) without Parent’s consent; provided further, that unless required by applicable Law, the Company Shareholders Meeting shall not be adjourned on the date the Company Shareholders Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of Company Common Shares, which have not been withdrawn, such that the Company Shareholder Approval will be obtained at such meeting. Unless this Agreement is terminated in accordance with Section 7.1, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Company Merger to the Company’s shareholders for a vote on the approval thereof.

(d)                                 As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and Parent’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholders Meeting.  Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholders Meeting and to hold the Parent Shareholders Meeting as soon as practicable (but no later than thirty (30) days) after the Form S-4 is declared effective under the Securities Act.  Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, except to the extent that the Parent Board shall have made a Change in Recommendation as permitted by Section 5.3(e).  Notwithstanding the foregoing provisions of this Section 5.4(d), if, on a date for which the Parent Shareholders

Meeting is scheduled, (i) Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, or (ii) to the extent required by applicable Law in order to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the holders of Parent Common Shares with a reasonable amount of time in advance of the Parent Shareholders Meeting, Parent shall have the right to, and if requested by the Company shall, make one or more successive adjournments of the Parent Shareholders Meeting; provided that the Parent Shareholders Meeting shall not be adjourned to a date that is more than thirty (30) days after the date for which the Parent Shareholders Meeting was originally scheduled (excluding any adjournments required by applicable Law) without the Company’s consent; provided further, that unless required by applicable Law, the Parent Shareholders Meeting shall not be adjourned on the date the Parent Shareholders Meeting is scheduled if Parent shall have received proxies in respect of an aggregate number of Parent Common Shares, which have not been withdrawn, such that the Parent Shareholder Approval will be obtained at such meeting.  Unless this Agreement is terminated in accordance with Section 7.1, nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of the Parent Common Shares in the Company Merger to its shareholders for a vote on the approval thereof.

(e)                                  The Company and Parent will use their respective reasonable best efforts to hold the Company Shareholders Meeting and the Parent Shareholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.  Unless required by law, the Company shall not postpone the Company Shareholders Meeting and Parent shall not postpone the Parent Shareholders Meeting, in each case, without the written consent of the other party.

Section 5.5                                    Filings; Other Action.

(a)                                 Each of the Company Parties and the Parent Parties shall: (i) as promptly as practicable make and effect all registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to the Exchange Act and other applicable Law with respect to the Mergers; (ii) use commercially reasonable efforts to obtain all consents and approvals required from Third Parties in connection with the Transactions; and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions, including if necessary the divestiture, hold separate or other disposition of any asset or business of the Parent Parties or the Acquired Companies; provided, however, that (A) without the prior written consent of Parent, in no event shall any Company Party or any of their Affiliates (x) take any action referenced in clause (iii) above relating to the divestiture, holding separate or other disposition of any asset or business of the Parent Parties or the Acquired Companies, or (y) pay any fee, penalty or other consideration, make any commitment or incur any Liability to any Person for any consent or approval in connection with the Transactions and (B) in no event shall any of the Parent Companies or any of their Affiliates be required to pay any fee, penalty or other consideration, make any commitment or incur any Liability to any Person for any consent or approval in connection with the Transactions.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.5 or elsewhere in this Agreement shall require the Parent Companies or any of their Affiliates to take or agree to take any action with respect to themselves or any of their Affiliates, including selling, divesting, conveying, holding separate or otherwise limiting their freedom of action with respect to any assets, rights, products, licenses, businesses, operations or interest therein, of any such Parent Company or Affiliates.  In the event that any party fails to obtain any such consent or approval, the parties shall use commercially reasonable efforts to minimize any adverse effect upon the Company and Parent and their respective Affiliates and business resulting, or which would reasonably be expected to result, after the Partnership Merger Effective Time, from the failure to obtain such consent.

(b)                                 Without limiting the generality of anything contained in Section 5.5(a), subject to applicable Law, each party shall: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of (and provide copies of) any communication to or from any Governmental Entity and keep the other parties reasonably informed regarding any substantive communications to or from a third party, in each case regarding the Mergers or other Transactions.  Each party hereto will have the right to review in advance, and each party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions.  In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted in writing to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c)                                  In the event that any Legal Proceeding is commenced challenging the Mergers or any of the other Transactions and such Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Mergers or the other Transactions, the Parent Parties and the Company Parties shall use reasonable best efforts to resolve any such Legal Proceeding and each of the Parent Parties and the Company Parties shall cooperate with each other and use their respective reasonable best efforts to contest any such Legal Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers or the other Transactions.

Section 5.6                                    Access.  Upon reasonable advance notice, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of its Subsidiaries to, (x) afford the other party’s Representatives reasonable access, during normal business hours throughout the period prior to the Company Merger Effective Time, to all properties, facilities, officers, offices and other facilities, and books and records of the Acquired Companies or the Parent Companies, as applicable, and, during such period, the Company or Parent, as applicable, shall furnish promptly to the other party all readily available information concerning its business, properties, Contracts, assets and liabilities of itself and its Subsidiaries as the other party may reasonably request and (y) permit such inspections as the other party may reasonably require and promptly furnish the other party with such financial and operating data and other information with respect to the business, properties and personnel of itself and each of its Subsidiaries as the other party may reasonably request; provided, however, that the Acquired Companies or the Parent Companies, as applicable, shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company or Parent, as applicable, could: (a) violate any obligation of the Acquired Companies or the Parent Companies, as applicable, with respect to confidentiality, non-disclosure or privacy to a Third Party; (b) jeopardize protections afforded to any of the Acquired Companies or the Parent Companies, as applicable, under the attorney-client privilege or the attorney work product doctrine, and in any such event, the parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements; (c) violate any Law; or (d) materially interfere with the conduct of the business of the Acquired Companies or the Parent Companies, as applicable (provided that the Company or Parent, as applicable, shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (a) through (d)).  No investigation pursuant to this Section 5.6 shall affect or be deemed to qualify, modify or limit any representation or warranty in this Agreement of any party or any condition to the obligations of the parties.  All requests for access pursuant to this Section 5.6 must be directed to the Chief Executive Officer of the Company or Parent, as applicable, or another Person designated in writing by such party.  The Company shall cooperate and participate, as reasonably requested by Parent from time to time and to the extent consistent with applicable Law, in Parent’s efforts to oversee the integration of the parties’ operations in connection with, and taking effect upon consummation of, the Mergers, including providing such reports on operational or financial matters as Parent may reasonably request (including customer billing and other data files for the purpose of system integration and testing as well as compensation and payroll data files for the purpose of payroll system integration and testing with respect to employees of the Acquired Companies).  The Parent Parties, on the one hand, and the Company Parties, on the other hand, shall not, and shall cause their respective Representatives not to, contact any customers, suppliers, vendors, service providers, joint venture partners, lessors, lessees, consultants or lenders of the Company or Parent, as applicable, in connection with the Mergers or any of the other Transactions without the Company’s, or Parent’s, as applicable, prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Company shall use its reasonable best efforts to allow the Parent Parties to communicate with the Acquired Companies’ property managers (including the Company Management Companies), asset managers and accounting staff, provided that any such communication contemplated by the foregoing sentence shall be arranged by the Company and the Company may have a Representative participate in any such communications.

Section 5.7                                    Interim Operations of Merger Sub and Merger OP.  During the period from the date hereof through the earlier of the Company Merger Effective Time or the date of termination of this Agreement, Merger Sub and Merger OP shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 5.8                                    Publicity.  The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and any investor presentation relating to this Agreement shall be prepared by Parent and subject to the consent of the Company (which consent shall not be unreasonably withheld or delayed).  Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) a party may, without the prior consent of the other parties hereto, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of the NYSE if it has provided the other party with a reasonable opportunity to review and comment (and the parties shall cooperate as to the timing and contents of any such press release or public statement) upon any such press release or public statement, (ii) a party will not be obligated to engage in such consultation with respect to communications that are (1) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or (2) relating to a Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, made in accordance with Section 5.3.

Section 5.9                                    Other Employee Benefits.

(a)                                 For a period of not less than twelve (12) months after the Closing Date, Parent shall or shall cause the Surviving Entity to provide to each employee of the Acquired Companies who continues employment with Parent or the Surviving Entity following the Company Merger Effective Time (each, a “Continuing Employee”) with (i) a base salary and annual cash bonus opportunity that are each no less favorable than the base salary and annual cash bonus opportunity, in each case, as provided to such Continuing Employee immediately prior to the Company Merger Effective Time and (ii) other compensation and benefits (including severance benefits, paid-time off and health insurance, but excluding equity-based compensation and long-term incentive compensation and retention bonuses or payments) that are substantially comparable, in the aggregate, to the other compensation and benefits provided to each such Continuing Employee immediately prior to the Company Merger Effective Time.

(b)                                 Parent shall or shall cause the Surviving Entity to ensure that, as of the Partnership Merger Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Entity, as applicable, in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan to the extent that its application would result in a duplication of benefits.  As of the Partnership Merger Effective Time, Parent shall, or shall cause the Surviving Entity to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Partnership Merger Effective Time.  With respect to each health or welfare benefit plan maintained by Parent or the Surviving Entity for the benefit of Continuing Employees, Parent shall, or shall cause the Surviving Entity to, (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) use its reasonable best efforts to cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the

Partnership Merger Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Entity, as applicable, for the plan year in which the Partnership Merger Effective Time occurs.

(c)                                  From and after the Closing Date, Parent shall honor, and shall cause the Surviving Entity and their respective Subsidiaries to honor, in accordance with its terms, (i) each existing (as of immediately prior to the Company Merger Effective Time) employment, change in control, retention, severance and termination protection plan, policy or agreement of or between the Acquired Companies and any current or former officer, trustee, director or employee of that company, in each case as set forth on Part 5.9(c)(i) of the Company Disclosure Schedule, (ii) all obligations in effect as of the Company Merger Effective Time under any equity-based, bonus or compensation deferral plans, programs or agreements of the Acquired Companies or their respective Affiliates and (iii) all vested and accrued benefits under any Company Benefit Plan.  Parent acknowledges and agrees that the Transactions shall constitute a “change in control” for purposes of each Company Benefit Plan that uses such term or a similar term, including without limitation those agreements set forth on Part 5.9(c)(ii) of the Company Disclosure Schedule (the “Specified Agreements”).  Parent shall, and shall cause the Surviving Company to, comply with their respective obligations set forth in Part 5.9(c)(iii) of the Company Disclosure Schedule.  If directed by Parent in writing at least ten (10) Business Days prior to the Company Merger Effective Time, the Company shall terminate any and all Company Benefit Plans intended to satisfy the requirements of Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Company Merger Effective Time.  In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

(d)                                 Nothing in this Section 5.9 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent or the Surviving Entity from amending or terminating any of its benefit plans in accordance their terms, (iii) create a right in any employee to employment with Parent, the Surviving Entity or any of their Affiliates, or (iv) create any third-party beneficiary rights in any employee of any Acquired Company with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Company, the Surviving Entity or any of their Affiliates or under any benefit plan which Parent, the Company, the Surviving Entity or any of their Affiliates may maintain.

Section 5.10                             Indemnification; Directors’ and Officers’ Insurance.

(a)                                 For a period of six (6) years from and after the Partnership Merger Effective Time, Parent shall, or shall cause the Surviving Entity to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Partnership Merger Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy (accurate and complete copies of which have been made available to Parent) on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 5.10(a), neither Parent nor the Surviving Entity shall be obligated to pay an aggregate amount for such insurance policy in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such aggregate amount for such insurance policy would at any time exceed 300% of the Current Premium, then the Surviving Entity shall cause to be maintained policies of insurance that, in the Surviving Entity’s good faith judgment, provide the maximum coverage available at an aggregate amount for such insurance policy equal to 300% of the Current Premium.  Except as set forth on Part 5.10(a) of the Company Disclosure Schedule, prior to the Partnership Merger Effective Time, and in lieu of maintaining insurance policies pursuant to this Section 5.10(a), Parent shall have the option to cause coverage to be extended under the Company’s officers’ and directors’ liability insurance policy by obtaining a “tail” policy or policies, on terms and conditions no less favorable than the Company’s existing officers’ and directors’ liability insurance policy, which provide such Persons currently covered by such policy with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Partnership Merger Effective Time; subject to the limitations set forth in the provisos above in this Section 5.10(a), such “tail” policy or policies shall satisfy the provisions of this Section 5.10(a).  If such prepaid policies have been obtained prior to the Partnership Merger Effective Time, the Surviving Entity shall (and Parent shall cause the Surviving Entity to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)                                 From and after the Partnership Merger Effective Time, each of Parent and the Surviving Entity shall: (i) indemnify and hold harmless each individual who at the Partnership Merger Effective Time is, or at any time prior to the Partnership Merger Effective Time was, a trustee, director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including reasonable fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 5.10(b)), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such trustee, director or officer or an employee or agent of any of the Acquired Companies or otherwise in connection with any action taken or not taken at the request of any of the Acquired Companies at, or at any time prior to, the Partnership Merger Effective Time or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a trustee, director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan) at, or at any time prior to, the Partnership Merger Effective Time, in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened (including any Indemnified Party Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; provided, that Parent and the Surviving Entity shall not be (x) liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) obligated under this Section 5.10(b) to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Legal Proceeding except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such Legal Proceeding; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (1) each indemnification agreement set forth on Part 5.10(b) of the Company Disclosure Schedule and in effect as of the date hereof between the Company and any Indemnified Party; and (2) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Organizational Documents of the Acquired Companies as in effect on the date hereof.  Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 5.10.  Parent’s and the Surviving Entity’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Partnership Merger Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c)                                  If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves the Surviving Entity, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 5.10.

(d)                                 The provisions of this Section 5.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any Organizational Documents, by Contract or otherwise.  The obligations of Parent and the Surviving Entity under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnified Party unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 5.10).  Nothing in this Agreement, including this Section 5.10, is intended to, shall be construed to or shall release, waive or impair any rights to trustees’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11                             Section 16 Matters.  Prior to the Partnership Merger Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of Company Common Shares or Partnership Common Units (including any shares subject to Company Compensatory Awards) by each

Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.12                             Transaction Litigation.  As promptly as reasonably practicable, the Company, on the one hand, and Parent, on the other hand, shall notify the other party, in writing of, and shall give the other party the opportunity to participate in the defense, negotiations and settlement of, any Transaction Litigation brought or, to the Knowledge of the Company or to the Knowledge of Parent, as applicable, threatened in writing, and shall keep the other party reasonably informed with respect to the status thereof and shall give consideration to the other party’s advice with respect to such Transaction Litigation.  The Company shall give Parent and its Representatives, and Parent shall give the Company and its Representatives, as applicable, a reasonable opportunity to review, and shall consider in good faith all reasonable comments, on all material filings or responses to be given to any Third Party or Governmental Entity in connection therewith.  None of the Acquired Companies or the Parent Companies, as applicable, shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation unless Parent or the Company, as applicable, shall have consented in writing (such consent not to be unreasonably conditioned, withheld or delayed).  Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Partnership Merger Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Partnership Merger Effective Time to defend any Transaction Litigation.

Section 5.13                             Financing Cooperation.

(a)                                 Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Financing Commitment on or prior to the Closing Date.  Such actions shall include using reasonable best efforts: (i) to maintain in full force and effect the Debt Financing Commitment in the form provided to the Company on or prior to the date hereof (or as modified in accordance herewith), (ii) to satisfy all conditions precedent to the Debt Financing in the control of Parent Parties and Merger Sub that are expressly required to be satisfied by Parent Parties or Merger Sub and (iii) to negotiate, execute and deliver definitive documents, including a credit agreement and other definitive financing documents as may be reasonably requested by Parent (“Debt Financing Documents”) that reflect the terms contained in the Debt Financing Commitment (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Financing Commitment or any related fee letter), in each case which terms shall not in any respect expand on the conditions to the funding of the Debt Financing at Closing.  Each of Parent and Merger Sub shall not permit or consent to, without the prior consent of the Company, (x) any amendment, supplement or modification to be made to the Debt Financing Commitment (without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed) if such amendment, supplement or modification would (A) expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof, (B) reasonably be expected to materially impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement or (C) reduce the aggregate amount of the Debt Financing (except as set forth in any “flex” provisions existing on the date hereof) to an amount such that Parent is not able to consummate the Closing (collectively, the “Restricted Commitment Amendments”); provided, that subject to the limitations set forth in this Section 5.13, each of Parent and Merger Sub may amend, restate, amend and restate, or otherwise modify the Debt Financing Commitment (1) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof, (2) to implement any “flex” provisions applicable thereto and (3) to amend or agree to other amendments or waivers, (y) any waiver of any remedy against the Debt Financing Sources under the Debt Financing Commitment (other than a condition to funding in favor of the lenders thereunder), or (z) early termination of the Debt Financing Commitment prior to the termination of this Agreement, in each case of the foregoing, in a manner that could reasonably be expected to materially impair, delay or prevent the consummation of the Closing.  For purposes of this Agreement, references to the “Debt Financing Commitment” shall include such document(s) as permitted or required by this Section 5.13 to be amended, modified or waived, in each case from and after such amendment, modification or waiver.  Promptly following any reasonable request of the Company (or its counsel), each of Parent and Merger Sub shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Debt Financing.

(b)                                 Each of Parent and Merger Sub shall promptly notify the Company in writing (i) of any material breach or default by Parent or Merger Sub or any of their respective Affiliates (or, to Parent’s knowledge, the Debt Financing Sources) under the Debt Financing Commitment, (ii) of the receipt by Parent or Merger Sub or any of their respective Affiliates or Representatives of any written notice from the Debt Financing Sources, any lender or any other Person with respect to any actual breach, default or termination of the Debt Financing Commitment that could reasonably be expected to materially impair, delay or prevent the consummation of the Debt Financing contemplated by the Debt Financing Commitment at Closing, (iii) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment, and such failure could reasonably be expected to materially impair, delay or prevent the consummation of the Debt Financing contemplated by the Debt Financing Commitment at Closing and (iv) of the termination or expiration of the Debt Financing Commitment prior to the termination of this Agreement.

(c)                                  In the event that any portion of the Debt Financing becomes unavailable in the manner (including the “flex” conditions) or from the sources contemplated in the Debt Financing Commitment, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange for and obtain as promptly as practicable following the occurrence of any such event, alternative debt financing (the “Alternative Financing”), including from alternative sources on terms and conditions that are not less favorable to Parent (including the “flex” conditions) than those set forth in the Debt Financing Commitment and in an amount sufficient to consummate the transactions contemplated hereby and perform all of its obligations hereunder, it being understood and agreed that if Parent and Merger Sub proceed with any Alternative Financing, each of Parent and Merger Sub shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing.  In the event that Alternative Financing is obtained, each of Parent and Merger Sub shall promptly provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitments”).  If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing” and any reference to “Debt Financing Commitment” shall include the “Alternative Financing Commitment”.

(d)                                 The Company shall use its commercially reasonable efforts to provide to Parent, and shall, upon reasonable advance notice and during normal business hours, use its commercially reasonable efforts to cause the respective officers and employees of the Acquired Companies, and use its commercially reasonable efforts to cause the Representatives of the Company to provide to Parent, all cooperation reasonably requested by Parent that is reasonably required in connection with any debt assumption, any Third Party debt financing or refinancing transaction or underwritten public offering of Parent Common Shares or Parent Preferred Shares for cash that Parent may pursue prior to the Closing Date (collectively, “Financing Activities”), including using commercially reasonable efforts to do the following: (a) furnishing Parent as promptly as reasonably practicable upon request by Parent with all financial statements, financial data and other information regarding the Acquired Companies of the type that would be reasonably required by Regulation S-X or Regulation S-K promulgated under the Securities Act for a public offering of securities of Parent (including for use in Parent’s preparation of pro forma financial statements; provided, that none of the Acquired Companies or any of their respective Affiliates shall be required to prepare any projections, pro forma financial statements or pro forma adjustments); and (b) requesting the Company’s independent accountants to prepare and deliver customary “comfort letters,” dated the date of each final offering document used in connection with any securities offering by Parent (with appropriate bring-down comfort letters delivered on the closing date of any such offering), in compliance with professional standards (including providing “negative assurance” comfort and Statement on Auditing Standards No. 100 review of interim financial statements) and otherwise on terms reasonably acceptable to Parent, as the case may be; provided, however, that none of the Acquired Companies shall be required to provide cooperation under this Section 5.13(d) that: (i) unreasonably interferes with the ongoing business of the Acquired Companies; (ii) causes any covenant, representation or warranty in this Agreement to be breached; (iii) causes any closing condition set forth in Article 6 to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which the any of the Acquired Companies is a party; (iv) requires the Acquired Companies to incur any Liability (including, without limitation, any commitment fees and expense reimbursement) in connection with any Financing Activity prior to the Closing; (v) requires the Acquired Companies or their respective directors, trustees, officers, managers or employees to give any legal opinion or other opinion of counsel or to execute, deliver or enter into, or perform any agreement, document, certificate or instrument (other than with respect to customary “comfort letters”) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing Activities is obtained that is not contingent upon the Closing or that would be effective at or prior to the Partnership Merger Effective Time; (vi) requires the Acquired Companies to provide any information that is prohibited or restricted by applicable Law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product; (vii) requires the Acquired Companies to take any action that is prohibited or restricted by, or will conflict with or violate, its Organizational Documents, or would result in a violation or breach of, or default under, any agreement or Contract to which the Acquired Companies is a party; (viii) results in any officer, trustee or director of the Acquired Companies incurring personal Liability with respect to any matter relating to any Financing Activity or requires any officer, trustee, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, trustee, director or other Representative reasonably believes, in good faith, contains any untrue certifications; or (ix) requires the Acquired Companies or their Representatives, as applicable, to waive or amend any terms of this Agreement.  In no event shall the Company be in breach of this Section 5.13 because of the failure to prepare any financial or other information that is not currently readily available to the Acquired Companies on the date hereof or that is not prepared in the ordinary course of business of the Acquired Companies at the time requested by Parent or for the failure to obtain review of any financial or other information by its accountants. Parent shall keep the Company reasonably informed, on a reasonably current basis, of the status of its efforts to arrange and consummate any Financing Activity.  Parent shall provide the Company with copies of any material definitive documents in respect of any Financing Activity and such other information and documentation regarding any Financing Activity and any syndication efforts, as applicable, as shall be reasonably requested by the Company.  Parent shall promptly, upon request by the Company and, in any event, on the Closing Date, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses paid to Third Parties (including advisor’s fees and expenses) incurred by the Company Parties in connection with the cooperation provided or other action taken by the Company Parties pursuant to this Section 5.13(d) and indemnify and hold harmless the Company, the Company Subsidiaries and their respective officers, directors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any such Financing Activity, any information utilized in connection therewith or any action taken by the Company or any of the Company Subsidiaries pursuant to this Section 5.13(d); provided, however, that the foregoing indemnity shall not apply with respect to any willful or intentional breach of any representation, warranty, covenant or agreement of the Company or any other Acquired Company under this Agreement.  All nonpublic or otherwise confidential information regarding the Acquired Companies obtained by Parent, its Affiliates or their Representatives pursuant to this Section 5.13(d) shall be kept confidential in accordance with the terms of the Confidentiality Agreement.  Notwithstanding the foregoing, the effectiveness of any documentation executed by the Acquired Companies pursuant to this Section 5.13(d) shall be subject to the occurrence of the Partnership Merger Effective Time, and none of the Acquired Companies and any Persons who are trustees or directors of the Acquired Companies shall be required to pass resolutions or consents to approve or authorize the execution of, or execute or deliver, any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, with an effective date prior to the Partnership Merger Effective Time.  Each of the Parent Parties acknowledges and agrees that its obligations under this Agreement to consummate the Transactions, including without limitation the Mergers, shall not be conditioned in any respect on the Parent Parties’ receipt of proceeds from, or any other aspect of, a debt assumption or any Financing Activity referenced in this Section 5.13(d).  Notwithstanding anything to the contrary, the condition precedent set forth in Section 6.2(b), as it applies to the Company’s obligations under this Section 5.13(d), shall be deemed satisfied, unless the Company has materially and willfully breached its obligations under this Section 5.13(d), Parent has provided to the Company written notice of such breach within ten (10) Business Days of first becoming aware of such breach and the Company fails to cure such breach by the earlier of ten (10) Business Days after such notice is provided or five (5) Business Days prior to the End Date.

Section 5.14                             Confidentiality.  Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement.  All information provided by or on behalf of the Acquired Companies or the Parent Companies, as applicable, pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement.

Section 5.15                             Other Transactions; Parent-Approved Transactions.

(a)                                 The Company Parties shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (a) convert or cause the conversion of one or more wholly-owned Subsidiaries of the Company that are organized as corporations into limited liability companies and one or more of its Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more of its wholly-owned Subsidiaries at a price and on such other terms as designated by Parent, (c) exercise any right of the Company or one of its Subsidiaries to terminate or cause to be terminated any Contract to which the Company or one of its wholly-owned Subsidiaries is a party and (d) sell or cause to be sold any of the assets or properties of the Company or one or more of its wholly-owned Subsidiaries at a price and on such other terms as designated by Parent (any action or transaction described in clause (a) through (d), a “Parent-Approved Transaction”); provided, that (i) neither the Company nor any of its Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of its Subsidiaries, (B) any Material Contract or (C) applicable Law, (ii) any such conversions, exercises of any rights of termination or other terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of the Company or its Subsidiaries to incur any liabilities with respect thereto (other than customary and reasonable joinder agreements), shall be contingent upon all of the conditions set forth in Article 6 having been satisfied (or, with respect to Section 6.2, waived) and receipt by the Company of a written notice from Parent to such effect and that the Parent Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including the amount of or timing of payment of the Merger Consideration, (iv) neither the Company nor any of its Subsidiaries shall be required to take any such action that could adversely affect the classification of the Company, or any Company Subsidiary that is classified as a REIT, as a REIT, could subject the Company or any such Subsidiary to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes) or could adversely affect the intended tax treatment of the transactions contemplated by this Agreement as set forth in Section 2.15 and (v) neither the Company nor any of its Subsidiaries shall be required to take any such action that could result in any United States federal, state or local income Tax being imposed on any holder of Partnership Common Units other than the Company or any of its Subsidiaries.  Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing.  Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 5.15. The Company shall not be deemed to have made a Change in Recommendation or entered into or agreed to enter an Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction.  The consummation of any Parent-Approved Transaction shall not constitute consummation of an Acquisition Proposal for purposes of Section 7.3(b)(iii), nor shall any Acquisition Proposal made in respect of a Parent-Approved Transaction constitute an Acquisition Proposal for purposes of Section 7.3(b)(iii).

(b)                                 The Company shall, promptly upon request (but in no event later than five (5) Business Days), execute and deliver such purchase and sale agreements and/or other instruments (including required joinder agreements) pursuant to purchase and sale agreements entered into by Parent prior to the date hereof and as set forth on Part 4.8(b)(x) of the Parent Disclosure Schedule.

(c)                                  After the date hereof, in the event that Parent receives or solicits any inquiry from a Third Party relating to the sale of any Company Real Property, the Company shall reasonably cooperate with Parent in good faith in connection with Parent’s pursuit of any purchase and sale agreements related to such Company Real Property including, promptly upon request, execute and deliver such purchase and sale agreements and/or other instruments (including required joinder agreements) pursuant to such purchase and sale agreements entered into by Parent.

(d)                                 Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in performing their obligations under this Section 5.15, and Parent shall indemnify the Company and its Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of its Subsidiaries arising therefrom (and in the event the Mergers and the other Transactions are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or its Subsidiaries not previously reimbursed).

Section 5.16                             Distribution of REIT Taxable Income.

(a)                                 Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, any of the Company and its Subsidiary REITs may declare and pay a dividend to its shareholders distributing cash in such amounts determined by the Company in good faith and in compliance with this Section 5.16 to be required to be distributed in order for the Company or its Subsidiary REITs to qualify as a REIT for such year and to avoid to the extent reasonably possible the incurrence of income or excise Tax by the Company or its Subsidiary REITs; provided that with respect to the taxable year that includes the Company Merger Effective Time, no distribution shall be permitted under this Section 5.16 for any Subsidiary REIT without the prior written consent of Parent (other than with respect to distributions that are required (after taking into account the Subsidiary REIT’s ability to make a consent dividend pursuant to Section 565 of the Code) in order for a Subsidiary REIT to qualify as a REIT for such year or to avoid to the extent reasonably possible the incurrence of income or excise tax by a Subsidiary REIT where such required distributions cannot reasonably be made after the Closing Date (including through a consent dividend), and any distributions required on any preferred shares of a Subsidiary REIT).  If the Company declares a distribution to its shareholders pursuant to this Section 5.16, the Merger Consideration shall be decreased by an amount equal to such distribution, determined as follows: the reduction in the Merger Consideration shall be effected by (i) reducing the Cash Consideration by an amount equal to the per share amount of the Company’s distribution to its shareholders (the “Company Distribution”) and (ii) by recalculating the Exchange Ratio to be equal to the amount determined by (A) multiplying (1) the Pre-Signing Date Parent Common Share Price by (2) 0.92, and deducting from the product thereof the amount of the Company Distribution and (B) dividing (1) the resulting amount by (2) the Pre-Signing Date Parent Common Share Price to obtain the new Exchange Ratio.  For purposes of clarity, set forth on Part 5.16(a) of the Company Disclosure Schedule is an agreed upon example of the foregoing calculation.

(b)                                 Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, any of Parent and its Subsidiary REITs may declare and pay a dividend to its shareholders distributing cash in such amounts determined by Parent in its sole discretion to be required to be distributed in order for Parent or its Subsidiary REIT to qualify as a REIT for such year and to avoid to the extent reasonably possible the incurrence of income or excise Tax by the Parent or its Subsidiary REIT.

(c)                                  The Company and Parent shall cooperate in good faith to determine whether it is necessary for the Company to declare a dividend under Section 5.16(a) and the amount (if any) of such dividend. Such determination shall be made at least twelve (12) days prior to the Closing Date.

(d)                                 In the event that the Closing Date is to occur prior to the end of the then-current dividend period of Parent, then Parent may declare a dividend to the holders of Parent Common Shares, the record date and payment date (to the extent practicable) for which shall be the close of business on the last Business Day prior to the Closing Date (the “Closing Dividend Date”), subject to funds being legally available therefor.

(i)                                     The per-share dividend amount payable by Parent with respect to the Parent Common Shares shall be an amount equal to the Parent Common Quarterly Dividend, multiplied by a fraction, the numerator of which is the number of days lapsed from the first day of the then-current dividend period through and including the Closing Dividend Date, and the denominator of which is the actual number of days in the calendar quarter in which such dividend is declared.

(ii)                                  Parent OP, as applicable, may make a distribution with respect to its partnership units in order to distribute funds sufficient for the foregoing dividends.

(e)                                  Notwithstanding Section 5.1(b)(i), in the event that the Closing has not occurred on or prior to December 31, 2018, and the failure of the Closing to occur by such date is not primarily attributable to the failure of any of the Company Parties to perform their respective covenants or other obligations under this Agreement, then the Company shall be entitled to pay a dividend on the Closing Dividend Date in accordance with this Section 5.16(e), subject to funds being legally available therefor.

(i)                                     The per-share dividend amount payable by the Company with respect to the Company Common Shares shall be an amount not in excess of $0.90 per Company Common Share, multiplied by a fraction, the numerator of which is the number of days lapsed from and including January 1, 2019, through and including the Closing Dividend Date, and the denominator of which is three hundred sixty-five (365).

(ii)                                  Company OP, as applicable, may make a distribution with respect to its partnership units in order to distribute funds sufficient for the foregoing dividends.

Section 5.17                             Certain Tax Matters.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, the Company shall take such actions as the Company determines are reasonably necessary to ensure that the Company and any Subsidiary REIT (i) will qualify for taxation as a REIT for U.S.  federal income tax purposes for its current taxable year and, if the Closing Date occurs in 2019, its 2019 taxable year, and (ii) will not become liable for U.S.  federal income Tax under Section 857(b) or 4981 of the Code, in each case, subject to Section 5.16 with respect to dividends.  Prior to the Closing Date, the Company shall promptly notify Parent if the Company becomes aware of any issue that it believes would adversely impact the maintenance of the REIT status of the Company and its Subsidiary REITs for the Company’s 2018 taxable year and, if the Closing Date occurs in 2019, the Company’s 2019 taxable year, and cooperate and consult in good faith with Parent with respect thereto.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, Parent shall take such actions as Parent determines are reasonably necessary to ensure that Parent and any Subsidiary REIT (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year and, if the Closing Date occurs in 2019, its 2019 taxable year, and (ii) will not become liable for U.S. federal income Tax under Section 857(b) or 4981 of the Code, in each case, subject to Section 5.16 with respect to dividends.  Prior to the Closing Date, Parent shall promptly notify the Company if Parent becomes aware of any issue that it believes would adversely impact the maintenance of the REIT status of Parent and its Subsidiary REITs for Parent’s 2018 taxable year and, if the Closing Date occurs in 2019, Parent’s 2019 taxable year, and cooperate and consult in good faith with Company with respect thereto.

(c)                                  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by Parent.  Parent and the Company shall cooperate to file or cause to be filed in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes.

(d)                                 On the Closing Date, prior to the Company Merger, the Company shall deliver to Merger Sub a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).  The Operating Partnership shall use its commercially reasonable efforts to obtain and deliver to Merger Sub at or prior to the Partnership Merger a duly executed certificate of non-foreign status, dated as of the Closing Date, from each holder of Operating Partnership Common Units (other than the Company or any Subsidiary of the Company), substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(A) or (B), as applicable, in compliance with Code Sections 1445 and 1446(f); provided, however, that in the event that any such certificate of non-foreign status is not delivered to Merger Sub at or prior to the Partnership Merger, Parent’s remedy shall be limited to withholding pursuant to this Agreement.

(e)                                  Parent and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).

(f)                                   Each of the Parent Parties and Company Parties shall, and shall cause their Affiliates to, use their respective reasonable best efforts (before and, as relevant, after the Company Merger Effective Time) to cause the Company Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Provided the Company shall have received the opinion of counsel referred to in Section 6.3(f) and Parent shall have received the opinion of counsel referred to in Section 6.2(f), each of the Parent Companies and the Acquired Companies shall, and shall cause their Affiliates to, treat the Company Merger as a “reorganization” under Section 368(a) of the Code and no such party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(g)                                  The Company Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 6.2(e) and Section 6.3(f), (ii) deliver to DLA Piper LLP (US) (“DLA Piper”), counsel to the Company, and Hunton Andrews Kurth LLP (“Hunton”), counsel to Parent, or other counsel described in Section 6.2(e) and Section 6.3(e), respectively, a tax representation letter of the Company and each Subsidiary REIT, dated as of the effective date of the Form S-4 and the Closing Date and signed by an officer of the Company and its Subsidiary REIT, in form and substance as set forth in Exhibit B-1, which representations shall be subject to such changes and modifications as may be deemed necessary or appropriate by DLA Piper or Hunton or such other counsel described in Section 6.2(e) and Section 6.3(e), respectively, and shall be reasonably acceptable to and approved by Parent and the Company, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the Company Parties for purposes of rendering the opinions described in Section 6.2(e) and Section 6.3(e), and (iii) deliver to Hunton, counsel to Parent, and Goodwin Procter LLP (“Goodwin”), counsel to the Company, or other counsel described in Section 6.2(f) and Section 6.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company and the Operating Partnership, in form and substance as set forth in Exhibit B-2, which such representations shall be subject to such changes and modifications as may be deemed necessary or appropriate by Hunton or Goodwin, or such other counsel described in Section 6.2(f) and Section 6.3(f), respectively, and shall be reasonably acceptable to and approved by Parent and the Company, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the Company Parties for purposes of rendering the opinions described in Section 6.2(f) and Section 6.3(f).

(h)                                 The Parent Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 6.2(f) and Section 6.3(e), (ii) deliver to Hunton, counsel to Parent, or other counsel described in Section 6.3(e), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date and signed by an officer of Parent and Merger OP, in form and substance as set forth in Exhibit B-3, which such representations shall be subject to such changes and modifications as may be deemed necessary or appropriate by Hunton or such other counsel described in Section 6.3(e), and shall be reasonably acceptable to and approved by Parent and the Company, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the Parent Parties for purposes of rendering the opinions described in Section 6.3(e) and (iii) deliver to Hunton and to Goodwin, or other counsel described in Section 6.2(f) and Section 6.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent and Merger OP, in form and substance as set forth in Exhibit B-4, which such representations shall be subject to such changes and modifications as may be deemed necessary or appropriate by Hunton or Goodwin, or such other counsel described in Section 6.2(f) and Section 6.3(f), respectively, and shall be reasonably acceptable to and approved by Parent and the Company, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the Parent Parties for purposes of rendering the opinions described in Section 6.2(f) and Section 6.3(f).

Section 5.18                             Stock Exchange Delisting; Deregistration.  Prior to the Company Merger Effective Time, the Company and, following the Company Merger Effective Time, Parent and the Surviving Entity, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Shares, Company Series I Preferred Shares and Company Series J Preferred Shares from the NYSE as promptly as practicable after the Company Merger Effective Time and the deregistration of the Company Common Shares, Company Series I Preferred Shares and Company Series J Preferred Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.19                             Takeover Statutes.  Each of the Company Parties and the Parent Parties, as applicable, shall not take any action that would cause the Transactions, including the Mergers, to be subject to requirements imposed by any Takeover Statute.  If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Mergers or any other Transactions, each of the Company and Parent, as applicable, shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.20                             Merger Sub and Merger OP Expenditure.  From the date hereof until the Company Merger Effective Time, Parent shall cause Merger Sub and Merger OP to not expend funds other than in connection with the Mergers and the other Transactions and the payment of related expenses.

Section 5.21                             Voting of Securities.

(a)                                 Parent shall vote all Company Common Shares beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Shareholders Meeting in favor of the Company Merger.  The Company shall vote all Parent Common Shares beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Shareholders Meeting in favor of the Parent Share Issuance.

(b)                                 At or immediately following the execution of this Agreement, Parent, as the sole member of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the MD LLC Act.

Section 5.22                             Parent Preferred Shares.  Prior to the Company Merger Effective Time, Parent shall classify and designate a number of Parent Preferred Shares as Parent Series E Preferred Shares and Parent Series F Preferred Shares sufficient to enable the Parent Parties to satisfy both the Series I Preferred Share Merger Consideration and Series J Preferred Share Merger Consideration, respectively, and Parent shall adopt and file articles supplementary substantially in the form of Exhibit C-1 and Exhibit C-2 attached hereto, setting forth the terms of the Parent Series E Preferred Shares and Parent Series F Preferred Shares.

Section 5.23                             Parent OP Preferred Units.  Prior to the Partnership Merger Effective Time, Parent OP shall adopt an amendment to the Parent OP Agreement substantially in the form of Exhibit D attached hereto, authorizing and setting forth the terms of the Parent OP Series Preferred E Units and Parent OP Series Preferred F Units, to be issued to Parent in exchange for its transfer of the Parent Series E Preferred Shares and the Parent Series F Preferred Shares, respectively, to Parent OP in advance of the Partnership Merger, as described in Section 2.9 hereof.

Section 5.24                             REIT Ownership Waiver.  Prior to the Closing, the Parent Board, in accordance with Section 7.2.7 of the Parent Declaration of Trust and subject to the conditions set forth in this Section 5.24, shall reasonably cooperate to exempt from the ownership limitations set forth therein, any Person to the extent the receipt of the Merger Consideration or Preferred Merger Consideration by such Person would result in such Person owning (constructively or beneficially) in excess of the amount permitted to be owned pursuant to such ownership limitations; provided that any such Person delivers to the Parent Board such representations, covenants and undertakings to ensure that the limited exemption provided to such Person satisfies the requirements of the Parent Declaration of Trust, including the requirement that the exemption not result in the Parent failing to qualify as a REIT, as determined by the Parent Board in its sole discretion.

Section 5.25                             Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Shares, Parent Series E Preferred Shares and Parent Series F Preferred Shares to be issued in the Company Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Company Merger Effective Time.

ARTICLE 6
CONDITIONS TO THE MERGERS

Section 6.1                                    Conditions to the Obligations of Each Party.  The obligation of each party to consummate the Mergers are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by each of Parent and the Company of, at or prior to the Closing, of the following conditions:

(a)                                 each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

(b)                                 no temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal or otherwise restricts or prohibits consummation of the Mergers;

(c)                                  the Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC that has not been withdrawn; and

(d)                                 the Parent Common Shares and Parent Preferred Shares to be issued in the Company Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2                                    Conditions to the Obligations of the Parent Parties.  The obligation of the Parent Parties to consummate the Mergers is subject to the satisfaction, or waiver by Parent, at or prior to Closing, of the following conditions:

(a)                                 (i) the representations and warranties set forth in Section 3.1 (Organization and Good Standing; Subsidiaries), Section 3.3 (Capitalization), Section 3.16 (Authority; Binding Nature of Agreement), Section 3.17 (Vote Required), Section 3.21 (Brokers) and Section 3.23 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of this clause (ii), where the failure of such representations or warranties to be true and correct (except in the case of Section 3.5(b), without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 the Company Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date;

(c)                                  since the date hereof, there shall not have occurred any Company Material Adverse Effect;

(d)                                 Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;

(e)                                  Parent shall have received a tax opinion of DLA Piper (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent), substantially in the form of Exhibit E to this Agreement, dated as of the Closing Date (which such opinion shall be subject to customary assumptions, qualifications and representations, including representations made by the Acquired Companies), to the effect that beginning with its taxable year ended December 31, 2002 and until the Closing, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter described in Section 5.17(g)(ii)).

(f)                                   Parent shall have received the written opinion of Hunton (or other counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit F to this Agreement, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 5.17(g)(iii) and Section 5.17(h)(iii).  The condition set forth in this Section 6.2(f) shall not be waivable after receipt of the Parent Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

Section 6.3                                    Conditions to the Obligations of the Company Parties.  The obligation of the Company Parties to consummate the Mergers is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a)                                 (i) the representations and warranties set forth in Section 4.1 (Organization and Good Standing; Subsidiaries), Section 4.3 (Capitalization), Section 4.16 (Authority; Binding Nature of Agreement), Section 4.17 (Vote Required), Section 4.20 (Brokers) and Section 4.22 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date and (ii) each of the other representations and warranties of the Parent Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of this clause (ii), where the failure of such representations or warranties to be true and correct (except in the case of Section 4.5(b), without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)                                 the Parent Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date;

(c)                                  since the date hereof, there shall not have occurred any Parent Material Adverse Effect;

(d)                                 the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied;

(e)                                  the Company shall have received a tax opinion of Hunton (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit G to this Agreement, dated as of the Closing Date, to the effect that, beginning with the Parent’s taxable year ended December 31, 2009 and ending with its taxable year that includes the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 5.17(g)(ii) and Section 5.17(h)(ii)); and

(f)                                   the Company shall have received the written opinion of Goodwin (or other counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit H to this Agreement, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 5.17(g) (iii) and Section 5.17(h) (iii).  The condition set forth in this Section 6.3(f) shall not be waivable after receipt of the Company Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

Section 6.4                                    Frustration of Closing Conditions.  None of the Parent Parties, on the one hand, nor the Company Parties, on the other hand, may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Mergers if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.

ARTICLE 7
TERMINATION

Section 7.1                                    Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the shareholders of the Company or Parent):

(a)                                 by mutual written agreement of the Company and Parent;

(b)                                 by Parent or the Company upon prior written notice to the other party, if the Closing Date has not occurred on or before March 6, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose (or whose Affiliate’s) material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Mergers to be consummated by the End Date;

(c)                                  by Parent or the Company upon prior written notice to the other party, if any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted if and to the extent required by Section 5.5;

(d)                                 by Parent or the Company upon written notice to the other party, if the Company Shareholder Approval or the Parent Shareholder Approval have not been obtained upon a vote taken at the Company Shareholders Meeting or the Parent Shareholders Meeting, as applicable, or at any adjournment or postponement thereof at which the Company Merger and the Parent Share Issuance, as applicable, have been voted upon;

(e)                                  by Parent, upon written notice to the Company, in the event of a breach by any Company Party of any representation, warranty, covenant or other agreement contained herein such that a condition set forth in Section 6.2 would be incapable of being satisfied by the End Date; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if any Parent Party is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 7.1(f);

(f)                                   by the Company, upon written notice to Parent, in the event of a breach by any Parent Party of any representation, warranty, covenant or other agreement contained herein such that a condition set forth in Section 6.3 would be incapable of being satisfied by the End Date; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(f) if any Company Party is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 7.1(e);

(g)                                  by Parent, upon written notice to the Company, if prior to obtaining the Company Shareholder Approval the Company Board shall have (i) effected a Change in Recommendation or (ii) any Acquired Company enters into any Alternative Acquisition Agreement;

(h)                                 by the Company, upon written notice to Parent, if prior to the Company Shareholder Approval the Company Board shall have effected a Change in Recommendation in respect of a Superior Proposal in accordance with Section 5.3 and the Company Board has approved, and concurrently with such termination, the Company enters into a definitive agreement providing for the implementation of such Superior Proposal, but only if the Company is not then in breach of Section 5.3; provided that such termination shall not be effective until the Company has paid the Company Termination Fee in accordance with Section 7.3(b); or

(i)                                     by the Company, upon written notice to Parent, if prior to obtaining the Parent Shareholder Approval the Parent Board shall have (i) effected a Change in Recommendation or (ii) any Parent Company enters into any Alternative Acquisition Agreement.

Section 7.2                                    Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no further force or effect without Liability of any party (or any Affiliate or Representative of such party) relating to, based on or arising under or out of this Agreement, the Transactions or the subject matter hereof (including the negotiation and performance of this Agreement); provided, however, that the provisions of (i) this Section 7.2, (ii) Section 7.3, (iii) the last sentence of Section 5.6, (iv) Section 5.8, (v) the indemnification provisions of Section 5.13, (vi) Section 5.14 and (vii) Article 8 shall survive any termination hereof pursuant to Section 7.1.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if this Agreement is terminated pursuant to Section 7.1, none of the Parent Parties or the Company Parties shall be relieved or released from any Liabilities or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the Merger Consideration, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its knowing or intentional breach of any provision of this Agreement or fraud, subject only, with respect to any such Liabilities of the Company Parties, to Section 7.3(b) and with respect to any such Liabilities of the Parent Parties, to Section 7.3(c).  For the avoidance of doubt, the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, provided that Merger Sub and Merger OP shall each be treated as if they were a party thereto to the same extent as Parent.  Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 7.2, nothing shall relieve any party for fraud.

Section 7.3                                    Expenses; Termination Fees.

(a)                                 Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such cost or expense, except that Parent shall pay, whether or not the Mergers or any other Transaction is consummated, all costs and expenses incurred in connection with (i) printing, filing and mailing the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement, (ii) any filing with antitrust authorities and (iii) the Exchange Agent.

(b)                                 In the event that:

(i)                                     this Agreement is terminated pursuant to Section 7.1(g);

(ii)                                  this Agreement is terminated pursuant to Section 7.1(h); or

(iii)                               this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(e) and (A) an Acquisition Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and, in the case of a termination pursuant to Section 7.1(d), such Acquisition Proposal or publicly proposed or announced intention shall have been made prior to the Company Shareholders Meeting) and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement in respect of, or consummates, any Acquisition Proposal (provided that for purposes of this subsection (iii), each reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

then the Company shall, as directed by Parent, pay the Company Termination Fee by wire transfer of same-day funds to an account designated by Parent (1) in the case of Section 7.3(b)(i), within two (2) Business Days after such termination, (2) in the case of Section 7.3(b)(ii), prior to or concurrently with the termination of this Agreement pursuant to Section 7.1(h), and (3) in the case of Section 7.3(b)(iii), within two (2) Business Days after the earlier of entry into a definitive agreement in respect of the Acquisition Proposal referred to in clause (B) of Section 7.3(b)(iii), or the consummation of such Acquisition Proposal.

(c)                                  In the event that this Agreement is terminated pursuant to Section 7.1(i), then Parent shall pay the Company the Parent Termination Fee by wire transfer of same-day funds within two (2) Business Days after such termination.

(d)                                 For the avoidance of doubt, any payment made by the Company under Section 7.3(b) or by Parent under Section 7.3(c) shall be payable only once with respect to Section 7.3(b) or Section 7.3(c), as applicable, and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent shall receive full payment of the Company Termination Fee pursuant to Section 7.3(b) or the Company shall receive full payment of the Parent Termination Fee pursuant to Section 7.3(c), the receipt of the Company Termination Fee, on the one hand, or the Parent Termination Fee, on the other hand, as applicable, shall be deemed to be liquidated damages (and not a penalty) in a reasonable amount to compensate such party for any and all losses or damages suffered or incurred by the Parent Parties or any of their respective Affiliates or by the Company Parties or any of their respective Affiliates, as applicable, or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination; the Company Parties or the Parent Parties, as applicable, shall have no further Liability, whether pursuant to a claim at Law or in equity, to the Parent Parties or the Company Parties, as applicable, or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination; and none of the Parent Parties or any of their respective Affiliates or the Company Parties or any of their respective Affiliates, as applicable, or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Acquired Companies or their Affiliates or the Parent Companies or their Affiliates, as applicable, for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee or the Parent Termination Fee, as applicable), any of the Transactions or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee pursuant to Section 7.3(b) or the Parent fails to pay the Parent Termination Fee pursuant to Section 7.3(c) and the Parent Parties or the Company Parties, as applicable, commence and prevail in a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof or for the Parent Termination Fee or any portion thereof, as applicable, then the Company or Parent, as applicable, shall pay the Parent Parties or the Company Parties, as applicable, their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee or the Parent Termination Fee, as applicable, at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

Section 7.4                                    Payment of Amount or Expense.

(a)                                 In the event that Parent is obligated to pay the Company the Parent Termination Fee set forth in Section 7.3, Parent shall pay to the Company from the Parent Termination Fee an amount equal to the lesser of (i) the Parent Termination Fee and (ii) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 7.4(b), (B) an opinion from the Company’s outside counsel as described in Section 7.4(b) or (C) a letter from the Company’s independent certified public accountants indicating that the entire Parent Termination Fee is included in the Company’s income regardless of this Section 7.4(a), an amount equal to the Parent Termination Fee less the amount payable under clause (1) above.  To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee with an escrow agent selected by Parent and on such terms (subject to Section 7.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent.  The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 7.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 7.3 by wire transfer.

(b)                                 The escrow agreement shall provide that the Parent Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, (ii) a letter from the Company’s counsel indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the release of the remainder of the Parent Termination Fee (or portion thereof) from the escrow should not cause the Company to fail to qualify as a REIT, in which case the escrow agent shall release the remainder of the Parent Termination Fee (or portion thereof) to the Company, or (iii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company.  Parent agrees to amend this Section 7.4 at the request of the Company in order to (x) maximize the portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.4(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.4(b).  The escrow agreement shall also provide that any portion of the Parent Termination Fee that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 7.4; provided, any portion of the Parent Termination Fee that remains unpaid as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to Parent.  Parent shall not be a party to such escrow agreement and shall not bear any cost of or have Liability resulting from the escrow agreement.  The Company shall fully indemnify Parent and hold Parent harmless from and against any such cost or Liability.

(c)                                  In the event that the Company is obligated to pay Parent the Company Termination Fee set forth in Section 7.3, the Company shall pay to Parent from the Company Termination Fee an amount equal to the lesser of (i) the Company Termination Fee and (ii) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute Qualifying Income, as determined by Parent’s independent certified public accountants, plus (2) in the event Parent receives either (A) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS described in Section 7.4(d), (B) an opinion from the Parent’s outside counsel as described in Section 7.4(d) or (C) a letter from Parent’s independent certified public accountants indicating that the entire Company Termination Fee is included in Parent’s income regardless of this Section 7.4(c), an amount equal to the Company Termination Fee less the amount payable under clause (1) above.  To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Company Termination Fee with an escrow agent selected by the Company and on such terms (subject to Section 7.4(d)) as shall be mutually agreed upon by Parent, the Company and the escrow agent.  The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 7.4(c) shall be made at the time the Company is obligated to pay Parent such amount pursuant to Section 7.3 by wire transfer.

(d)                                 The escrow agreement shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Parent’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent, (ii) a letter from Parent’s counsel indicating that the Parent’s outside counsel has rendered a legal opinion to the effect that the release of the remainder of the Company Termination Fee (or portion thereof) from the escrow more likely than not would cause Parent to fail to qualify as a REIT, in which case the escrow agent shall release the remainder of the Company Termination Fee (or portion thereof) to Parent, or (iii) a letter from Parent’s counsel indicating that Parent received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee more likely than not would either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent.  The Company agrees to amend this Section 7.4 at the request of Parent in order to (x) maximize the portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Parent’s chances of securing a favorable ruling described in this Section 7.4(d) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.4(d).  The escrow agreement shall also provide that any portion of the Company Termination Fee that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 7.4; provided, any portion of the Company Termination Fee that remains unpaid as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to the Company.  The Company shall not be a party to such escrow agreement and shall not bear any cost of or have Liability resulting from the escrow agreement.  Parent shall fully indemnify the Company and hold the Company harmless from and against any such cost or Liability.

ARTICLE 8
MISCELLANEOUS PROVISIONS

Section 8.1                                    Amendment.  Prior to the Company Merger Effective Time, this Agreement may be amended with the mutual agreement of the Company Parties and the Parent Parties at any time, whether before or after the Company Shareholder Approval or the Parent Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval or the Parent Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, further, that none of Section 7.3(d), Section 8.1, Section 8.4(e), Section 8.5, Section 8.6, Section 8.8 or Section 8.11 or any related definitions used in those Sections shall be amended in any manner that is materially adverse to a Debt Financing Source without its prior written consent.

Section 8.2                                    Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given; provided, however, that after the Company Shareholder Approval or the Parent Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company or Parent, as applicable, without such further approval or adoption.

Section 8.3                                    No Survival of Representations and Warranties.  None of the representations and warranties of the Company Parties or the Parent Parties contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Company Merger Effective Time.

Section 8.4                                    Entire Agreement.  This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) the Parent Parties, on the one hand, and the Company Parties, on the other hand, acknowledge and agree that the Company Parties and the Parent Parties, as applicable, have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 and Article 4 (including the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 and Article 4 (including the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable), and that no employee, agent, advisor or other Representative of the Company Parties, on the one hand, or the Parent Parties, on the other hand, has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, the Parent Parties, on the one hand, and the Company Parties, on the other hand, acknowledge and agree that, except as expressly set forth in this Agreement (i) neither the Company Parties nor the Parent Parties as applicable, nor any of their respective Representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company Parties or the Parent Parties, as applicable, or their respective Affiliates furnished or made available to the Parent Parties or the Company Parties, as applicable, and their respective Representatives, and (ii) neither the Company nor Parent, as applicable, nor any other Person shall be subject to any Liability to the Parent Parties or the Company Parties, as applicable, or any other Person resulting from the Company’s or Parent’s, as applicable, making available to the Parent Parties or the Company Parties, as applicable, use of such information, or any information, documents or material made available to the Parent

Parties or the Company Parties, as applicable, in any due diligence materials provided to the Parent Parties or the Company Parties, as applicable, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) without limiting the foregoing, except as expressly set forth in this Agreement, the Parent Parties, on the one hand, and the Company Parties, on the other hand, acknowledge and agree that the Company Parties and the Parent Parties, as applicable, have not made and are not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to the Parent Parties or the Company Parties, as applicable, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Parties or the Parent Parties, as applicable, or the future business and operations of the Company Parties or the Parent Parties, as applicable; (d) the Company Parties, on the one hand, and the Parent Parties, on the other hand, acknowledge and agree that the Parent Parties and the Company Parties, as applicable, have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 and Article 4, that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 and Article 4, and that no Affiliate or Representative of the Parent Parties or the Company Parties, as applicable, has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; and (e) without limiting the foregoing, the Company Parties, on the one hand, and the Parent Parties, on the other hand, acknowledge and agree that neither the Parent Parties, nor the Company Parties, as applicable, nor any of their respective Representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Parent Parties or the Company Parties, as applicable, or their respective Affiliates furnished or made available to the Company Parties or the Parent Parties, as applicable, and their respective Representatives except as expressly set forth in this Agreement, and neither the Parent, nor the Company, as applicable, nor any other Person shall be subject to any Liability to the Company Parties or the Parent Parties, as applicable, or any other Person resulting from Parent or the Company, as applicable, making available to the Company Parties or the Parent Parties, as applicable, or Company Parties’ or Parent Parties’, as applicable, use of such information, except as expressly set forth in this Agreement.

Section 8.5                                    Applicable Law; Jurisdiction; Wavier of Jury Trial.  This Agreement is made under, and shall be construed and enforced in accordance with, the Laws of the State of Maryland applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of Law, except with respect to matters under the DRULPA relating to the Partnership Merger, which shall be governed by the Laws of the State of Delaware. Each of the parties hereby irrevocably and unconditionally consents to and submits to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”) for any litigation arising out of this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in a Chosen Court and agree not to plead or claim in a Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding in the courts of the State of

Maryland to the Maryland Court’s Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Nothing in this Agreement shall limit or affect the rights of any party to pursue appeals from any judgments or Order of a Chosen Court as provided by Law. Each of the parties agrees that service of process may be made on such party by prepaid certified mail in the manner provided in Section 8.7 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, provided that nothing herein shall limit the right of a party to serve legal process in any other manner permitted by applicable Law. Service made pursuant to the foregoing shall have the same legal force and effect as if served upon such party personally within the State of Maryland. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE, OR THE ACTIONS OF THE PARTIES HERETO OR ANY DEBT FINANCING SOURCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.  NOTWITHSTANDING THE FOREGOING, EACH PARTY HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY PERSON IN ANY ACTION, SUIT OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING COMMITMENTS OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK

Section 8.6                                    Assignability; Parties in Interest.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that, prior to the mailing of the Proxy Statement to the Company’s shareholders, Parent may designate, by written notice to the Company, one or more wholly owned direct or indirect Subsidiaries to be a party to the Mergers in lieu of Merger Sub and/or Merger OP, in which event all references herein to Merger Sub and/or Merger OP shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub and/or Merger OP as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such designation shall not impede or delay the consummation of the Transactions. After the Partnership Merger Effective Time, the Parent Parties may assign their rights under this Agreement to any parties providing secured debt financing for purposes of creating a security interest herein. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to or shall confer on any Person other than the parties hereto or their respective permitted assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except (a) as provided in Section 5.9, which provision shall inure to the benefit of the Indemnified Parties who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein and (b) that the Debt Financing Sources are intended third-party beneficiaries with respect to their rights pursuant to Section 7.3(d), Section 8.1, Section 8.4(e), Section 8.5, this Section 8.6, Section 8.8 and Section 8.11. The parties hereto further agree that the rights of third party beneficiaries under Section 5.9 shall not arise unless and until the Partnership Merger Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 8.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Without limiting the foregoing, no financing source (including, for the avoidance of doubt, no Debt Financing Source) shall have any liability to any Company Party pursuant to the Debt Financing Commitment or any Debt Financing Documents and in no event shall any such financing source be liable to any Company Party for special, consequential, punitive or indirect damages of a tortious nature.

Section 8.7                                    Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in Person or sent by e-mail, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to the Parent Parties or the Surviving Entity, to:

Pebblebrook Hotel Trust

7315 Wisconsin Avenue, Suite 1100 West

Bethesda, Maryland 20814

Attention:  Jon E. Bortz

E-mail:  jbortz@pebblebrookhotels.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

951 E. Byrd Street

Riverfront Plaza, East Tower

Richmond, Virginia 23219

Attention:  David C. Wright

Mark W. Wickersham

Steven M. Haas

E-mail:  dwright@HuntonAK.com

mwickersham@HuntonAK.com

shaas@HuntonAK.com

if to the Company Parties (prior to the Company Merger) to:

LaSalle Hotel Properties

7550 Wisconsin Avenue, 10th Floor

Bethesda, Maryland 20814

Attention:  Michael D. Barnello

President and Chief Executive Officer

E-mail:  mbarnello@lasallehotels.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:  Joseph L.  Johnson III

Andrew H.  Goodman

E-mail:  jjohnson@goodwinlaw.com

agoodman@goodwinlaw.com

and

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, New York 10020

Attention:  Kerry E.  Johnson

E-mail:  kerry.johnson@dlapiper.com

Section 8.8                                    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 8.9                                    Counterparts.  This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10                             Obligation of Parent and the Company.

(a)                                 Parent shall cause Parent OP, Merger Sub and Merger OP to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Parent OP, Merger Sub and Merger OP in accordance with the terms of this Agreement, the Mergers and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Parent OP, Merger Sub and Merger OP of each of their respective covenants, obligations and undertakings required to be performed by Parent OP, Merger Sub and Merger OP under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Parent OP, Merger Sub and Merger OP shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have under this Agreement arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 8.10 to “Merger Sub” shall also include the Surviving Entity following the Company Merger Effective Time and references in this Section 8.10 to “Merger OP” shall also include the Surviving Partnership following the Partnership Merger Effective Time.

(b)                                 The Company shall cause the Operating Partnership to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by the Operating Partnership in accordance with the terms of this Agreement, the Mergers and the other Transactions.  As a material inducement to Parent’s willingness to enter into this Agreement and perform its obligations hereunder, the Company hereby unconditionally guarantees full performance and payment by the Operating Partnership of its covenants, obligations and undertakings required to be performed by the Operating Partnership under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of the Operating Partnership shall also be deemed to be a breach or default of the Company, and the Parent Parties shall have the right, exercisable in their sole discretion, to pursue any and all available remedies they may have arising out of any such breach or nonperformance directly against either or both of Company and the Operating Partnership in the first instance.

Section 8.11                             Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction as set forth in Section 8.5 and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond or other security in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).  The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.11 shall require any party hereto to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance under this Section 8.11 before such party can exercise any termination right under Article 7 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.11 or anything set forth in this Section 8.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available at any time. Notwithstanding anything to the contrary contained in this Agreement, no Company Party shall be entitled to specific performance to cause any Parent Party or any of their respective Affiliates to enforce the terms of the Debt Financing Commitment.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

LASALLE HOTEL PROPERTIES

By:	/s/ Michael D. Barnello
Name: Michael D. Barnello
Title: President and Chief Executive Officer

LASALLE HOTEL OPERATING PARTNERSHIP, L.P., by LASALLE HOTEL PROPERTIES, its general partner

By:	/s/ Michael D. Barnello
Name: Michael D. Barnello
Title: President and Chief Executive Officer

PEBBLEBROOK HOTEL TRUST

By:	/s/ Jon E. Bortz
Name: Jon E. Bortz
Title: Chairman, President & CEO

PEBBLEBROOK HOTEL, L.P., by PEBBLEBROOK HOTEL TRUST, its general partner

By:	/s/ Jon E. Bortz
Name: Jon E. Bortz
Title: Chairman, President & CEO

[Signature Page to Merger Agreement]

PING MERGER SUB, LLC

By:	/s/ Jon E. Bortz
Name: Jon E. Bortz
Title: President & CEO

PING MERGER OP, LP, by PING MERGER OP GP, LLC, its general partner

By:	/s/ Jon E. Bortz
Name: Jon E. Bortz
Title: President & CEO

[Signature Page to Merger Agreement]